UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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United Rentals, Inc.

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UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 23, 2021

Dear Fellow Stockholders:

You are cordially invited to attend this year’s Annual Meeting of Stockholders (the “2021 Annual Meeting”), which will be held on Thursday, May 6, 2021, at 9:00 a.m., Eastern daylight time.

Due to ongoing public health and safety concerns related to the novel coronavirus (COVID-19) pandemic, the 2021 Annual Meeting will be a virtual meeting conducted exclusively online via a live webcast. Please note that there is no in-person meeting this year for you to attend. We expect to hold future meetings of stockholders in-person, absent extenuating circumstances, such as the ongoing impact of COVID-19.

Under U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 23, 2021, we mailed to our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2021 proxy statement and annual report for the fiscal year ended December 31, 2020. The Notice also provides instructions on how to cast your vote and instructions on how to receive, free of charge, a paper copy of the proxy materials by mail.

Details of the business expected to come before the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and proxy statement. Your vote is important. Whether or not you plan to attend the 2021 Annual Meeting, it is important that your shares be represented. Stockholders of record may vote via the Internet or over the telephone via a toll-free number. Stockholders who received a paper copy of the proxy materials by mail may also vote by promptly completing, signing and mailing the enclosed proxy card in the return envelope. While you are encouraged to vote your shares prior to the meeting, the Notice provides information on casting your vote via the Internet during the meeting.

Thank you for your continued support.

Sincerely,

MICHAEL J. KNEELAND	MATTHEW J. FLANNERY
Chairman	President and Chief Executive Officer

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The annual meeting of stockholders of United Rentals, Inc. (the “Annual Meeting”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/URI2021 on Thursday, May 6, 2021 at 9:00 a.m., Eastern daylight time, for the following purposes:

1.	To elect the 11 directors nominated and recommended by the Board of Directors, as named in the accompanying proxy statement;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	To approve our executive compensation on an advisory basis;
4.	To consider a stockholder proposal to improve shareholder written consent; and
5.	To transact such other business, if any, properly brought before the meeting.

The meeting may be adjourned or postponed from time to time. At any reconvened or rescheduled meeting, action with respect to the matters specified in this notice may be taken without further notice to stockholders, except as may be required by our By-Laws. Stockholders of record at the close of business Eastern daylight time on March 9, 2021, are entitled to notice of, and to vote on, all matters at the meeting and any reconvened or rescheduled meeting following any adjournment or postponement.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivering proxy materials and reducing the environmental impact of the Annual Meeting.

March 23, 2021

By Order of the Board of Directors,
JOLI L. GROSS
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Thursday, May 6, 2021. Prior to May 6, 2021, the Notice and Proxy Statement for the 2021 Annual Meeting of Stockholders and the Company’s 2020 Annual Report to Stockholders are available electronically at https://materials.proxyvote.com/911363. These materials are also available at https://www.unitedrentals.com/en/our-company/investor-relations/annual-reports-proxy-statements.

Proxy Statement Summary

This summary highlights information about United Rentals, Inc. (the “Company” or “United Rentals”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for our 2021 annual meeting of stockholders (“Annual Meeting”). This summary does not contain all of the information that you should consider in voting your shares. You should read the entire Proxy Statement carefully before voting.

Voting Matters and Board Recommendations
Proposal		Board Vote Recommendation	Page Reference
Proposal 1 –	Election of Directors	FOR each nominee	14
Proposal 2 –	Ratification of Appointment of Public Accounting Firm	FOR	85
Proposal 3 –	Advisory Approval of Executive Compensation	FOR	87
Proposal 4 –	Stockholder Proposal to Improve Shareholder Written Consent	AGAINST	89

How to Vote	Stockholder of Record (Shares registered in your name with American Stock Transfer & Trust Company)	Street Name Holders (Shares held through a Broker, Bank or Other Nominee)
Via the Internet: Visit the applicable voting website and follow the on-screen instructions:	www.proxyvote.com	Refer to voting instruction form.
By Telephone:	1-800-690-6903	Refer to voting instruction form.
By Mail: To the extent you have requested paper copies of proxy materials, sign, date and return your completed proxy card by mail.
During the Meeting: For instructions on attending the Annual Meeting, please see “Voting—Voting During the Annual Meeting” on page 11.

Board Leadership Structure

Our current Board of Directors (“Board”) leadership structure consists of our non-executive Chairman; Lead Independent Director; and President and Chief Executive Officer (“CEO”). The following is a summary of how the three roles interact and overlap with respect to Board leadership responsibilities:

Non-Executive Chairman Michael Kneeland			Lead Independent Director Bobby Griffin	President and CEO Matthew Flannery
● Presides over Board meetings ● Provides advice and counsel to the CEO ● Focuses on Board oversight and governance matters ● Sets the Board agenda and leads the materials review process

●    Liaison between independent directors and Chairman

●    Acts as an independent resource to the CEO

●    Chairs executive sessions of independent directors

●    Participates in the Board agenda and materials review process

●    Drives business to align with the Board’s overall perspective and the Company’s long-term strategy

●    Implements strategic initiatives

●    Develops robust management team

●    Participates in the Board agenda and materials review process

We believe this structure enables each person to focus on different aspects of Company leadership and reinforces the independence of our Board as a whole. We have had a Lead Independent Director role since May 2019, when Mr. Kneeland, our former CEO, retired and became non-executive Chairman. For additional information about this structure see “Corporate Governance Matters—Board Leadership Structure and Role of Our Lead Independent Director.”

Board Nominees

You are being asked to vote on the following 11 nominees for director. All directors are elected annually by a majority of the votes cast. All nominees meet the New York Stock Exchange (“NYSE”) governance standards for director independence, except for Messrs. Kneeland and Flannery, who are not independent due to their employment (or, in the case of Mr. Kneeland, former employment) with the Company. Information about each director’s experiences, qualifications, attributes and skills can be found beginning on page 15.

Name	Age	Director Since	Principal Occupation	Independent	Current Committee Membership*
José B. Alvarez	58	2009	Faculty, Harvard Business School, Retired Executive Vice President–Global Business Development, Royal Ahold NV	Yes	NC, SC
Marc A. Bruno	49	2018	Chief Operating Officer, U.S. Food & Facilities, Aramark Corporation	Yes	CC, NC
Matthew J. Flannery	56	2019	President and CEO, United Rentals, Inc.	No	SC
Bobby J. Griffin	72	2009	Retired President–International Operations, Ryder System, Inc.	Yes	NC
Kim Harris Jones	61	2018	Retired Senior Vice President and Corporate Controller of Mondelez International	Yes	AC, CC
Terri L. Kelly	59	2018	Retired President and Chief Executive Officer, W. L. Gore & Associates	Yes	CC, NC, SC
Michael J. Kneeland	67	2008	Chairman, United Rentals, Inc. Retired CEO, United Rentals, Inc.	No	N/A
Gracia C. Martore	69	2017	Retired President and Chief Executive Officer, TEGNA Inc., formerly known as Gannett Co., Inc.	Yes	AC, CC, NC
Filippo Passerini	63	2009	Retired Operating Executive in U.S. Buyouts at Carlyle Group	Yes	AC, SC
Donald C. Roof	69	2012	Retired Executive Vice President and Chief Financial Officer, Joy Global Inc. (n/k/a Komatsu Mining Corp.)	Yes	AC, CC
Shiv Singh	43	2017	Senior Vice President and General Manager, Expedia, Inc.	Yes	AC, NC, SC

* AC – Audit Committee; CC – Compensation Committee; NC – Nominating and Corporate Governance Committee; SC – Strategy Committee

Additional Information About Bobby Griffin, Lead Independent Director

Bobby Griffin, our Lead Independent Director, received lower stockholder support at our 2020 stockholders’ meeting than he and our other directors typically receive. The lower support was primarily due to one large stockholder voting against Mr. Griffin because of a policy to vote against lead independent directors that sit on more than three public company boards, and the fact that Mr. Griffin sits on four public company boards, including the Company’s Board.

After consideration of the stockholder feedback, the voting policies of other large Company stockholders and a variety of other considerations summarized below, the disinterested members of the Board’s Nominating and Corporate Governance Committee (the “Disinterested Members”) determined that they were comfortable with Mr. Griffin’s other board commitments and enthusiastically recommended to the Board that Mr. Griffin be re-nominated to the Board for election at the Annual Meeting and continue to serve as the Company’s Lead Independent Director. In making its determination, the Disinterested Members relied on the following:

•     That Mr. Griffin is a retired executive, that he only sits on one committee of the Board, and that he attended all Company Board and committee meetings he was required to attend in 2020 and 2019.

•     That, beyond matters of availability and attendance, Mr. Griffin contributes significantly to the Board’s overall diversity of thought and experience based on his career, skills, expertise, knowledge, contacts and personal attributes, all of which are useful to the effective oversight of the Company’s business. In addition, the experience that Mr. Griffin gains from multiple simultaneous board service positions enables Mr. Griffin to offer a unique perspective. Further, Mr. Griffin has served as a meaningful and reliable resource to management.

•     That Mr. Griffin has effectively led the Board in his role as Lead Independent Director since assuming that role in May 2019, including participating in the Board and committee agenda and material review process and chairing executive sessions of the independent directors of the Board.

For these reasons and as noted elsewhere in this Proxy Statement, the Board recommends that stockholders vote “for” the re-election of Mr. Griffin.

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. Our Board has engaged an independent consulting and search firm since 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications bring further strength to our Board. In particular, the Board’s long-term succession plan is informed by a list of prioritized director competencies which was first developed in 2016 and is routinely reviewed by the Board. The list was last refreshed in late 2019 to reflect the Company’s current strategy. See “Proposal 1” for the current list of prioritized director competencies. As a result of the Board’s refreshment efforts, six long-serving directors did not stand for re-election from 2017 to 2020. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017; Mr. Bruno and Mses. Kelly and Harris Jones joined the Board as new directors in 2018; and Mr. Flannery joined the Board in 2019.

Corporate Governance Highlights

We are committed to the highest standards of ethics, business integrity and corporate governance. We are focused on increasing stockholder value and understand our ethical obligations to our stockholders, employees, customers, suppliers, and the communities in which we operate. Our governance practices are designed to establish and preserve management accountability, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use and accountability of resources, and enhance stockholder value.

Board Independence	Board Performance
• 9 of 11 Nominees are Independent	• Risk Oversight
• Lead Independent Director	• Robust Board Evaluations
• Required Committees are Fully Independent	• Commitment to Board Refreshment and Succession Planning
Other Board and Board Committee Practices	• Focus on Management Succession Planning
• Separate Chairman and CEO	Shareholder Rights
• Annual Election of Directors	• Proxy Access
• No Hedging or Pledging of Company Shares	• Shareholder Right to Call Special Meetings
• Robust Stock Ownership Guidelines	• Shareholder Right to Act by Written Consent
• Authority to Retain Outside Advisors	• No Poison Pill
• Director Retirement Age Policy	• Simple Majority Voting Requirements
• Diverse in Gender, Ethnicity, Experience and Perspective	• Annual Election of All Directors • Majority Voting for Director Elections

Board Oversight of Environmental and Social Matters

Pursuant to its charter, our Board’s Nominating and Corporate Governance Committee (the “N&CG Committee”) is responsible for reviewing and overseeing the Company’s environmental and social policies and practices, and the Company’s policy on political spending. In furtherance of this responsibility, the N&CG Committee engages on environmental and social matters several times a year, including reviewing the Company’s annual corporate responsibility report and reviewing the Company’s health, safety and environmental policy. During 2020, the N&CG Committee’s oversight included, among other items, reviewing and discussing the Company’s climate strategy, including its new environmental stewardship goal announced in October 2020; reviewing the Company’s workforce diversity disclosure; hosting a third party expert for discussion about climate change, the Company’s greenhouse gas program and potential next steps in the Company’s climate change strategy; discussing an overview of the Company’s social practices; and reviewing the Company’s Lobbying Report.

The Board also reviews and oversees certain environmental and social matters. For example, on an annual basis, the Board reviews the Company’s Code of Ethical Conduct and the Company’s Statement on Modern Slavery and Human Trafficking. The Board also reviews workplace diversity on an annual basis and receives monthly updates on diversity metrics.

For additional information see “Environmental and Social Highlights—Environmental and Social Risk Management” and our latest corporate responsibility report available on our website at http://www.unitedrentals.com under the “Company—About Us” tab.

Investor Engagement

We value our investors’ perspective on our business and each year we proactively interact with investors through numerous engagement activities. In 2020, these included our annual stockholder meeting, quarterly earnings calls and various investor conferences and (non-deal) road shows. In addition, at the Board’s request, management continued the momentum from the Company’s prior stockholder outreach programs with another outreach program in 2020, as detailed below. Further, in two separate instances, stockholders engaged directly with members of our Board during 2020.

These engagement activities, and the feedback we receive, are informative and helpful to us in our ongoing effort to increase stockholder value. We welcome additional feedback and our Investor Relations department is the contact point for investor interaction with United Rentals. Additionally, investors may access information about the Company through our website. For questions concerning Investor Relations, please contact Ted Grace, Vice President–Investor Relations, at 203-618-7122.

2020 Stockholder Outreach Program

The purpose of our 2020 Stockholder Outreach Program (our “2020 Outreach Program”) was to engage with our top stockholders about key environmental, social, governance and compensation topics specific to the Company, and about other topics and trends our stockholders wished to discuss with us. For 2020, we expanded our outreach and contacted governance and investment professionals at 22 of our top holders, representing over 50% of total outstanding shares, compared to contacting 14 holders representing 35% of total outstanding shares in 2019. Of the 22 holders contacted in 2020, we had calls with seven holders, representing approximately 14% of total outstanding shares. Notably, four of these seven holders were new to our annual outreach.

Board Engagement with Stockholders

In addition to our 2020 Outreach Program, the N&CG Committee hosted a representative from one of the Company’s largest investors in March 2020 to discuss how that firm is evaluating companies on environmental and social matters and how the Company is performing in these areas. Separately, the Chairperson of our Board’s Compensation Committee participated in a call with an investor to discuss the Company’s executive compensation program and related questions and comments from the investor. As it has done in the past, the Board remains willing to make an independent director available for direct discussion with investors, upon investor request and as appropriate. For information about how to communicate directly with our Board, see “Corporate Governance Matters—Direct Communications with Directors.”

Summary of Feedback from 2020 Engagements

The following is a summary of topics that were discussed during our 2020 engagements and results of feedback.

What Was Discussed	Results

During the calls, we spent a significant amount of time discussing:

•   the Company’s response to the COVID-19 pandemic, especially changes made to the Company’s safety and operational protocols;

•   the Company’s sustainability-related efforts and whether the Company has considered any climate goals;

•   Board oversight of environmental and social risks;

•   the Board’s collective skills and expertise;

•   director over-boarding;

•   workforce diversity and related disclosure;

•   the Company’s existing clawback provisions;

•   performance metrics in our short- and long-term incentive plans; and

•   human capital management.

•   The results of our engagements were reported to the N&CG Committee and Compensation Committee and elevated to the Board, as necessary.

•   Based on feedback, we implemented a standalone and centralized clawback policy, which consolidated and expanded upon the Company’s existing clawback provisions, which is described further in the “CD&A—Other Practices, Policies and Guidelines—Clawback Policy” section of this Proxy Statement.

•   In addition, we added disclosure to this Proxy Statement regarding the Board’s consideration of any director over-boarding concerns from stockholders. We also added disclosure about Board diversity.

•   In our 2019 Corporate Responsibility Report, we announced our first environmental stewardship goal and also added more robust workforce diversity disclosures.

2020 Business Overview

In 2020, our senior management team led the Company’s aggressive response to COVID-19, with the foremost priority being the health and safety of our employees and customers. We quickly determined that COVID-19 required a sweeping response to protect our employees and customers, sustain our operations in North America and Europe, and safeguard the interests of our investors.

Consequently, substantial changes were made to safety and operational protocols at all levels of the business at a time of significant macroeconomic duress. The Company persevered through this period of change by continuing to execute well, maintain its service capacity, mitigate risk and manage its capital structure for financial strength and stability.

This plan was executed by a cross-functional Emergency Operations Center (“EOC”) group of executive leaders and representatives from safety, human resources, legal, environmental, sales, strategic sourcing, operational excellence and security. The EOC structure has ensured a comprehensive approach to decision-making and cohesive communications to over 18,000 employees.

The progress of the Company in 2020 — financially, operationally and culturally — has been a critical source of support for our employees and customers during the pandemic, while continuing to serve our investors.

2020 Key Financial Highlights	2020 Key Human Capital Highlights

•   Delivered total revenue of $8.5 billion, limiting the year-over-year decline to 9%, and reflecting continuity of customer service and an effective used equipment sales strategy

•   Achieved net income margin(1) of 10.4% and adjusted EBITDA margin(1) of 46.1%, limiting the year-over-year declines to 220 and 50 basis points, respectively, and reflecting disciplined cost control. Excluding the impact of debt redemption losses, the year-over-year decline in net income margin was 100 basis points

•   Generated $2.7 billion of net cash from operating activities and $2.4 billion of free cash flow(1)

•   Delivered a return on invested capital (“ROIC”)(2) of 8.9%, well above the Company’s cost of capital

•   Reduced total net debt by $1.9 billion, and lowered the net leverage ratio to 2.4x from 2.6x at year-end 2020 and 2019, respectively

•   Outperformed industrial peers and the S&P 500 Index on stock price performance and total shareholder return

•   Successfully managed the COVID-19 response though cross-functional leadership team

•   Maintained the scale and scope of operations, with no COVID-19-related employee layoffs or involuntary furloughs, while reducing operating costs

•   Achieved high employee engagement through frequent and transparent communications

•   Awarded 2020 merit increases in line with pre-COVID-19 plan

•   Issued recognition awards of 10 shares of Company stock valued at $1,770 to all front-line employees

•   Established consistent COVID-19 hygiene and safety protocols across branches, with location-specific guidelines

•   Implemented contactless drive-up service at branch locations to protect employees and customers

(1)    Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to U.S. generally accepted accounting principles (“GAAP”). Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.

(2)    The Company’s ROIC metric uses after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.

Executive Compensation Overview

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent.
Annual Incentive Compensation Plan (“AICP”)	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability and returns.
Long-Term Incentive Plan (“LTIP”)	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation.

Pay Mix: Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For our named executive officers (“NEOs”), the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole. The significant majority of NEO pay continues to be variable (87% for the current CEO and an average of 77% for our other NEOs, excluding Paul McDonnell who left the Company in September 2020) based upon annual target total direct compensation (“TTDC”) for fiscal year 2020.

Stockholder Support: At the Company’s 2020 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 92% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs, which was consistent with the positive feedback we received in discussions with our stockholders throughout the year. We interpreted this support as affirmation of the structure of our program and our approach to making compensation decisions. As a result, we did not make changes to the initially planned program design for 2020, although subsequent adjustments to the program were made in response to impacts from COVID-19, as discussed in detail in the “CD&A—Executive Summary—The Impact of COVID-19 on Executive Compensation—2020 Annual Incentive Compensation Plan Funding Levels and Results” section of this Proxy Statement. In addition, based on stockholder feedback, the Compensation Committee decided in February 2021 to implement a standalone and centralized clawback policy, which consolidated and expanded upon the Company’s existing provisions, as further described in the “CD&A—Other Practices, Policies and Guidelines—Clawback” section of this Proxy Statement.

Compensation Governance: Our program is built on the foundation of the following best practices and policies:

What We Do	What We Don’t Do

•   Heavy emphasis on variable (“at-risk”) compensation

•   Stock ownership guidelines supported by net share retention requirements

•   Double-trigger equity vesting upon a change in control

•   Clawback policy and anti-hedging and pledging policy

•   Engage an independent compensation consultant

•   Annual risk assessment of compensation practices

•   No significant perquisites

•   No supplemental executive retirement plans

•   No repricing or exchange of underwater options without shareholder approval

•   No option or stock appreciation rights granted below fair market value

•   No tax gross-ups other than for qualified relocation expenses

•   No guaranteed incentive payments

2020 Pay Decisions: The Compensation Committee took the following compensation-related actions for fiscal 2020:

●

Base salaries: During the first quarter of 2020 and prior to the onset of the COVID-19 pandemic, the Compensation Committee determined to increase Mr. Flannery and Ms. Graziano’s base salaries by 11.77% and 8.00%, respectively, to improve their competitive positions relative to the Company’s peer group. Additionally, based on the annual review, each of the other NEOs received a base salary increase of 3%. While the base salary increases were effective April 1, 2020, the decisions about the increases were made and communicated prior to the onset of COVID-19 (which first impacted the Company’s results in mid-March 2020). After due consideration, the Compensation Committee determined to maintain the pre-COVID-19 salary increase decisions for all employees, including the NEOs.

●

The impact of COVID-19 on incentive compensation: Despite the macroeconomic headwinds from COVID-19, our senior management team helped lead the Company to achieve strong financial and operational outcomes in 2020, resulting in partial funding for both the AICP and LTIP based on the performance metric goals that were established pre-COVID-19. After evaluating goal achievement under the pre-established AICP and LTIP performance metric goals, the Committee considered various external and internal factors (including the Company’s 2020 performance against goals in key categories, including: safety, social, stock price, returns, profitability, balance sheet and market share) and determined to use its discretion to:

-

For the AICP: approve an adjusted funding amount of 53.5% of each NEO’s applicable bonus target, which was calculated by giving equal weight to the actual results for EPI(1) and adjusted results for adjusted EBITDA; and provide for an expanded range for individual performance adjustments of 80%-120% of the adjusted funded amount, instead of the typical range of 90%-110%, the application of which varied by executive based on performance results achieved.

-

For the LTIP: formally modify the plan solely with respect to 2020 by changing the weighting of the plan metrics to eliminate the total revenue metric and place 100% emphasis on ROIC, resulting in an earned amount of 57.3% of target.

See “CD&A—Executive Summary—The Impact of COVID-19 on Executive Compensation” for a discussion of the various external and internal factors that the Compensation Committee considered in making its 2020 incentive compensation decisions and additional details about the AICP adjustment and LTIP modification.

For further details about the executive compensation program, please refer to the CD&A starting on page 41 of this Proxy Statement.

________________

(1) EPI is defined on page 43 of this Proxy Statement and is further explained in footnote 1 to the table on page 44.

Company Awards
RECENT AWARDS AND RECOGNITIONS
2020 National Diversity Excellence Award Association of Builders and Contractors	2020 Best of Best - Top Veteran Friendly Companies List U.S. Veterans Magazine
Diversity & Inclusion Excellence Award Associated General Contractors of America	2021 Military Friendly Supplier Diversity Program G.I. Jobs
Award of Excellence – Innovations in Diversity & Inclusion Awards 2020 Profiles in Diversity Journal	2021 Military Friendly Spouse Employer G.I. Jobs
America’s Most Responsible Companies 2021 Newsweek	Proud Sponsor of the United Compassion Fund, an employee-funded 501(c)(3) program for assisting United Rentals employees in need
World’s Best Employers 2020 Forbes	HIREVets Medallion Award Program 2020 Gold Award, Large Employer

#2 Best Overall Investor Relations Team based on professional investors’ responses (Business & Professional Services category);

#2 Best Overall Investor Day

2020-2021 Institutional Investor All-America Rankings

Top Workplaces in Charlotte for 2020 The Charlotte Observer
2021 Military Friendly Company & Top 10 Employer – Gold Award G.I. Jobs	Top Workplaces in Connecticut for 2020 The Hearst Connecticut Media Group

UNITED RENTALS, INC.

100 First Stamford Place, Suite 700

Stamford, Connecticut 06902

March 23, 2021

Proxy Statement

Annual Meeting of Stockholders

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of United Rentals, Inc. (the “Company”) of proxies to be voted at our 2021 annual meeting of stockholders (the “Annual Meeting”) to be held virtually via live webcast on Thursday, May 6, 2021, at 9:00 a.m., Eastern daylight time, at www.virtualshareholdermeeting.com/URI2021, and at any reconvened or rescheduled meeting following any adjournment or postponement.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Internet Availability of Proxy Materials

We are making this Proxy Statement and our 2020 annual report to stockholders available to our stockholders over the Internet. On March 23, 2021, we mailed our stockholders a Notice and Access to Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2020 annual report. Stockholders will be able to access all proxy materials over the Internet free of charge, with such materials being searchable and printable. The Notice also provides instructions on how to vote over the Internet, by telephone or by mail. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of such meeting. However, if you received the Notice by mail and would like to receive a printed copy of our proxy materials, free of charge, please follow the instructions for requesting such materials contained in the Notice.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting (and at any reconvened or rescheduled meeting following any adjournment or postponement) has been established as the close of business, Eastern daylight time, on March 9, 2021.

Voting Securities Outstanding on Record Date

As of the record date, there were 72,330,146 shares of our common stock outstanding and entitled to vote. In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection by appointment with the Company beginning 10 days prior to the Annual Meeting and in electronic form on the day of the Annual Meeting at www.virtualshareholdermeeting.com/URI2021.

Right to Vote

With respect to each matter properly brought before the Annual Meeting, each holder of our common stock as of the record date will be entitled to one vote for each share held on the record date.

Voting

Voting Before the Annual Meeting

If you are a stockholder of record, meaning that you hold your shares in certificate form or through an account with our transfer agent, American Stock Transfer & Trust Company, you have three options to vote before the Annual Meeting:

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VIA THE INTERNET—Visit the website http://www.proxyvote.com and follow the on-screen instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you access the web page and use the information contained therein. The submission of your proxy via the Internet is available 24 hours a day. To be valid, a submission via the Internet must be received by 11:59 p.m., Eastern daylight time, on Wednesday, May 5, 2021.

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BY TELEPHONE—Call 1-800-690-6903 from any touch-tone telephone and follow the instructions. Please be sure to make reference to the Notice or, to the extent applicable, your proxy card when you call and use the information contained therein. The submission of your proxy by telephone is available 24 hours a day. To be valid, a submission by telephone must be received by 11:59 p.m., Eastern daylight time, on Wednesday, May 5, 2021.

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BY MAIL—To the extent you have requested paper copies of the proxy materials, sign, date and return your completed proxy card in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To be valid, a submission by mail must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 5, 2021.

If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card, if applicable) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card prior to the deadlines set forth above, you may vote via the Internet during the Annual Meeting.

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker.

Voting During the Annual Meeting

If you are a stockholder of record, you may attend and vote your shares during the Annual Meeting. You can attend the meeting by accessing www.virtualshareholdermeeting.com/URI2021 and entering the 16-digit control number on the proxy card or Notice you previously received.

If you hold your shares in “street name” (i.e. through an account at a broker or other nominee) and want to attend or vote your shares during the Annual Meeting, please follow the instructions you received from your broker or nominee to obtain your 16-digit control number in advance of the Annual Meeting date.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares before the meeting via the Internet, by telephone or by mail.

Failure to Provide Specific Voting Instructions

If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted as follows:

●	FOR the election of all 11 nominees for director named in “Proposal 1—Election of Directors”
●	FOR “Proposal 2—Ratification of Appointment of Public Accounting Firm”
●	FOR “Proposal 3—Advisory Approval of Executive Compensation”
●	AGAINST “Proposal 4—Stockholder Proposal to Improve Shareholder Written Consent”

If you hold your shares in “street name” through an account with a bank or broker, you will receive voting instructions from your bank or broker. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Annual Meeting. However, some brokers will only vote uninstructed shares in the same proportion as all other shares are voted with respect to a proposal. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, proposals 1, 3 and 4 are each non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Quorum

The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are treated as present for quorum purposes.

Right to Revoke Proxies

If you are a stockholder of record (even if you voted via the Internet, by telephone or by mail), you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time prior to its exercise by (i) sending a written notice of such revocation or change to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary, which notice must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 5, 2021, (ii) voting during the Annual Meeting, (iii) submitting a new proxy via the Internet or by telephone that is received by 11:59 p.m., Eastern daylight time, on Wednesday, May 5, 2021, or (iv) executing and mailing a later-dated proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, which proxy card must be received by 5:00 p.m., Eastern daylight time, on Wednesday, May 5, 2021.

“Street name” stockholders who wish to revoke a proxy already returned on their behalf must direct the institution holding their shares to do so.

Method and Cost of Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic communication or other means. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of $22,500, plus reimbursement of reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for solicitation of proxies.

We will bear all costs associated with soliciting proxies for the Annual Meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokers, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Matters to Be Acted Upon

As discussed in more detail under “Proposal 1—Election of Directors,” each director is required to be elected by a majority of votes cast with respect to such director, i.e., the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions and shares not represented at the meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections if not furnished voting instructions by their client. As a result, broker non-votes will not be treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2—Ratification of Appointment of Public Accounting Firm” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3—Advisory Approval of Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval of the compensation of our named executive officers. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 3 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 3. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the Compensation Committee.

With respect to “Proposal 4—Stockholder Proposal to Improve Shareholder Written Consent,” the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for approval. Abstentions will have the same effect as a vote against this proposal, whereas shares not otherwise represented at the meeting will have no effect on the outcome of this proposal. Brokers are not entitled to vote on Proposal 4 if not furnished voting instructions by their client. As a result, broker non-votes will have no effect on the outcome of Proposal 4. Voting for Proposal 4 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company.

The Board unanimously recommends that you vote:

●	FOR the election of all 11 nominees recommended by the Board;
●	FOR the ratification of the appointment of our public accounting firm;
●	FOR the resolution approving the compensation of our named executive officers on an advisory basis; and
●	AGAINST the stockholder proposal to improve shareholder written consent.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board is currently comprised of the following 11 directors: José B. Alvarez, Marc. A Bruno, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Filippo Passerini, Donald C. Roof and Shiv Singh. All directors were elected annually for one-year terms, which expire at the Annual Meeting.

The Board, upon the recommendation of the N&CG Committee, has nominated all current directors to stand for election at the Annual Meeting: José B. Alvarez, Marc A. Bruno, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Filippo Passerini, Donald C. Roof and Shiv Singh. Each director elected at the Annual Meeting will hold office until our 2022 annual meeting of stockholders (the “2022 Annual Meeting”) and, subject to the resignation policy described below, until such director’s successor is elected and qualified.

Voting

Our By-Laws require a director to be elected by a majority of votes cast with respect to such director in uncontested elections. The number of votes cast “for” a director must exceed the number of votes cast “against” that director. Abstentions and shares not represented at the meeting have no effect on the election of directors. Directors will continue to be elected by a plurality of votes cast in contested elections. A “contested election” takes place at any meeting in respect of which (i) our corporate secretary receives a notice pursuant to our By-Laws that a stockholder intends to nominate a director or directors and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the 10th day preceding the date on which the Company first mails its notice of meeting for such meeting to its stockholders.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law, the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified. However, under our Corporate Governance Guidelines, any director who fails to be elected by a majority vote must offer to tender his or her resignation to the Board on the date of the certification of the election results. The N&CG Committee will then consider the resignation offer and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will accept such resignation unless it determines that the best interests of the Company and its stockholders would not be served in doing so. The Board will act on the N&CG Committee’s recommendation within 90 days from the date of the certification of the election results, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which event the Company will take action as promptly as is practicable while continuing to meet those requirements. The Board will promptly disclose its decision and the rationale behind it in a Form 8-K report furnished to the Securities and Exchange Commission (“SEC”). The director who offers to tender his or her resignation will not participate in the N&CG Committee’s recommendation or in the Board’s decision.

If a nominee who is not already serving as a director is not elected at an Annual Meeting, under Delaware law, that nominee would not be a “holdover director” and the process described above would not apply.

All 11 of the nominees for election at the Annual Meeting are currently serving on the Board. Each person nominated has agreed to continue to serve if elected. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting, then the shares represented by each proxy may be voted for such other person as may be determined by the holders of such proxy.

The Board unanimously recommends a vote FOR the election of each of Mses. Harris Jones, Kelly and Martore and Messrs. Alvarez, Bruno, Flannery, Griffin, Kneeland, Passerini, Roof and Singh to hold office until the 2022 Annual Meeting (designated as Proposal 1) and until such director’s successor is elected and qualified.

Information Concerning Director Nominees and Board Consideration of Director Nominee Experience and Qualifications

In addition to the independence matters described under “Corporate Governance Matters—Director Independence,” the Board and the N&CG Committee considered the specific qualifications, experience, skills, background, judgment and other attributes of the director nominees named herein and concluded that based on the aforementioned factors, and including each director nominee’s demonstrated business acumen, ability to exercise sound judgment, integrity and collegiality, such individuals should serve as directors of the Company. The following is a summary of our director nominees’ aggregate prioritized competencies.

	Number of director nominees possessing each competency
Public Company CEO: current or recently retired CEO of a public company of scale	3
P&L Owner: A President or executive with P&L ownership in a company of scale with experience and a strong ability to think strategically and critically assess and act on opportunities and threats (experience in M&A Integration a plus). Able to develop effective strategies in the context of macroeconomic conditions					8
Financial Acumen & Capital Market Experience: A current or retired (last ten years) CFO, banker or public company qualified financial expert or recently retired audit partner from a big four accounting firm with experience in accounting, reporting, capital allocation, financial markets, M&A and post-merger integration			6
Digital: Executives with a millennial/next generation “futurist” mindset as well as an understanding of social media, e-commerce and leveraging technology platforms for business innovation and transformation	3
Sales & Marketing: A chief marketing officer or other senior executive with experience leading and executing sales & marketing strategies in a business-to-business environment with an industrial business, with preference for those that have developed digital strategies			6
Product Development & Distribution: A current or retired executive with experience in either: (i) designing, developing, and marketing newly-created products and services; or (ii) managing highly complex logistics and supply chains					8
Rental Industry: A current or retired executive from the equipment rental industry (or relevant major customer, OEM, or related industry) with a strong understanding of its operations (including multi-location complexity, logistics, distribution and supply chain) and ideally deep insight into the non-residential construction business		4
Capital Intensive Industry: Experience as a C-level executive (preference for a P&L owner) working in a capital-intensive industry where utilization of capital equipment is a key business driver (e.g. airlines, rental cars); service vs. equipment mentality						9
International Experience: Experience leading (as a P&L owner) a global business and understanding the challenges of entering new markets and navigating local and regional geopolitical sensitivities, especially in Asia and Europe				7

The charts below represent diversity and other characteristics of our 11 director nominees.

* Diverse represents our female directors and ethnically diverse directors.

The following is a summary of the age, period of service as a director, current committee membership, business experience, attributes and skills and other directorships for each director nominee.

José B. Alvarez
Independent Director Age: 58 Director Since: 2009 Board Committees: ● N&CG ● Strategy

BACKGROUND:

Mr. Alvarez has been on the faculty of the Harvard Business School since February 2009. Until December 2008, he was the Executive Vice President—Global Business Development for Royal Ahold NV (“Royal Ahold”), one of the world’s largest grocery retailers. Mr. Alvarez joined Royal Ahold in 2001 and subsequently held several key senior management positions, including President and Chief Executive Officer of the company’s Stop & Shop and Giant-Landover brands. Previously, he served in executive positions at Shaw’s Supermarket, Inc. and American Stores Company.

ATTRIBUTES AND SKILLS:

Mr. Alvarez held several key management positions with Royal Ahold, one of the world’s largest grocery retailers, providing him with business leadership experience in, and valuable knowledge of, the global retail industry. These experiences, together with his other public company directorships and academic credentials as a member of the Harvard Business School faculty, allow him to contribute to the Company and the Board a combination of strategic thinking and industry knowledge with respect to marketing and retailing. Mr. Alvarez holds an MBA degree from the University of Chicago Graduate School of Business and an AB degree from Princeton.

OTHER DIRECTORSHIPS:

Mr. Alvarez also serves as a director of The TJX Companies, Inc. and served previously as a director of Church & Dwight Co., Inc.

Marc A. Bruno
Independent Director Age: 49 Director Since: 2018 Board Committees: ● Compensation ● N&CG

BACKGROUND:

Mr. Bruno has been the Chief Operating Officer, U.S. Food & Facilities for Aramark Corporation (“Aramark”) since 2019. In his current role, Mr. Bruno focuses on driving Aramark’s hospitality culture and growth across the company’s eight U.S. food and facilities businesses. From 2014 to 2019, Mr. Bruno served as Chief Operating Officer, Sports, Leisure, Corrections, Facilities, and K-12 of Aramark, where he directed hospitality, retail merchandise and facility programs for premier sports and entertainment facilities, meeting venues, parks and cultural attractions as well as food and support solutions for healthcare, business dining, college and university, K-12 clients and correctional facilities. Since joining Aramark as a campus hire in 1993, Mr. Bruno has risen through the ranks by serving in a variety of sales and operating roles in the U.S. and internationally. Mr. Bruno also leads Aramark’s Olympic projects, for which the company has served as the dining and catering services provider for 16 Olympic Games. His involvement with the project spans six Olympics, dating back to the 1996 Atlanta Games. In 2010, SportsBusiness Journal named Mr. Bruno to its annual global list of “Forty Under 40,” recognizing the best and brightest young executives in the sports business industry. Mr. Bruno is a graduate of the Cornell University School of Hotel Administration and earned an MBA from the Harvard Business School.

ATTRIBUTES AND SKILLS:

Mr. Bruno has divisional P&L oversight and reports directly to the Chairman and Chief Executive Officer of Aramark. In addition to logistics operations, he has also overseen construction projects at Aramark. Over the course of his career, Mr. Bruno has successfully demonstrated Aramark’s commitment to service excellence and played a vital role in earning new business.

OTHER DIRECTORSHIPS:

Mr. Bruno serves on the board of directors of Special Olympics of Pennsylvania and Alex’s Lemonade Stand Foundation. Previously, Mr. Bruno served on the board of directors of the San Antonio Spurs and Boston University School of Hospitality.

Matthew J. Flannery
Director, President and CEO Age: 56 Director Since: 2019 Board Committees: ● Strategy

BACKGROUND:

Mr. Flannery was appointed to the position of CEO of United Rentals, and was elected as a director of the Company, in May 2019, while remaining as President, a position he has held since March 2018. From April 2012 until March 2018, he was Executive Vice President and Chief Operating Officer of the Company. Mr. Flannery has extensive experience in all areas of the Company’s operations, having previously served as Executive Vice President—Operations and Sales, Senior Vice President—Operations East and in two regional vice president roles in aerial operations. Mr. Flannery has also served as a district manager, district sales manager and branch manager of the Company. Mr. Flannery joined the Company in 1998 as part of the Company’s acquisition of Connecticut-based McClinch Equipment. Mr. Flannery graduated from Hofstra University.

ATTRIBUTES AND SKILLS:

Mr. Flannery has over two decades of sales, management and operations experience in the rental industry, including a number of senior management positions with the Company. He has extensive experience and knowledge in all areas of the Company’s operations and of the competitive environment in which the Company operates. Further, he has demonstrated strategic, operational and financial acumen that the Board believes has been of significant value to the Company.

OTHER DIRECTORSHIPS:

None.

Bobby J. Griffin
Lead Independent Director Age: 72 Director Since: 2009 Board Committees: ● N&CG

BACKGROUND:

Mr. Griffin has served as a director of the Company since January 2009 and was appointed Lead Independent Director in May 2019. From March 2005 to March 2007, Mr. Griffin served as President—International Operations for Ryder System, Inc., a global provider of transportation, logistics and supply chain management solutions. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder, including as executive vice president—international operations from 2003 to March 2005 and executive vice president—global supply chain operations from 2001 to 2003. Prior to

Ryder, Mr. Griffin was an executive at ATE Management and Service Company, Inc., which was acquired by Ryder in 1986.

ATTRIBUTES AND SKILLS:

Mr. Griffin has notable business experience in the areas of transportation, logistics and supply chain management, including extensive international experience, due to his past senior leadership positions with Ryder System, Inc. In addition to these attributes, Mr. Griffin’s public company directorship experience provides a valuable perspective for the Board and the Company.

OTHER DIRECTORSHIPS:

Mr. Griffin also serves as a director of Hanesbrands Inc., WESCO International, Inc. and Atlas Air Worldwide Holdings, Inc. Previously, Mr. Griffin served as a director of Horizon Lines, Inc. from May 2010 until April 2012. The N&CG Committee considered and confirmed that it is comfortable with Mr. Griffin's other board commitments. For details about the N&CG Committee's decision, see "Executive Summary-Additional Information About Bobby Griffin, Lead Independent Director" in this Proxy Statement.

Kim Harris Jones
Independent Director Age: 61 Director Since: 2018 Board Committees: ● Audit ● Compensation

BACKGROUND:

Ms. Harris Jones most recently served as Senior Vice President and Corporate Controller of Mondelez International (“Mondelez”) from 2012 until 2015. She previously served as Senior Vice President and Corporate Controller at Kraft Foods Inc. from 2009 until 2012 before Mondelez was formed by Kraft’s split into two domestic and international publicly-traded corporations. Prior to her time at Kraft, Ms. Harris Jones had a 17-year career at Chrysler LLC, where she started as a Senior Manager, Labor Relations in Benefits Finance then served in a variety of leadership positions, most notably as Senior Vice President and Corporate Controller from 2008 to 2009. Before Chrysler, she spent six years at General Motors. Ms. Harris Jones earned a BBA in accounting and an MBA in finance from the University of Michigan.

ATTRIBUTES AND SKILLS:

Ms. Harris Jones was named to the list of “25 Women to Watch” by CFO Magazine and to the “75 Most Powerful Women in Business” by Black Enterprise Magazine. She is an experienced former finance executive who has spent time in automotive and consumer businesses. More recently, she has accumulated experience as a board director. Ms. Harris Jones has extensive management, financial and business experience at large complex corporations undergoing significant corporate growth and change.

OTHER DIRECTORSHIPS/MEMBER ROLES:

Ms. Harris Jones also serves on the board of directors of TrueBlue, Inc., Fossil Group, Inc., Ethiopian North American Health Professionals Association and the finance committee of the Consortium for Graduate Study in Management and is a member of the Executive Leadership Council.

Terri L. Kelly
Independent Director Age: 59 Director Since: 2018 Board Committees: ● Compensation ● N&CG ● Strategy

BACKGROUND:

Ms. Kelly is the former President and CEO of W.L. Gore & Associates (“Gore”), a highly innovative, privately-held family-owned enterprise with more than $3 billion in annual revenues, serving in this capacity from 2005 to 2018. Gore specializes in advanced materials that are utilized in a wide array of high-value products from GORE-TEX® fabric, implantable medical devices, venting products, and electronic cables. Gore is well known for its unique management philosophy and culture, and is consistently recognized as a top workplace across the globe. Ms. Kelly joined Gore as an Engineer in 1983 and has expertise across multiple industries including consumer products, defense, industrial, medical devices, and pharmbio. As CEO, she led this global organization of close to 10,000 associates with over 45 manufacturing and sales locations. Ms. Kelly graduated summa cum laude from the University of Delaware with a bachelor’s degree in mechanical engineering.

ATTRIBUTES AND SKILLS:

Ms. Kelly has strong business and technical acumen with key competencies in creating a collaborative and empowered work environment to achieve successful business outcomes. She is adept at leading an organization through significant transformation, and evolving the culture and behaviors to meet changing business needs. Ms. Kelly possesses strong organizational and communication skills with experience integrating across multiple functions to maximize success. Her other areas of expertise include new product development, innovation, portfolio management, brand management, associate engagement and leadership development.

OTHER DIRECTORSHIPS/MEMBER ROLES:

Ms. Kelly serves as a Trustee of the Alfred I. duPont Charitable Trust, whose beneficiary is the Nemours Foundation (one of the nation’s leading children’s health systems), and serves as a Trustee for the University of Delaware. Ms. Kelly is also a Supervisory Board member of ASML, a manufacturer of semiconductor equipment based in the Netherlands. She is also a member of the Management Executive Society and the International Women’s Forum. She previously served as a member of the Economic and Advisory Council for the Federal Reserve Bank of Philadelphia.

Michael J. Kneeland
Director and Chairman Age: 67 Director Since: 2008 Board Committees: N/A

BACKGROUND:

Mr. Kneeland became non-executive Chairman of the Board of the Company in May 2019, following his retirement as Company CEO, a position he held since 2008. He has served as a member of the Company’s Board since 2008. From 2008 until March 2018, he also served as President. Previously, he served as interim CEO from 2007 to 2008. Mr. Kneeland joined United Rentals in 1998 as district manager upon the Company’s acquisition of Equipment Supply Company and held a variety of management roles from 1998-2007, including being named as Executive Vice President-Operations in 2003. His more than 35 years of management experience in the equipment rental industry includes key positions in sales and operations with private, public and investor-owned companies, including Free State

Industries, Inc. Mr. Kneeland served as Free State’s president from 1995 until the company was sold to Equipment Supply Company in 1996. From 1996 to 1998, he served as general manager for Rylan Rents d/b/a Free State Industries, a division of Equipment Supply. At the time it was acquired by United Rentals, Equipment Supply was the largest aerial equipment rental company in North America.

ATTRIBUTES AND SKILLS:

Mr. Kneeland served in a variety of positions in the equipment rental industry for over 35 years, including a number of senior management positions with the Company, as well as Free State Industries, Inc. and Equipment Supply Company. He has extensive experience and knowledge of the competitive environment in which the Company operates. Further, he has demonstrated strategic and operational acumen that the Board believes has been of significant value to the Company.

OTHER DIRECTORSHIPS:

In 2020, Mr. Kneeland was appointed to serve as non-executive chairman of the board of directors of Maxim Crane, a private company. In 2019, he was appointed to serve on the boards of directors of Brinks Home Security, a leader in the smart-home technology and security industries, and America Tire Distributors, one of the largest independent suppliers of tires, wheels and supplies to the automotive market. Since 2017, Mr. Kneeland has also served on the board of directors of Anticimex Group, a private pest-control company with headquarters in Stockholm, Sweden. In 2015, he was designated Co-Chair, Transportation Stakeholder Alliance (The Business Council of Fairfield County) and was also appointed to the National Advisory Board for the Johns Hopkins Berman Institute of Bioethics. Mr. Kneeland served on the board of directors of YRC Worldwide, Inc., a leading provider of transportation and global logistics services, from 2011 to 2019.

Gracia C. Martore
Independent Director Age: 69 Director Since: 2017 Board Committees: ● Audit ● Compensation ● N&CG

BACKGROUND:

Ms. Martore most recently served as President and Chief Executive Officer and director of TEGNA Inc. (“TEGNA”), formerly known as Gannett Co., Inc., a role she held from October 2011 until June 2017. Prior to that and beginning in 1985, Ms. Martore served in various other management positions with TEGNA, including as President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. Prior to TEGNA, Ms. Martore worked for 12 years in the banking industry. Ms. Martore graduated from Wellesley College. While there, she was named a Wellesley Scholar for academic excellence.

ATTRIBUTES AND SKILLS:

Ms. Martore has financial expertise, broad business experience and extensive management, leadership, operational and transformation expertise as a result of her 32 years of experience in a variety of senior leadership roles at TEGNA. She was a driving force in growing Gannett, the nation’s largest local media company, which doubled its broadcast portfolio under her leadership. She also led the separation of Gannett into two publicly traded companies. Ms. Martore has won numerous business and industry honors for her leadership, including receiving the CEO Lifetime Achievement Award from the Washington Business Journal, being named as one of “50 Most

Powerful Women in Business” by Fortune Magazine for three consecutive years, being named to Forbes’ “100 Most Powerful Women” list, as well as being named by Institutional Investor magazine as one of the Best CFO’s in America and Best CFO in America in the publishing and advertising agencies category for three consecutive years. Ms. Martore’s background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded company provide her with leadership, business, financial, governance and cybersecurity skills that will benefit the Company and the Board.

OTHER DIRECTORSHIPS:

Ms. Martore is also a director of Omnicom Group, Inc. and WestRock Company. She also serves on the board of The Associated Press, FM Global and Learning Tree International (a company whose shares previously traded over-the-counter until 2018 when it terminated its registration under the Exchange Act). Ms. Martore previously served as a director of TEGNA and served on the Board of Trustees of Wellesley College.

Filippo Passerini
Independent Director Age: 63 Director Since: 2009 Board Committees: ● Audit ● Strategy

BACKGROUND:

Mr. Passerini most recently served as Operating Executive in U.S. Buyouts at Carlyle Group, a role he held from June 2015 until May 2019. Prior to joining Carlyle Group, he served as Procter & Gamble (“P&G”) Company’s Group President, Global Business Services (GBS) and Chief Information Officer, positions he held since February 2008 and July 2004, respectively. Mr. Passerini joined P&G, a leading multinational manufacturer of consumer goods, in 1981 and held executive positions in the United Kingdom, Greece, Italy, Turkey, Latin America and the United States. On behalf of the P&G organization, he oversaw service operations in 70 countries and led the integration of P&G’s IT and services groups to form GBS, one of the largest and most progressive shared services organizations in the world.

ATTRIBUTES AND SKILLS:

Mr. Passerini has gained significant global business and leadership experience in the consumer goods industry as well as valuable knowledge of technology and the global retail industry through his various senior level positions with P&G, including Chief Information Officer, for more than 33 years. Mr. Passerini brings a very strong blend of business, technology, cybersecurity and operations expertise. He has particular strength with international operations, which he acquired through his previous executive positions in the United Kingdom, Greece, Italy, Latin America and Turkey. He is a member of the CIO Hall of Fame and has received numerous awards, including: the inaugural Fisher-Hopper Prize for Lifetime Achievement in CIO Leadership; Shared Service Thought Leader of the Year; and InformationWeek’s Chief of the Year. He is a native of Rome, Italy and holds a degree in Operations Research from the University of Rome.

OTHER DIRECTORSHIPS:

Mr. Passerini is a director of Integer Holdings Corporation (formerly Greatbatch, Inc.) and previously served as a director of ABM Industries.

Donald C. Roof
Independent Director Age: 69 Director Since: 2012 Board Committees: ● Audit ● Compensation

BACKGROUND:

Mr. Roof became a director of the Company on April 30, 2012, in connection with the acquisition of RSC Holdings Inc. (“RSC”). Mr. Roof served as a director of RSC and RSC Equipment Rental from August 2007 to April 2012. Mr. Roof served as Executive Vice President and Chief Financial Officer of Joy Global Inc. (n/k/a Komatsu Mining Corp.) (“Joy”), a worldwide manufacturer of mining equipment, from 2001 to 2007. Prior to joining Joy, Mr. Roof served as President and Chief Executive Officer of American Tire Distributors/Heafner Tire Group, Inc. from 1999 to 2001 and as Chief Financial Officer from 1997 to 1999.

ATTRIBUTES AND SKILLS:

Mr. Roof has significant experience in finance and accounting, general management, business development and strategic planning, board experience/governance, and other functions, including merchandising and distribution as evidenced by his over 35 years of experience serving in executive positions ranging from President/CEO to Executive Vice President/CFO with an international manufacturer of mining equipment and a distributor and retailer of tires and related products, as well as his years of experience serving on the board of directors and audit committees of other public companies. Mr. Roof had significant experience during his career in capital raising, mergers and acquisitions, and operating in highly-leveraged situations.

OTHER DIRECTORSHIPS:

Mr. Roof has previously served on the board of directors and audit committee of two additional NYSE companies, Accuride Corporation from March 2005 through January 2010, and Fansteel, Inc. from September 2000 through March 2003.

Shiv Singh
Independent Director Age: 43 Director Since: 2017 Board Committees: ● Audit ● N&CG ● Strategy

BACKGROUND:

Mr. Singh has served as Senior Vice President and General Manager at Expedia Group, Inc. since December 2020. From 2019 to 2020, Mr. Singh served as Chief Marketing Officer of Eargo, Inc. From 2013 to 2018, Mr. Singh, served as a senior vice president in various innovation, digital and marketing positions at Visa Inc. (“Visa”), where he was responsible for driving the go-to-market strategy for some of the company’s most disruptive products and innovations, launching the Visa brand and communications platform, driving Visa’s digital marketing transformation including the re-imagination of Visa.com across 120 countries, managing global media partnerships and leading marketing innovation programs. Prior to joining Visa, Mr. Singh was the Global Head of Digital at PepsiCo Beverages, responsible for all digital engagement in paid, owned, and social media across consumer marketing, shopper marketing, and food service marketing. From 1999 to 2010, Mr. Singh served in various positions at Razorfish, most recently as VP and Global Social Media Lead. Mr. Singh is a graduate of Babson College and earned his master’s degree from the London School of Economics & Political Science.

ATTRIBUTES AND SKILLS:

Mr. Singh has significant experience in marketing, innovation, strategy and general management. Mr. Singh has received various industry awards, including being inducted into the American Advertising Federation Hall of Achievement in November 2016, being recognized by AdWeek as a Top 50 marketer in 2015 and being recognized by Ad Age as a 2009 Media Maven. Mr. Singh is also co-author of the books “Savvy – Navigating Fake Companies, Fake Leaders & Fake News in the Post Trust Era” and “Social Media Marketing for Dummies.” He has also written for the Harvard Business Review online, Ad Age magazine, The Huffington Post and other publications. Collectively, Mr. Singh’s experiences will allow him to contribute to the Board and provide the Company a fresh and valuable perspective on marketing, innovation, cybersecurity and related matters.

OTHER DIRECTORSHIPS:

None.

EXECUTIVE OFFICERS

General

The tables below identify, and provide certain information concerning, our current executive officers other than our current President and CEO, whose information is included above.

Dale A. Asplund
Executive Vice President and Chief Operating Officer Age: 53 Current Position Since: 2019 With Company Since: 1998

Mr. Asplund was promoted to Executive Vice President and Chief Operating Officer in May 2019, after previously serving as Executive Vice President—Business Services and Chief Information Officer since January 2017. He previously served as Senior Vice President—Business Services and Chief Information Officer since April 2012 and Senior Vice President—Business Services since 2011. Since joining the Company in 1998, he has held various senior positions that included responsibility for supply chain, fleet management and shared services. Mr. Asplund previously worked for United Waste Systems, Inc. as a divisional manager.

Jessica T. Graziano
Executive Vice President and Chief Financial Officer Age: 48 Current Position Since: 2018 With Company Since: 2014

Ms. Graziano was promoted to Executive Vice President and Chief Financial Officer in October 2018, after previously serving as Senior Vice President—Controller and Principal Accounting Officer since March 2017, with responsibility for oversight of the Company’s accounting, insurance and financial planning and analysis departments. From joining the Company in December 2014 to March 2017, she was Vice President—Controller and Principal Accounting Officer. Before joining the Company, Ms. Graziano served as senior vice president—chief accounting officer, corporate controller and treasurer of Revlon, Inc. since April 2013. Prior to that, she served as Revlon’s senior vice president—global operations finance from December 2010 through March 2013 and as Revlon’s vice president and controller—U.S. customer finance from July 2009 to December 2010. Prior to Revlon, Ms. Graziano held other financial positions with UST Inc. (Altria Group) and KPMG LLP. Ms. Graziano holds a Bachelor’s degree from Villanova in Accountancy and an MBA in Finance from Fairfield University and is a certified public accountant.

Craig A. Pintoff
Executive Vice President—Chief Administrative and Legal Officer Age: 51 Current Position Since: 2017 With Company Since: 2003

Mr. Pintoff was promoted to Executive Vice President—Chief Administrative and Legal Officer in March 2017, with responsibility for leading the Company’s legal and human resources functions, after previously serving as Senior Vice President, General Counsel and Human Resources since January 2016. Mr. Pintoff has led the United Rentals human resources team since 2005, first as Vice President, then, from April 2011 to March 2017, as Senior Vice President, and since March 2017, as Executive Vice President. He joined United Rentals in 2003 as Director-Legal Affairs. Prior to joining the Company, Mr. Pintoff was chief benefits and employment counsel for Crompton Corporation in Connecticut. Previously, he was an attorney for White & Case LLP in Manhattan. Mr. Pintoff holds a Juris Doctor from Columbia Law School and an LL.M. from New York University School of Law.

Jeffrey J. Fenton
Senior Vice President—Business Development Age: 64 Current Position Since: 2012 With Company Since: 2012

Mr. Fenton joined the Company as Senior Vice President—Business Development of United Rentals in 2012. Prior to joining the Company, he was a Principal of Devonshire Advisors LLC for nine years, and held senior executive and board positions with BlueLinx Holdings Inc., Global MotorSports Group, Transamerica Trailer Leasing and Maxim Crane Works Holdings, Inc. During his over 20 years with General Electric, he served in numerous positions culminating in chief executive officer of GE Capital Modular Space and was an officer of GE Capital. Mr. Fenton is also a director of Steel Connect, Inc. (formerly known as ModusLink Global Solutions, Inc.).

Andrew B. Limoges
Vice President, Controller and Principal Accounting Officer Age: 39 Current Position Since: 2018 With Company Since: 2017

Mr. Limoges was promoted to Vice President—Controller and Principal Accounting Officer in October 2018, after previously serving as Director of Accounting and Finance since joining the Company in April 2017. Prior to joining the Company, Mr. Limoges was group controller of DMGT US from August 2016 to April 2017 and worked within the financial audit practice of Ernst & Young from July 2003 to July 2016, where he led teams that served a wide variety of public and private companies. Mr. Limoges, who is a certified public accountant, received a degree in business administration from the University of Vermont.

BOARD MATTERS

General

Our Board is currently comprised of the following 11 directors: José B. Alvarez, Marc A. Bruno, Matthew J. Flannery, Bobby J. Griffin, Kim Harris Jones, Terri L. Kelly, Michael J. Kneeland, Gracia C. Martore, Filippo Passerini, Donald C. Roof and Shiv Singh. The Board, upon the recommendation of the N&CG Committee, has nominated all of the current directors to stand for re-election. All directors will be elected annually for one-year terms.

Meetings of the Board and its Committees

During 2020, the Board met 9 times. During 2020, each then-current member of the Board attended 100% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee, except for one director who attended 95% of the aggregate of (x) the total number of Board meetings held during the period for which he was a director and (y) the total number of meetings of each committee of the Board on which he served during the period for which he was on the committee.

Committees of the Board

The following table summarizes the current composition (as of March 23, 2021) of the four current standing committees of the Board: the Audit Committee, the Compensation Committee, the N&CG Committee, and the Strategy Committee. Our Chairman is not a member of any of the Board’s standing committees. However, the Chairman usually attends meetings of the Board’s committees, as all directors are invited.

	Audit Committee	Compensation Committee	N&CG Committee	Strategy Committee
José B. Alvarez			Chairperson	X
Marc A. Bruno		X	X
Matthew J. Flannery				X
Bobby J. Griffin			X
Kim Harris Jones	X	X
Terri L. Kelly		X	X	Chairperson
Gracia C. Martore	X	Chairperson	X
Filippo Passerini	X			X
Donald C. Roof	Chairperson	X
Shiv Singh	X		X	X

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries or had any relationship with the Company requiring disclosure as a related party transaction under applicable rules of the SEC. During fiscal year 2020, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.

Audit Committee

We have a separately-designated Audit Committee established in accordance with the Exchange Act. The Audit Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Audit Committee is to:

●

assist the Board in monitoring (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements;

●

assist the Board in overseeing (i) the process by which management identifies and assesses the Company’s exposure to risk, including, but not limited to, financial risk and cybersecurity risk, and (ii) the Company’s risk management infrastructure; and

●

prepare the report required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement and any other reports that the rules and regulations of the SEC may require of a company’s audit committee.

The Audit Committee also has the sole authority to appoint or replace the independent registered public accounting firm (subject to stockholder ratification) and to approve compensation arrangements for the independent registered public accounting firm.

The current members of the Audit Committee are shown in the table on page 26. Each member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each of Mr. Roof and Mses. Harris Jones and Martore qualifies as an “audit committee financial expert” as defined by the SEC and has “accounting or related financial management expertise” within the meaning of the corporate governance standards of the NYSE, and that each member of the Audit Committee is financially literate within the meaning of the corporate governance standards of the NYSE.

In 2020, the Audit Committee met 7 times.

Compensation Committee

The Compensation Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Compensation Committee is to:

●

aid the Board in discharging its responsibilities relating to (i) oversight of executive officer and director compensation, (ii) development of compensation policies that support the Company’s business goals and objectives, and (iii) oversight of the relationship between risk management policies and practices, corporate strategy and senior executive compensation; and

●

prepare and furnish the annual Compensation Committee Report for inclusion in the Company’s annual proxy statement in accordance with the applicable rules and regulations of the SEC and assist management in the preparation of the Compensation Discussion and Analysis.

For additional information concerning the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

The current members of the Compensation Committee are shown in the table on page 26. Each member of the Compensation Committee meets the independence requirements of the NYSE. In addition, each member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The Compensation Committee may select and retain outside compensation consultants to advise with respect to director, CEO or executive officer compensation; it may also terminate engagements with outside compensation consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting and other advisors. Although the Company pays for any compensation consultant, the Compensation Committee, in its sole discretion, approves the fees and other terms related to the consultant’s engagement. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee may delegate all or any portion of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee.

In 2020, the Compensation Committee met 7 times.

N&CG Committee

The N&CG Committee operates pursuant to a charter that complies with the corporate governance standards of the NYSE. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the N&CG Committee is to:

●	develop and periodically review criteria for evaluating prospective candidates to the Board (or its committees) and identify and recommend such candidates to the Board;
●	take a leadership role in shaping the corporate governance of the Company and developing the Company’s Corporate Governance Guidelines;
●	coordinate and oversee the evaluation processes for the Board and management which are required by the Company’s Corporate Governance Guidelines;
●

oversee the Company’s environmental, social and governance policies and practices, including review of related metrics, and current and emerging trends that may affect the Company’s business activities, performance or reputation; and

●	oversee the Company’s policy on political spending practices.

For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the N&CG Committee are shown in the table on page 26. Each member of the N&CG Committee meets the independence requirements of the NYSE.

In 2020, the N&CG Committee met 5 times.

Strategy Committee

The Strategy Committee assists management and the Board in overseeing the development and implementation of the Company’s corporate strategy. You can access the Strategy Committee’s charter on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

The general purpose of the Strategy Committee is to:

●	identify and set strategic goals and develop and refine an overall corporate strategy to meet and/or achieve such goal;
●

identify significant opportunities and challenges, including potential mergers and acquisitions, competition in the industry, regulatory considerations, changes in economic and market conditions and emerging trends, particularly with respect to disruptive technology and products; and

●	assess the Company’s performance with respect to strategy execution and implementation as well as regularly provide feedback to management and the Board.

The current members of the Strategy Committee are shown in the table on page 26.

In 2020, the Strategy Committee met 4 times.

Risk Oversight

The Board has overall responsibility for risk oversight, including, as a part of regular Board and committee meetings, general oversight of the way the Company’s executives manage risk. A fundamental part of risk oversight is not only understanding the material risks the Company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Our Board’s involvement in reviewing our business strategy is integral to the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for the Company. As part of its risk oversight responsibility, the Board regularly covers legal and regulatory matters; finance; compensation; cybersecurity; and climate, environmental, health and safety concerns, among others. The Board has also empowered its committees with risk oversight responsibilities as noted below.

The Audit Committee shares responsibility for risk management with senior management and the Company’s Enterprise Risk Management Council (the “ERM Council”), which is comprised of senior representatives from field operations and from each of the primary corporate functions. Risks are initially identified by each department and then communicated to senior management and the ERM Council for the development of appropriate risk management programs and policies which are subsequently implemented at the department or other appropriate level within the Company. The Audit Committee oversees the process by which management identifies and assesses the Company’s exposure to risk (including, but not limited to, financial risk and cybersecurity risk), and helps ensure that the risk management infrastructure established by management is capable of managing those risks. In addition, the Audit Committee periodically reviews and assesses critical risk management policies and infrastructure implemented by management and recommends improvements where appropriate. The Audit Committee coordinates communications regarding risk among the various Board committees and keeps risk on both the full Board’s and management’s agenda on a regular basis.

The Compensation Committee has responsibility for reviewing incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and oversees the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

The N&CG Committee has responsibility for reviewing the Company’s environmental, social and governance policies and practices, including review of related risks and current and emerging trends that may affect the Company’s business activities, performance or reputation.

In addition to the work done by the Compensation Committee, Audit Committee, ERM Council and senior management, the Company’s Internal Audit department conducts an annual risk assessment. Such assessment consists of reviewing the risks identified by the Audit Committee and the ERM Council, as well as risks identified during the prior year’s risk assessment and the audit work performed during the year. In addition, the Internal Audit department collaborates with the ERM Council to identify discrete risks and common risk themes to be considered in developing the internal audit plan.

The Board, Audit Committee, ERM Council and senior management devote significant resources to cybersecurity and risk management processes to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. This includes, but is not limited to, taking steps to reduce the potential for fraud and service disruptions. The Company has been focused on, among other matters, expanding investments in information technology security, expanding end-user training, using layered defenses, identifying and protecting critical assets, and engaging experts. We also continuously test defenses by performing simulations and drills at both a technical and management level. Further, we conduct external assessments of our cybersecurity capabilities annually. These tests and assessments are useful tools for ensuring that we maintain a robust cybersecurity program to protect our investors, customers, employees, vendors, and intellectual property. The Company’s Chief Information Officer is responsible for developing and implementing an information security program and reporting on cybersecurity matters to the Board.

The Audit Committee performs an annual review of the Company’s cybersecurity program, which includes discussion of management’s actions to identify and detect threats, as well as planned actions in the event of a response or recovery situation. The Audit Committee’s annual review also includes review of recent enhancements to the Company’s defenses and management’s progress on its cybersecurity strategic roadmap. In 2020, the Audit Committee also hosted a third party expert to discuss general developments with respect to cybersecurity risks and related trends and considerations. In addition, the Board receives quarterly reports on cybersecurity, which include a review of key performance indicators, test results and related remediation, and recent threats and how the Company is managing those threats. Further, at least annually, the Board receives updates on the Company’s Crisis Management Plan which covers, among other things, potential cybersecurity incidents, data privacy and its compliance programs. To aid the Board with its cybersecurity and data privacy oversight responsibilities, the Board periodically hosts experts for presentations on these topics, as discussed below under “Director Orientation and Continuing Education.”

Director Attendance at Previous Annual Meeting

We encourage our directors to attend the annual meeting of stockholders, and we typically schedule Board and committee meetings to coincide with the annual meeting. All of our 2020 director nominees attended the 2020 annual meeting of stockholders.

Board and Committee Self-Evaluations

We have continued to strengthen our annual Board and Board committee self-evaluation process. The process is overseen by the N&CG Committee and varies year-to-year.

For 2017 and 2019, the N&CG Committee determined to use a holistic self-evaluation process, whereby our directors completed anonymous written questionnaires focused on how the Board and each committee performed as a unit. The results of the questionnaires were compiled by an independent law firm and the independent law firm then conducted a discussion with the Board and each committee. The Board believes that this holistic approach was appropriate for 2017, given the Board’s refreshment plan which began in 2016 with a comprehensive evaluation of the Board, and appropriate for 2019, given the 2018 process described below.

For 2018, the N&CG Committee determined that individual-level interviews by an independent law firm partner would encourage candor and be the most effective method for conducting self-evaluations. Interview topics generally included, among other matters, Board composition and structure, Board committees and their leadership, meeting topics and process, information flow, Board oversight of strategic planning and risk management, and access to management. The law firm partner, who leads her law firm’s corporate governance team, used insights from the individual interviews to lead a full Board discussion. Following discussion, the Board decided to implement certain enhancements and make other modifications identified during the process.

For 2020, the N&CG Committee and Board had originally planned to conduct a process similar to the 2018 process described above. However, based on feedback provided during the 2019 self-evaluation, the N&CG Committee instead determined that the Chairman and each of the committee chairpersons would lead self-evaluation discussions, guided by question lists, at their October meetings, and conduct any follow-up discussions at their December meetings.

For 2021, the N&CG Committee is planning to use the same overall process as used in 2018 (i.e., individual-level interviews by an independent law firm).

Director Orientation and Continuing Education

All new directors participate in an extensive director orientation program which enables them to quickly become active, knowledgeable and effective members of the Company’s Board. The program includes, among other things, receiving extensive written materials covering the Company, meetings with key members of management, meetings with the chairpersons of the committees the new director will be joining, and a branch visit. The process is tailored to take into account the individual needs of each new director, including their experience level and the committees to which they have been assigned.

The N&CG Committee is responsible for overseeing the new director orientation program. The Executive Vice President—Chief Administrative and Legal Officer and Senior Vice President, General Counsel and Corporate Secretary are responsible for administering the program and reporting to the N&CG Committee the status of the orientation process with respect to each new director. The orientation process is designed to provide new directors with comprehensive information about the Company’s business, strategic plan, financial performance and compensation practices, as well as the policies, procedures and responsibilities of the Board and its committees.

The Board also provides continuing education for all directors through individual speakers who make presentations in connection with in-person Board and committee meetings. During 2020, the Board hosted: (i) an expert to discuss cybersecurity risks faced by public companies and board oversight with respect to cybersecurity; (ii) a representative from one of the Company’s largest investors to discuss how that firm is evaluating companies on environmental and social matters and how the Company is performing in these areas; and (iii) a third party expert to discuss greenhouse gas (GHG) emissions, the Company’s GHG program and potential next steps in the Company’s climate change strategy.

During 2019, the Board hosted: (i) an economist; (ii) a speaker who discussed innovation and corporate strategy; (iii) a cybersecurity expert; and (iv) a representative from Ceres, a sustainability nonprofit organization, who discussed board oversight of environmental, social and governance risks, with a focus on climate.

The Company receives feedback from the directors on potential topics that would be useful for these presentations. In addition to facilitating these customized in-house programs, we also provide opportunities for directors to attend commercial director education seminars hosted by third parties. The N&CG Committee reviews the company’s director education process periodically to ensure that the continuing education provided remains relevant and helpful.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure and Role of Our Lead Independent Director

Our Board has separated the roles of Chairman of the Board and CEO. We believe that separating the roles of Chairman and CEO better enables the Board to provide oversight and guidance to management, especially in relation to the Board’s essential role in risk management oversight. Furthermore, this separation provides for focused engagement between these two roles in their respective areas of responsibility, while still providing for collaborative participation.

In light of our Chairman not being an independent director, considering Mr. Kneeland’s previous service as CEO, our independent directors appointed Bobby Griffin to become Lead Independent Director in May 2019. As Lead Independent Director, Mr. Griffin’s responsibilities include:

●	chairing executive sessions of independent directors, and briefing the Chairman and management on issues arising from those executive sessions;
●	participating in the Board agenda and materials review process;
●	acting as an independent resource for the CEO and committee chairpersons, as necessary;
●	working with the N&CG Committee Chairperson to oversee the annual Board self-evaluation process;
●	facilitating discussion among independent directors on key issues outside of Board meetings;
●	helping to build consensus and encourage a culture of engagement, open dialogue, and transparency; and
●	serving as a non-exclusive conduit to the CEO and/or Chairman of views, concerns and issues of independent directors.

We believe this structure of a separate Chairman and CEO, combined with a Lead Independent Director, enables each person to focus on different aspects of our Company’s leadership and reinforces the independence of our Board as a whole. We believe this structure also results in an effective balancing of responsibilities, experience and independent perspective; establishes and preserves management accountability; provides a structure that allows the Board to set objectives and monitor performance; and enhances stockholder value.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote the effective functioning of the Board. The guidelines address, among other things, criteria for selecting directors and director duties and responsibilities. In 2019, we amended the guidelines to provide, among other things, (i) for the selection of a Lead Independent Director in the event that the Chairman is not considered independent within the meaning of the rules of the NYSE, and (ii) that the independent directors should meet in an executive session that includes only independent directors at least twice a year. We amended the guidelines again in 2020 to clarify that the Board should collectively possess a diverse range of attributes and that factors to be considered in evaluating a prospective Board candidate will include whether a candidate serves on other public company boards and the number of such positions.

We have also adopted categorical independence standards (in addition to the requirements of the NYSE) by which we assess the independence of our directors. You can access these documents on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”) or in print upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct (the “Code”) for our employees, officers and directors. You can access this document on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”). This document is also available in print to any stockholder upon written request to our corporate secretary at United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. The Code constitutes a “code of ethics” as defined by the rules of the SEC. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to the Code or waivers from any provision of the Code applicable to our principal executive officer, principal financial officer and controller by posting such information on our website at the location set forth above within four business days following the date of such amendment or waiver. The Board reviews the Code annually. In addition, we actively monitor internal compliance with the Code through an annual survey, which is given to (i) all salaried employees and (ii) hourly employees in a financial, information technology or sourcing role. We also require that all employees complete an online training course covering the Code.

Statement on Modern Slavery and Human Trafficking

We have adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti-Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Human Rights Policy

We have adopted a Human Rights Policy, which highlights the policies and measures we have implemented with respect to our workplace commitment to human rights. The statement can be accessed on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Proxy Access

The Board previously approved amendments to the Company’s By-Laws to implement proxy access, which provides stockholders the ability to nominate individuals for election as a director and to have the nominee included in the Company’s proxy statement and proxy. The Board’s voluntary adoption of proxy access followed a careful evaluation by the N&CG Committee and Board over the course of several meetings of stockholder views, policies and votes at other companies on proxy access, evolving practices at other large corporations, relevant academic research, the potential impact on the Company of the adoption of proxy access, alternatives to proxy access and proxy access frameworks adopted by other companies. Section 3.10 of the Company’s By-Laws permits a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholders and the nominees satisfy the requirements specified in the By-Laws. The Board’s adoption of proxy access enhanced stockholders’ rights without taking away any of the existing rights stockholders had to nominate directors.

Simple Majority Voting Requirements

The Company’s certificate of incorporation was previously amended to remove supermajority voting requirements. Any voting requirement in the certificate of incorporation is now a simple majority requirement.

Stockholders’ Ability to Call Special Meetings of Stockholders

The Company’s certificate of incorporation was previously amended to eliminate the provision limiting stockholders’ ability to call special meetings and the Company’s By-Laws were amended to implement the right for one or more stockholders who own at least 25% of the Company’s outstanding shares of common stock in the aggregate to request that the Board call a special meeting of stockholders.

After due consideration of feedback from the Company’s stockholder outreach program (described more fully on page 4 of the Company’s 2018 proxy statement) and corporate governance best practices, the Board determined that it was in the Company’s best interests not to lower the ownership threshold for stockholders to be able to call special meetings from 25% to 10%.

Stockholders’ Right to Act by Written Consent

In response to a stockholder proposal that narrowly passed (receiving support from 50.15% of the shares present and entitled to vote on the proposal) at our 2019 annual meeting and after careful consideration of related feedback we received from stockholders (described on page 84 of our 2020 proxy statement), the Company’s certificate of incorporation and By-Laws were amended in 2020 to enable stockholder action by written consent. The right to act by written consent contains certain procedural safeguards to ensure that stockholder action by written consent does not occur without adequate notice, transparency, information or time. For example, to protect against stockholder disenfranchisement, written consents must be solicited from all stockholders in accordance with the applicable securities laws, rules and regulations. Additionally, to ensure that stockholders who have limited support for the action being proposed do not cause the Company to incur unnecessary expenses or disruption caused by a written consent solicitation, a minimum of 25% or more of outstanding shares of common stock of the Company is required to commence the written consent process.

Director Independence

In assessing director independence, we follow the criteria of the NYSE. In addition, and without limiting the NYSE independence requirements, we apply our own categorical independence standards. Under these standards, we do not consider a director to be independent if he or she:

●	is, or in the past three years has been, employed by the Company or his or her immediate family member is, or has been within the past three years, an executive officer of the Company;
●

has received, or has an immediate family member who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and compensation for prior service);

●

is, or in the past three years has been, an employee, partner or owner of a firm that is one of the Company’s paid advisors or consultants, or has an immediate family member who is (i) a current partner of such firm, (ii) a current employee of such firm and personally works on the Company’s audit, or (iii) was, within the past three years, a partner or employee of such firm and personally worked on the Company’s audit (subject to certain limited exceptions);

●

is, or has an immediate family member who is, or has been within the past three years, employed as an executive officer of another company where any of the Company’s present executive officers or any immediate family member of the Company’s present executive officers at the time serves or served on that company’s compensation committee;

●

is, or in the past three years has been, employed by a significant customer or supplier (including if such director is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the past three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues);

●	is, or in the past three years has been, party to a personal service contract with the Company or the chairman, CEO or other executive officer of the Company;
●

is, or in the past three years has been, an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or a direct beneficiary of any donations to such an organization;

●	is, or in the past three years has been, a relative of any executive officer of the Company; or
●

is, or in the past three years has been, part of an interlocking directorate in which the CEO or other executive of the Company serves on the board of a third-party entity (for-profit or not-for-profit) employing the director.

For purposes of these independence standards, the “Company” includes United Rentals, Inc. and any of its subsidiaries.

A substantial majority of our directors must be independent under our Corporate Governance Guidelines, which are more stringent than NYSE rules in this regard. Nine of our 11 current directors have been determined by the N&CG Committee and the Board to be independent under the criteria of the NYSE: José B. Alvarez; Marc A. Bruno; Bobby J. Griffin; Kim Harris Jones; Terri L. Kelly; Gracia C. Martore; Filippo Passerini; Donald C. Roof and Shiv Singh. In addition, the Board has determined that each of these directors and director nominees also meets the categorical independence standards described above. Michael J. Kneeland and Matthew J. Flannery are not considered independent because of their employment (or, in the case of Mr. Kneeland, former employment) with the Company.

In accordance with SEC regulations, with respect to the directors that we have identified as being independent under NYSE rules, we discuss below any relationships considered by the Board in making its independence determinations. Given the size of the Company and the nature of its business, it has purchase, finance and other transactions and relationships in the normal course of business with companies with which certain Company directors or their relatives are associated. Each such transaction and relationship was determined by the Board to be an “immaterial relationship” that would not disqualify the particular director from being classified as an independent director.

In particular, the N&CG Committee and the Board considered that Marc Bruno is Chief Operating Officer, U.S. Food & Facilities at Aramark Corporation (“Aramark”) and that the Company pays fees to and generates revenue from Aramark. The annual fees that the Company pays to Aramark and the annual revenue that the Company generates from Aramark both did not exceed $1 million in 2020. The Board and the N&CG Committee believe that these transactions during fiscal year 2020 were on arm’s-length terms that were reasonable and competitive and the director did not personally benefit from such transactions. Because of the Company’s extensive operations, the number of Company store locations and employees, and the thousands of products rented and sold by each store location, transactions and relationships of this nature are expected to take place in the ordinary course of business in the future.

Executive Sessions of the Board

Our Corporate Governance Guidelines currently provide that our non-management directors should meet at least twice a year in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” within the meaning of the rules of the NYSE may participate in these meetings. However, at least twice a year, the independent directors should meet in an executive session that includes only independent directors. The purpose of such executive sessions is to facilitate free and open discussion among the participants. The Chairman of the Board (or, in the absence of the Chairman, the Lead Independent Director or such other independent director as may be selected by the Board) should preside over executive sessions and, as required, provide feedback to the Chairman and CEO and such other officers as is appropriate, based upon the matters discussed at such meetings. During 2020, our non-management directors met in executive session without the presence of management two times, and our independent directors met in executive session four times.

Director Nomination Process

General

The Board has established the N&CG Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board or its committees; (ii) identifying individuals qualified to become members of the Board or its committees; and (iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board or its committees (with authority for final approval remaining with the Board).

For information on how stockholders may submit director recommendations, see “Other Matters—Submission of Stockholder Proposals for the 2022 Annual Meeting—Stockholder Nominees for Inclusion in the 2022 Proxy Statement (Proxy Access)” and “Other Matters—Submission of Stockholder Proposals for the 2022 Annual Meeting—Other Stockholder Proposals or Nominees for Presentation at the 2022 Annual Meeting (Advance Notice).”

Process for Identifying and Evaluating Candidates

The N&CG Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the N&CG Committee deems appropriate. The N&CG Committee may also engage a search firm to assist in identifying director candidates. The N&CG Committee has been given sole authority to select, retain and terminate any such search firm and to approve its fees and other retention terms.

In considering candidates for the Board, the N&CG Committee evaluates the entirety of each candidate’s credentials. In accordance with our Corporate Governance Guidelines, the N&CG Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iv) personal qualities and characteristics, accomplishments, integrity and reputation in the business community; (v) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, experience, expertise, skills and other demographics (including gender, age, race and ethnicity); (vi) willingness and ability to commit sufficient time to Board and committee duties and responsibilities (including whether such candidate also serves on the boards of directors of other public companies and the number of such positions); and (vii) qualification to serve on Board committees, such as the Audit Committee or the Compensation Committee. The N&CG Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the N&CG Committee’s standard evaluation process. In particular, the N&CG Committee obtains and reviews profiles and engages in thorough discussions at Committee meetings in an effort to identify the best candidates. Once preliminary candidates are identified, the N&CG Committee Chairperson, the Chairman, the Lead Independent Director and/or CEO conduct preliminary interviews with those individuals. After the preliminary interview stage, final candidates interview with all members of the Board, which the Board believes creates “buy-in” from all parties and helps attract quality candidates and populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the N&CG Committee’s assessment.

The 11 nominees for election as directors at the Annual Meeting are: José B. Alvarez, who has been a director since January 2009; Marc A. Bruno, who has been a director since May 2018; Matthew J. Flannery, who has been a director since May 2019; Bobby J. Griffin, who has been a director since January 2009 and who became Lead Independent Director in May 2019; Kim Harris Jones, who has been a director since September 2018; Terri L. Kelly, who has been a director since May 2018; Michael J. Kneeland, who has been a director since August 2008 and who became Chairman in May 2019; Gracia C. Martore, who has been a director since June 2017; Filippo Passerini, who has been a director since January 2009; Donald C. Roof, who has been a director since April 2012; and Shiv Singh, who has been a director since May 2017. The N&CG Committee reviewed and evaluated, in addition to each nominee’s background and experience and other criteria set forth in the Company’s Corporate Governance Guidelines, each director’s independence, each incumbent director’s performance during his or her recent tenure with the Board, and whether each was likely to continue to contribute positively to the Board. The N&CG Committee also considered each director nominee's positions, if any, on other public company boards and the number of such positions. For details about the N&CG Committee’s consideration of Mr. Griffin's other board commitments, see "Executive Summary-Additional Information About Bobby Griffin, Lead Independent Director" in this Proxy Statement.

Board Refreshment

Board composition remains a priority for the Company as evidenced by its continuing refreshment efforts. We strive to maintain a Board composed of directors who bring diverse viewpoints, perspectives and areas of expertise, exhibit a variety of key skills and relevant professional experiences, and effectively represent the long-term interests of our stockholders. We believe that longer-serving directors, in particular, bring critical skills to the boardroom due to their experience, institutional knowledge and understanding of the challenges facing the Company. However, we are also cognizant of the need to maintain a balanced mix of tenures.

Director succession presents an opportunity for the Company to expand and replace key skills and experience, build on its record of Board diversity and bring fresh perspectives to the boardroom. Accordingly, our Board engaged an independent consulting and search firm (the “Firm”) beginning in 2016 to assist in developing a long-term succession plan to identify, recruit and appoint new directors whose qualifications would bring further strength to our Board. During 2016, the Firm interviewed each then-current director and members of senior management and worked with the Board to identify key Company strategies and related prioritized competencies for directors. The prioritized competencies were then used to develop a skills matrix for directors and a long-term succession plan, both of which have been used to guide new director appointments since 2016. The Board reviews the list of prioritized competencies periodically to confirm that it reflects the Company’s latest strategy, and makes updates as needed. The current prioritized competencies are listed under the “Proposal 1 – Election of Directors” section of this Proxy Statement, and will be used to inform any future director searches.

In addition, in furtherance of our commitment to Board refreshment, we previously amended our Corporate Governance Guidelines to add a director retirement age policy.

As a result of our ongoing board refreshment initiatives, three of our long-serving directors did not stand for re-election in 2017; one long-serving director did not stand for re-election in 2018; Dr. Jenne Britell, our prior Chairman, did not stand for re-election in 2019; and Dr. Jason Papastavrou, a long-serving director, did not stand for re-election in 2020. In addition, Mr. Singh and Ms. Martore joined the Board as new directors in 2017; Mr. Bruno and Mses. Kelly and Harris Jones joined the Board as new directors in 2018; and Mr. Flannery joined the Board as a new director in 2019.

Board Diversity

The Board believes that its members should collectively possess a broad and diverse range of experience, skills, expertise, knowledge, contacts, personal attributes and diversity of opinion useful to the effective oversight of the Company’s business. To achieve this objective, the N&CG Committee and the Board consider a wide range of attributes when determining and assessing director nominees and new candidates, including personal and professional backgrounds, gender, race and tenure of Board service, recognizing that the Company’s businesses, operations and customers are diverse in nature. The N&CG Committee is committed to considering diversity in its director candidate recommendations. The Committee does not assign specific weight to the various factors it considers and no particular criterion is a prerequisite for nomination.

As summarized in the “Proposal 1—Election of Directors—Information Concerning Director Nominees and Board Consideration of Director Nominee Experience and Qualifications” section of this Proxy Statement, each of our directors brings to the Board a variety of qualifications and skills and, collectively, these qualifications form a depth of broad and diverse experiences that help the Board effectively oversee our activities and operations. The list of Board nominees includes three female directors and three ethnically diverse male directors out of 11 total directors. Further, three of our four committees are chaired by either a female director or an ethnically diverse male director, and our Lead Independent Director is ethnically diverse. In addition, the tenure of our Board is varied, which brings varying perspectives to our Board functionality.

Direct Communications with Directors

We have adopted procedures to enable our security holders and other interested parties to communicate with the Board or with any individual director or directors. If you wish to send a communication, you should do so in writing. Security holders and other interested parties may send communications to the Board or the particular director or directors, as the case may be, in the manner described in the Company’s written policy available on its website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Environmental and Social Highlights

Management and our Board understand the importance of acting responsibly as a business, an employer and a corporate citizen, and we are committed to incorporating environmental and social considerations into how we do business. In furtherance of this commitment, the N&CG Committee charter notes that the committee is responsible for oversight of the Company’s environmental and social policies and practices, including review of related metrics.

Each year, we publish a corporate responsibility report showcasing our commitment to balancing the social, economic and environmental aspects of our business. Our 2019 corporate responsibility report (“CRR”) is available on our website at http://www.unitedrentals.com under the “Company—About Us” tab or using the following link: https://www.unitedrentals.com/sites/default/files/press-releases/2019%20CRR%20final.pdf.

The information presented below is intended to be a summary of our CRR. For further details about our commitment to improving the social, economic and environmental aspects of our business, please see our CRR.

Environment

We believe that our primary business—the rental of equipment—is more environmentally friendly and cost efficient than our customers buying their own equipment. The shared utilization of existing products results in lower material consumption and reduced emissions and pollutants within the manufacturing and distribution processes.

Additionally, as highlighted in our CRR, we are committed to minimizing our environmental impact. To further this objective, in October 2020, we announced a significant greenhouse gas (GHG) emissions intensity reduction goal – to reduce the GHG emissions intensity of our direct operations (scopes 1 and 2) by 35% by 2030, using 2018 as the baseline. Logistics optimization for our fleet is a key strategy for reducing fuel usage and our carbon footprint. Our FAST (field automation systems technology) program optimizes delivery and pickup routes, and loads, while also increasing trailer deck space. This reduces the number of miles driven, resulting in lower fuel consumption and emissions per total work.

Other efforts include a heating, ventilating and air conditioning (HVAC) preventive maintenance program for increased efficiency, and our lighting retrofit program at our branch locations. We also track energy consumption and associated GHG emissions at all our locations, including the fuel usage for owned vehicles to transport equipment to and from jobsites. Each branch monitors usage on an electronic scorecard to evaluate performance over time and identify potential areas of improvement. Additionally, our drivers’ idling times are reviewed to drive improvement.

In addition, becoming increasingly energy efficient in the use of our equipment by our customers is a significant part of our approach to sustainability. Innovations like telematics and self-service tools give our customers more information, allowing them to make data-based decisions. We believe there are substantial benefits to using telematics, including: (i) visibility into runtime and equipment utilization; (ii) the ability to locate equipment; and (iii) proactive fuel alerts. UR Control®, our online rental management platform, assists customers in renting only the equipment they need and off-renting equipment they do not need, thus reducing underutilized equipment at jobsites and in transit.

Social

To support its key human capital objectives of attracting, retaining and developing talent, the Company’s human resources programs, discussed below, are designed to: keep people safe and healthy; enhance the Company’s culture through efforts aimed at making the workplace more inclusive; acquire and retain diverse talent; reward and support employees through competitive pay and benefit programs; develop talent to prepare them for critical roles and leadership positions; and facilitate internal talent mobility to create a high-performing workforce.

●

Health and safety: We have a safety program that focuses on implementing management systems, policies and training programs and performing assessments to see that workers are trained properly and that injuries and incidents are prevented. All of our employees are empowered with stop-work authority which enables them to immediately stop any unsafe or potentially hazardous working condition or behavior they may observe. We utilize a mixture of indicators to assess the safety performance of our operations, including total recordable injury rate, preventable motor vehicle incidents per million miles, corrective actions and near miss frequency. We also recognize outstanding safety behaviors through our annual awards program. Importantly, during the COVID-19 pandemic, our continuing focus on health and safety enabled us to preserve business continuity without sacrificing our commitment to keeping our colleagues safe.

●

Employee wellness: The Company’s Live Well, Safe & Healthy program is a comprehensive approach to wellness that encourages healthy behaviors and is intended to raise morale, productivity and overall employee engagement. The program includes a biometric screening at work or off-site, a health assessment, a paid day off to be used for a wellness exam or day of service, tobacco cessation support, and participation incentives. Additionally, employees and family members can participate in biannual virtual health challenges to encourage daily activity. Approximately 46 percent of eligible employees participated in the program in 2020.

●

Inclusion and diversity (“I&D”): We believe that an inclusive and diverse team is key to the success of our culture and aim to drive I&D initiatives through many efforts, including sponsoring three employee-led employee resource groups (“ERGs”) that represent and support the diverse communities that make up our workforce. The ERGs facilitate networking and connecting with peers, outreach and mentoring, and leadership and skill development. The Company has internal goals for overall workforce diversity and additional goals for specific positions at the Company. In addition, the Company has made hiring and supporting veterans a priority through its veterans ERG and working with organizations that support the veteran community. Importantly, in 2020, one of our ERGs cohosted a series of internal conversations with senior leadership that focused on racial inequality and injustice to spark dialogue among employees and leaders in an effort to build a more inclusive, diverse and empowered culture at the Company.

●

Compensation programs and employee benefits: Our compensation and benefits programs provide a package designed to attract, retain and motivate employees. In addition to competitive base salaries, the Company provides a variety of short-term, long-term and commission-based incentive compensation programs to reward performance relative to key financial, human capital and customer experience metrics. We offer comprehensive benefit options including retirement savings plans, medical insurance, prescription drug benefits, dental insurance, vision insurance, accident and critical illness insurance, life and disability insurance, health savings accounts, flexible spending accounts, legal insurance, auto/home insurance and identity theft insurance. Additionally, we have conducted three Company-wide stock grant programs for employees since 2014 – the most recent grant program took place in 2020 and included additional consideration for our front-line employees in recognition of their special efforts during the COVID-19 pandemic.

●

Employee experience and retention: To evaluate our employee experience and retention efforts, we monitor a number of employee measures, such as employee retention, internal promotions and referrals. We also conduct an annual employee experience survey, which provides valuable information on drivers of engagement and areas where we can improve. For instance, we learned through our 2020 survey process that 92 percent of our team members intend to stay with the Company to continue building and growing their careers. To provide an open and frequent line of communication for all employees, we host town hall meetings and quarterly all employee conference calls, and utilize Workplace by Facebook to engage with our full team. The Company also sponsors the United Compassion Fund, an employee-funded 501(c)(3) charity that provides financial assistance to fellow employees in need. In 2020, employees voluntarily donated over $1.4 million to the fund, and employees received 356 grants totaling over $750,000.

●

Training and development: The Company is committed to the continued development of its people. We aim for all applicable new hires to attend Center of Excellence training within 90 days of hire, which training was delivered virtually during most of 2020. Additionally, we offer a wide array of training solutions (classroom, hands-on and elearning) for our people. In 2020, our employees enhanced their skills through approximately 370,000 hours of training, including safety training, sales and leadership training and equipment-related training from our suppliers. Our employee training hours declined significantly relative to prior years because we paused in-

person trainings beginning in March 2020 due to the COVID-19 pandemic. While we were able to resume with virtual trainings in some cases, we did not resume many of those trainings until June and we were unable to provide certain types of training in a virtual format. Additionally, we had fewer new hires and did not gain employees through acquisitions, reducing the need for new hire and acquisition training. We also offer an undergraduate tuition assistance program. Our performance process encourages performance and development check-ins throughout the year to provide for development at all levels across the Company.

Environmental and Social Risk Management

A cross-functional core team consisting of leaders from our human resources, legal, environmental and safety departments sets corporate responsibility objectives and identifies issues that may impede our ability to advance these objectives. In addition, the Board oversees environmental and social issues and addresses stakeholder concerns through a number of processes and advises on potential risks and opportunities. The Board and the N&CG Committee have a formal schedule for consideration of social and environmental matters.

In particular, the Board believes that one of its primary responsibilities is to oversee the development of executive level talent to successfully execute the Company’s strategy. Management succession is regularly discussed by the Board, including during the Board’s executive sessions. The Board reviews candidates for all senior executive positions to confirm that qualified and diverse successor-candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates. The Board’s investment in people development does not stop with management succession planning. It actively takes an interest in making sure all employees are fully engaged and realizing their potential. To accomplish this, the Board annually reviews workplace diversity and receives monthly updates on diversity metrics. The Board also reviews results from all employee engagement surveys. In addition, the N&CG Committee regularly discusses environmental matters, including reviewing the Company’s climate change strategy and providing input on the Company’s recently announced environmental goal.

Environmental and social risks are also part of our ERM Council’s comprehensive risk management program, which is discussed in the “Board Matters—Risk Oversight” section of this Proxy Statement. As part of this program, the Board reviews the effectiveness of the Company’s risk management and due diligence processes related to environmental and social topics. In addition, the Board actively considers environmental and social issues in connection with the Board’s involvement in the Company’s strategic planning process.

Political Activities and Public Policy Participation

The Company’s policy on political activities prohibits political contributions by the Company of any kind (money, time, goods or services), directly or indirectly, even when permitted by law. This includes a prohibition on Company contributions to any candidate, campaign, political party, political committee, 501(c)(4) organization and any other tax-exempt organization that may use the Company’s contribution for political purposes. In addition, the Company is restricted from financially supporting events where a portion of the funds will be used, directly or indirectly, to fund political candidates or political parties, election campaigns or related expenses, such as communications. Moreover, the Company does not make payments to trade associations or other industry groups to be used specifically for political purposes, and it is the Company’s policy to instruct trade associations not to use Company funds for contributions to federal, state, or local candidates, independent campaign expenditures, or for other election related purposes or activities. This policy does not prohibit trade associations from using a portion of Company funds for lobbying expenditures that are not used for political contributions.

The Company may make expenditures to advocate particular viewpoints on public policy issues or support intermediaries, such as lobbyists, that advocate on the Company’s behalf. The Company’s legal department oversees this type of advocacy on behalf of the Company. Pursuant to its charter, the N&CG Committee oversees the Company’s policy on political spending and receives an annual report from management about any Company lobbying expenditures.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and execute our strategy for long-term profitable growth. This CD&A outlines our 2020 executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) arrived at its compensation decisions for our 2020 named executive officers (“NEOs”) listed below:

NEO	Principal Position and Title
Matthew Flannery	President and Chief Executive Officer (CEO)
Jessica Graziano	Executive Vice President, Chief Financial Officer
Dale Asplund	Executive Vice President, Chief Operating Officer
Craig Pintoff	Executive Vice President, Chief Administrative and Legal Officer
Jeffrey Fenton	Senior Vice President, Business Development
Paul McDonnell	Former Executive Vice President, Chief Commercial Officer(1)
(1)

Mr. McDonnell left the Company on September 30, 2020. Mr. McDonnell will continue to provide advisory services to the Company in an independent capacity for 24 months through September 30, 2022. His leadership responsibilities with respect to sales and specialty operations have been absorbed under Mr. Asplund.

Executive Summary

2020 Business Overview

In 2020, our senior management team led the Company’s aggressive response to COVID-19, with the foremost priority being the health and safety of our employees and customers. We quickly determined that COVID-19 required a sweeping response to protect our employees and customers, sustain our operations in North America and Europe, and safeguard the interests of our investors.

Consequently, substantial changes were made to safety and operational protocols at all levels of the business at a time of significant macroeconomic duress. The Company persevered through this period of change by continuing to execute well, maintain its service capacity, mitigate risk and manage its capital structure for financial strength and stability.

This plan was executed by a cross-functional Emergency Operations Center (“EOC”) group of executive leaders and representatives from safety, human resources, legal, environmental, sales, strategic sourcing, operational excellence and security. The EOC structure has ensured a comprehensive approach to decision-making and cohesive communications to over 18,000 employees.

With this perspective, the Board of Directors and the Committee monitored the Company’s 2020 performance against goals in key categories, including: safety, social, stock performance, returns, profitability, balance sheet and market share. Decisions about compensation were also based on a Company-wide, consistent philosophy, which applied to all employees, including the NEOs. This included the preservation of 2020 merit increases based on the pre-COVID-19 budget and the approach toward any discretionary awards at the end of the year.

The progress of the Company in 2020 — financially, operationally and culturally — has been a critical source of support for our employees and customers during the pandemic, while continuing to serve our investors.

2020 Key Financial Highlights	2020 Key Human Capital Highlights

•   Delivered total revenue of $8.5 billion, limiting the year-over-year decline to 9%, and reflecting continuity of customer service and an effective used equipment sales strategy

•   Achieved net income margin(1) of 10.4% and adjusted EBITDA margin(1) of 46.1%, limiting the year-over-year declines to 220 and 50 basis points, respectively, and reflecting disciplined cost control. Excluding the impact of debt redemption losses, the year-over-year decline in net income margin was 100 basis points

•   Generated $2.7 billion of net cash from operating activities and $2.4 billion of free cash flow(1)

•   Delivered a return on invested capital (“ROIC”)(2) of 8.9%, well above the Company’s cost of capital

•   Reduced total net debt by $1.9 billion, and lowered the net leverage ratio to 2.4x from 2.6x at year-end 2020 and 2019, respectively

•   Outperformed industrial peers and the S&P 500 Index on stock price performance and total shareholder return (TSR)

•   Successfully managed the COVID-19 response though cross-functional leadership team

•   Maintained the scale and scope of operations, with no COVID-19-related employee layoffs or involuntary furloughs, while reducing operating costs

•   Achieved high employee engagement through frequent and transparent communications

•   Awarded 2020 merit increases in line with pre-COVID-19 plan

•   Issued recognition awards of 10 shares of Company stock valued at $1,770 to all front-line employees

•   Established consistent COVID-19 hygiene and safety protocols across branches, with location-specific guidelines

•   Implemented contactless drive-up service at branch locations to protect employees and customers

(1)

Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP. Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.

(2)

The Company’s ROIC metric uses after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.

Stock Performance

The charts below show that, despite the challenges of 2020, the Company continues to outpace both the S&P 500 and its Executive Compensation Peer Group (as defined on page 50 of this Proxy Statement). The following chart shows the total cumulative return of the Company’s stock based on the December 31 share price from 2015 through 2020, compared with the S&P 500 and the Peer Group.

Note: HD Supply Holdings, Inc. was acquired by Home Depot on December 24, 2020, and is not included above; Fortive, Inc. and Ingersoll Rand do not have five years of stock price history and are not included above.

In addition, the following chart shows 2020 total shareholder returns relative to the S&P 500 and the Peer Group.

Note: HD Supply Holdings, Inc. was acquired by Home Depot on December 24, 2020, and is not included above.

For more information regarding the Company’s performance and operations, please refer to the Form 10-K and our website unitedrentals.com.

The Impact of COVID-19 on Executive Compensation

2020 Annual Incentive Compensation Plan (“AICP”) Funding Levels and Results

Despite the macroeconomic headwinds from COVID-19, our senior management team helped lead the Company to achieve strong financial and operational results in 2020, demonstrating disciplined execution, cost control and the ability to execute well under volatile market conditions. We limited the year-over-year decline in our adjusted EBITDA margin to 50 basis points, and economic profit improvement (“EPI”), which aligns with ROIC and reflects management’s ability to grow the business for profitable returns, was above threshold. The chart below shows the 2020 goals set for adjusted EBITDA and EPI prior to the COVID-19 pandemic, as well as actual results. Despite our perseverance through 2020, we did not meet our original internal operating plan goals under this plan, resulting in a funding amount of 28.5% of target.

After evaluating the goal achievement under the pre-established 2020 adjusted EBITDA and EPI goals below, the Committee considered the following: that, by force of circumstance, the original adjusted EBITDA targets became effectively unattainable; that, despite external headwinds, actual results for adjusted EBITDA were slightly below the pre-established threshold goal (actual results (as defined below) of $3.938 billion versus the threshold goal of $4.028 billion); that management successfully managed EPI above the pre-established threshold goal; and that the Company ultimately performed favorably across the key performance categories described on page 42. Based on these considerations, the Committee determined to use discretion to adjust the actual results for adjusted EBITDA from 0% to 50%. As a result, the Committee approved an adjusted funding amount of 53.5% of each NEO’s applicable bonus target, which was calculated by giving equal weight to the actual results for EPI (57.1%) and the adjusted results for adjusted EBITDA (50%), as illustrated in the table below. Consistent with the Company’s philosophy of making equitable, Company-wide compensation decisions for 2020, the adjusted funding amount of 53.5% of target was applicable for all AICP participants (approximately 900 corporate and region employees), not just the NEOs. In addition, the Committee determined to use discretion to provide for an expanded range for individual performance adjustments of 80%-120% of the adjusted funded amount, instead of the typical range of 90%-110%, the application of which varied by executive based on performance results achieved. For details, please refer to “The 2020 Executive Compensation Program in Detail” section starting on page 51 of this Proxy Statement.

		2020 Performance Metrics ($M)
Payout Level	% of Target	Adjusted EBITDA (50% weighting)(1)	EPI (50% weighting)(1)
Maximum	200%	$4,658	$162
Target	100%	$4,448	$(4)
Threshold	50%	$4,028	$(336)
Actual Results(1)(2)		$3,938	$(289)
		0% of Target	57.1% of Target
Funding Amount, Based on Pre-Established Goals		28.5% of Target

Adjusted Results(3)		50% of Target(3)	57.1% of Target
Adjusted Funding Amount(4)		53.5% of Target(4)

Strategic Factors: Individual Discretionary Adjustment		80% – 120% of Adjusted Funded Amount(5)
(1)

For purposes of the AICP, adjusted EBITDA is as defined in our Form 10-K, with an additional adjustment to normalize for the foreign exchange rate impact. EPI, or economic profit improvement, is defined as the year-over-year change in the spread between ROIC (defined on page 42 of this Proxy Statement) and the Company’s weighted cost of capital, which is the weighted average after-tax cost of the Company’s debt and equity capital sources. When calculating EPI for the AICP, we assumed a constant weighted cost of capital of 10% and made adjustments to exclude the effects of our 2020 debt redemptions.

(2)	The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target.
(3)	As explained in the narrative above this table, the Committee determined to use discretion to adjust the results for adjusted EBITDA from 0% to 50%.
(4)	As noted in the narrative above this table, the adjusted funding amount of 53.5% was applicable for all AICP participants (approximately 900 corporate and region employees), not just the NEOs.
(5)

As noted in the narrative above this table, the Committee determined to use discretion to expand the individual discretionary adjustment range to 80%-120% of the adjusted funded amount, instead of the typical range of 90%-110%. See pages 53-54 for information about the framework for individual discretionary adjustments.

2020 Performance-Based RSUs (“PRSU”) Outcomes

Like most other companies, we experienced dramatic declines in total revenue beginning in mid-March 2020, when the impact of COVID-19 was first significantly felt. It was clear that the unprecedented COVID-19 market dislocation, based on outside factors beyond the Company’s control, would lead to total 2020 revenue results that were well below expectations and unattainable threshold performance levels. As such, management’s emphasis turned to mitigating disruption, maintaining a focus on safety, continuing to support the needs of our customers, and making decisions to preserve returns and profits without sacrificing future capacity. Through these efforts, management successfully managed ROIC above the pre-established threshold goal.

Given the unprecedented COVID-19 impact, the Committee formally modified the Long Term Incentive Plan (“LTIP”) solely with respect to 2020 on December 16, 2020, by changing the weighting of the independent plan metrics to place 100% emphasis on ROIC, as outlined in the table below. With this adjustment, the Committee determined that 57.3% of the target PRSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2021. Consistent with the Company’s philosophy of making equitable, Company-wide compensation decisions for 2020, the LTIP modification was applicable for all employees participating in the LTIP (approximately 50 employees), not just the NEOs.

The chart below shows the original performance goals set for total revenue and ROIC, as well as actual results. The chart also provides the final actual results based on the modified metric weightings. Consistent with our program structure, these metrics applied to the first tranche of PRSUs awarded in 2020, the second tranche of PRSUs awarded in 2019, and the third tranche of PRSUs awarded in 2018.

		2020 Performance Metrics ($M)
Payout Level	% of Target	Total Revenue(1)	ROIC(1)
Maximum	200%	$10,001	11.25%
Target	100%	$ 9,651	10.40%
Threshold	50%	$ 8,951	8.66%
Actual(1)(2)		$ 8,548	8.91%
		0% of Target	57.3% of Target
Original 2020 Plan Earned Amount(3)		Total Revenue and ROIC Equally Weighted 28.6% of Target
Final Modified 2020 Plan Earned Amount(4)(5)		ROIC Weighted 100% 57.3% of Target(5)
(1)

For purposes of the PRSUs, total revenue and ROIC include an adjustment to normalize for the foreign exchange rate impact. ROIC was further adjusted to exclude the effects of our 2020 debt redemptions.

(2)	The actual percent of target achieved for total revenue and ROIC is calculated based on straight-line interpolation between incremental goal levels established between threshold and target.
(3)	The original 2020 LTIP was approved by the Committee on January 28, 2020.
(4)

The Committee formally modified the 2020 LTIP on December 16, 2020 by changing the weighting of the independent plan metrics from 50% revenue achievement and 50% ROIC achievement to 100% ROIC achievement, thereby eliminating revenue as a 2020 LTIP metric and requiring plan funding to be calculated based on the pre-established ROIC goals for 2020. See the narrative above this table for further detail.

(5)

As noted in the narrative above this table, the final modified plan earned amount of 57.3% of target was applicable for all employees participating in the LTIP (approximately 50 employees), not just the NEOs.

2020 “Say on Pay” Results and Investor Engagement

At the Company’s 2020 annual meeting of stockholders, we received substantial support for our executive compensation program, with approximately 92% of the stockholders who voted on the advisory “say on pay” proposal approving the compensation of our NEOs. This is consistent with the positive feedback we received in discussions with our stockholders throughout the year.

We value our investors’ perspective on our business and each year proactively interact with investors through numerous engagement activities. In 2020, these included our annual meeting of stockholders,

quarterly earnings calls, various investor conferences, and several (non-deal) road shows. In addition, management conducted the 2020 Outreach Program to engage with stockholders about, among other topics, key compensation topics. Further, in two separate instances, stockholders engaged directly with members of our Board during 2020. Details about our 2020 Outreach Program and Board engagement with stockholders are outlined on page 5 of this Proxy Statement.

Overall, our stockholders continue to be broadly supportive of our approach to executive compensation, and we are committed to keeping our program aligned with our business strategy and investor expectations. During our engagements, one stockholder asked the Company to consider enhancing its existing clawback provisions. Based on this feedback, the Compensation Committee evaluated the Company’s existing clawback provisions (located in employment and award agreements), and decided to implement a standalone and centralized clawback policy for the Company effective February 15, 2021, which consolidates and expands upon the Company’s existing provisions, as further described in the “—Other Practices, Policies and Guidelines—Clawback Policy” section of this CD&A.

Summary of Our Executive Compensation Practices

What We Do	What We Don’t Do
● Heavy emphasis on variable (“at-risk”) compensation	● No significant perquisites
● Stock ownership guidelines supported by net share retention requirements	● No supplemental executive retirement plans
● Double-trigger equity vesting upon a change in control	● No repricing or exchange of underwater options without shareholder approval
● Clawback policy and anti-hedging and pledging policy	● No option or stock appreciation rights granted below fair market value
● Engage an independent compensation consultant	● No tax gross-ups other than for qualified relocation expenses
● Annual risk assessment of compensation practices	● No guaranteed incentive payments

What Guides Our Program

Our Compensation Philosophy

The foundation of our compensation philosophy is to ensure that our executive compensation program is designed to align with the Company’s business strategy and drive long-term stockholder value. Our compensation philosophy is supported by three pillars: stockholder alignment, market competitiveness, and internal balance. These pillars are reinforced by the following objectives:

Stockholder Alignment	Market Competitiveness	Internal Balance

●   Align the interests of executives with those of our stockholders through equity compensation that correlates with long-term stockholder value

●   Make efficient use of equity-based compensation

●   Encourage significant management ownership and retention of our common stock

●   Attract, retain, and motivate a leadership team capable of maximizing the Company’s performance

●   Set target total direct compensation (“TTDC”) at competitive levels

●   Be competitive with the programs at companies with which the Company competes for talent

●   Link substantial portions of compensation to Company, business unit, and individual performance

●   Reward the appropriate balance of short-term and long-term financial and strategic business results

●   Maintain alignment of incentive compensation metrics across senior executives and the general employee population

The Principal Elements of Pay: Total Direct Compensation

Our compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose

Base Salary	Cash (Fixed)	Provide a competitive base salary relative to similar positions in the market and enable the Company to attract and retain highly skilled executive talent

AICP	Cash and Vested Shares of Company Stock (Variable)	Focus executives on achieving annual financial and strategic objectives that promote growth, profitability, and returns

LTIP	Equity (Variable)	Provide incentive for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of equity compensation

As discussed below, we also provide our NEOs with a 401(k) retirement plan, limited perquisites and other personal benefits, as well as severance and change in control protection.

2020 Pay Mix

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements is heavily weighted toward variable, performance-based compensation with a balanced focus on growth, profitability, and returns. The CEO’s compensation has a greater emphasis on variable compensation than that of the other NEOs because his actions have a greater influence on the performance of the Company as a whole.

As shown below, the significant majority of NEO pay continues to be variable (87% for the CEO and an average of 77% for our other active NEOs as of December 31, 2020) based upon annual TTDC for fiscal year 2020. These charts do not include any one-time grants or awards outside of annual TTDC.

A Closer Look at the Performance Measures in Our Incentive Plans

At the beginning of each performance year, the Committee approves the performance metrics for our incentive plans. Under these plans, variable pay is based on a balanced portfolio of metrics, which promote an even weighting between growth and returns given our position in the business cycle. The chart below provides an overview of the metrics under each of the plans, their weightings (prior to any adjustments for 2020, as described above), and how they are defined.

A Closer Look at the Performance Measures In Our Incentive Plans
Plan:	AICP		LTIP
Metrics:	Adjusted EBITDA	EPI	Revenue	ROIC
Weightings:	50%	50%	50%	50%
Key Points:

●    Adjusted EBITDA focuses on growth, while continuing to provide strong accountability for returns.

●    EPI is the year-over-year improvement in our economic profit, assuming a constant weighted cost of capital. We use EPI because it:

o    Reflects management’s ability to grow the business year-over-year and generate profitable returns. EPI measures the year-over-year spread between ROIC and the Company’s assumed weighted cost of capital;

o    Measures how successfully we maximize profit while minimizing capital investments; and

o    Places a spotlight on our ability to manage cash and generate earnings, which is especially important given our capital intensive cyclically-driven business.

●    When calculating EPI for the AICP, we assume a constant weighted cost of capital of 10% to focus on driving returns, not the cost of capital.

●    Revenue ensures we are delivering profitable growth.

●    ROIC, which is calculated as after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash, reinforces the importance of returns on capital.

●    We use ROIC because it focuses on efficient use of assets, which is important given our capital intensive cyclically-driven business.

2020 Target Total Direct Compensation (TTDC)

The following table shows the 2020 TTDC opportunity for each active NEO as of December 31, 2020:

NEO	Base Salary(2)	TTDC(1) Target AICP(3)	Target LTIP	Total
Matthew Flannery	$925,167	$1,202,717	$5,500,041	$7,627,925
Jessica Graziano	$537,293	$483,564	$1,370,064	$2,390,921
Dale Asplund	$607,093	$546,384	$1,570,120	$2,723,597
Craig Pintoff	$580,681	$522,613	$1,520,008	$2,623,302
Jeffrey J. Fenton	$416,043	$332,834	$800,000	$1,548,877
(1)

The above table is not a substitute for the Summary Compensation Table set forth on page 64 of this Proxy Statement. The amounts in this table differ from the amounts determined under SEC rules as reported for 2020 in the Summary Compensation Table. In particular, the target LTIP values for all of the NEOs deviate from the grant date fair value amounts in the Summary Compensation Table due to the SEC’s reporting requirements. Please see page 56 of this Proxy Statement for further explanation.

(2)	2020 base salaries are shown on a prorated basis, considering the effective date of base salary rate changes during the year.
(3)	Target AICP is calculated using base salaries for the year on a prorated basis, considering the effective date of base salary rate changes during the year.

Our Decision-Making Process

The Role of the Compensation Committee

The Committee is made up of independent, non-employee members of the Board and oversees the executive compensation program for our NEOs. The Committee works very closely with its independent compensation consultant and management to evaluate the effectiveness of the Company’s executive compensation program throughout the year. The Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s website at http://www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Committee makes all final compensation and equity award decisions regarding our NEOs. The Committee seeks to ensure that the total compensation paid to our NEOs: is fair, reasonable, and competitive; provides an appropriate balance of base pay and short-term and long-term incentives; and does not cause unnecessary risk-taking.

The Role of Senior Management

Senior management has two key responsibilities with respect to the executive compensation program:

●

Develop proposals regarding compensation program design and administration for the Committee’s review and approval. Management considers the business strategy, key operating goals, economic environment, and organizational culture in formulating proposals. Proposals are then brought to the Committee for thorough discussion. The Committee ultimately has the authority to approve or disapprove management’s proposals.

●

Make recommendations for compensation actions each year (executives do not make recommendations on their own pay). To make such recommendations, management considers market data; the individual responsibilities, contributions, performance, and capabilities of each of the NEOs; and the compensation arrangements that management believes will drive the desired results and behaviors of each NEO. These considerations are used to determine if any change in compensation or award is warranted, as well as the amount and type of any proposed change or award. After consulting with the Executive Vice President—Chief Administrative and Legal Officer, the CEO makes compensation recommendations, other than with respect to his own compensation, to the Committee. The Committee reviews management’s recommendations; considers input from its independent compensation consultant; and subsequently approves, suggests changes, or seeks further analysis or background on the proposal.

The Role of the Independent Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In May 2020, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NYSE rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer confirming its independence based on factors set forth in the NYSE rules for compensation committee advisors. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As the Committee’s compensation consultant, Pearl Meyer generally reviews, analyzes, and provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of these programs, compares the programs to designated Executive Compensation Peer Group companies (discussed below under “The Role of Benchmarking and the Executive Compensation Peer Group”) and best practices, and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In 2020, Pearl Meyer also provided advice to the Committee on director compensation and related market practices. Pearl Meyer regularly attends Committee meetings and also responds on a regular basis to questions from members of the Committee, providing them with analysis and insights with respect to the design and implementation of current or proposed compensation programs.

The Role of Benchmarking and the Executive Compensation Peer Group

The Company competes with business entities across multiple industries for top executive-level talent. To this end, the Committee evaluates, on an annual basis, industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive (but the Company does not target a specific benchmarking level).

The Committee compares each component of the total compensation package to the compensation components of comparable executive positions of a peer group of publicly traded companies (the “Executive Compensation Peer Group”). If information for a sufficient number of comparable positions in the Executive Compensation Peer Group for the applicable year is not publicly available, the Committee will also consider comparisons with general industry executive compensation benchmarking data from Towers Watson’s U.S. CDB General Industry Executive Database.

The companies that make up the Executive Compensation Peer Group and the General Industry Executive Database may vary from year to year. While the Committee does not use a specific formula to determine the allocation between performance-based and fixed compensation, it does review total compensation and competitive benchmarking when determining such allocation.

In setting 2020 target compensation levels for the NEOs, the Company used the Executive Compensation Peer Group detailed below. This Executive Compensation Peer Group was determined by the Committee based on an in-depth review by its independent compensation consultant, Pearl Meyer, which included an assessment of potential comparators to evaluate the degree to which the current peers have kept pace with the Company’s growth and evolution and an examination of the broader marketplace to identify appropriate and relevant additions to the peer group. The 2020 TTDC opportunities, consisting of base salary, target AICP, and annual LTIP awards, were determined to be, on average, competitive with the market median.

Executive Compensation Peer Group
Avis Budget Group, Inc.	Masco Corporation
C.H. Robinson Worldwide, Inc.	Republic Services, Inc.
Cintas Corporation	Rockwell Automation Inc.
Dover Corporation	Ryder System, Inc.
Fortive Corporation	Waste Management, Inc.
H.D. Supply Holdings, Inc. (1)	WESCO International, Inc.
Ingersoll-Rand Plc (2)	W.W. Grainger, Inc.
J.B. Hunt Transport Services, Inc.	Xylem Inc.
(1)	HD Supply Holdings, Inc. was acquired by Home Depot on December 24, 2020.
(2)	Ingersoll-Rand Plc started trading as Trane Technologies on March 2, 2020.
Peer Data ($M)(1)
Percentile	Annual Revenue	Market Cap	Enterprise Value
75th	$9,651	$24,022	$26,156
50th	$7,276	$13,736	$17,791
25th	$6,506	$ 7,260	$11,484
URI(2)	$8,771	$12,534	$24,834
Percentile Rank	65th	45th	71st
(1)	As presented to the Committee in May 2020. Market-based metrics are as of December 2019. Revenue is 2020 estimated revenue as of April 2020 and does not reflect actual results.
(2)	The Company’s annual revenue is estimated 2020 revenue as of April 2020 and does not reflect actual results. The Company’s market-based metrics are as of April 2020.

The 2020 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary levels are reviewed annually. When making adjustments, the Committee considers the Company’s overall performance; the executive’s individual performance; the executive’s experience, career potential, and tenure with the Company; the applicable terms, if any, of the executive’s employment agreement; and competitive market practices. Decisions are generally made during the first quarter of the fiscal year and effective in April.

During the first quarter of 2020 and prior to the onset of the COVID-19 pandemic, based on the annual review, the Committee determined to increase base salaries for Mr. Flannery, Ms. Graziano and Messrs. Asplund, Pintoff and McDonnell by $100,040, $40,539, $17,805, $17,035 and $16,911, respectively, effective April 1, 2020. Mr. Flannery and Ms. Graziano received above average base salary increases to improve their competitive positions relative to our peer group. The table below shows the updates to the NEOs’ base salary rates (because Mr. Fenton was not an NEO in 2019, his 2019 base salary rate is not shown below):

NEO	2019	2020	% Increase
Matthew Flannery	$850,000	$950,040	11.77%
Jessica Graziano	$506,834	$547,373	8.00%
Dale Asplund	$593,715	$611,520	3.00%
Craig Pintoff	$567,882	$584,917	3.00%
Jeffrey J. Fenton(1)	—	$419,078	—
Paul McDonnell	$563,742	$580,653	3.00%
(1)	Mr. Fenton was not an NEO prior to 2020, so his 2019 base salary is not disclosed.

During the first quarter of 2021, based on the annual review, the Committee determined to increase base salaries for Mr. Flannery, Ms. Graziano and Messrs. Asplund, Pintoff and Fenton by $49,960, $54,737, $63,480, $29,246 and $14,668, respectively, effective April 1, 2021. Ms. Graziano and Mr. Asplund received relatively large base salary increases, compared to the increases for the other NEOs, to improve their competitive positions relative to our peer group and, for Mr. Asplund, reflective of his expanded leadership responsibilities with respect to sales and specialty operations.

Annual Incentive Compensation Plan

2020 AICP At-A-Glance

2020 AICP Targets

Target bonus opportunities are expressed as a percentage of base salary and are established based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Committee also considers market data in setting target award amounts. NEO target award opportunities for 2020 were as follows:

NEO	Target AICP (as a % of Base Salary)
Matthew Flannery	130%
Jessica Graziano	90%
Dale Asplund	90%
Craig Pintoff	90%
Jeffrey J. Fenton	80%
Paul McDonnell	90%

During the first quarter of 2021, based on the annual review, the Committee determined to increase Mr. Asplund’s target award opportunity for 2021 from 90% to 100%, effective as of January 1, 2021.

2020 Funding Levels and Results

At the beginning of 2020, and prior to the COVID-19 pandemic, the Committee established adjusted EBITDA and EPI performance goals as set forth below.

		2020 Performance Metrics ($M)
Payout Level	% of Target	Adjusted EBITDA (50% weighting)	EPI (50% weighting)
Maximum	200%	$4,658	$162
Target	100%	$4,448	$(4)
Threshold	50%	$4,028	$(336)

Despite the severe impact of COVID-19 on the economic landscape, our senior management team helped lead the Company to achieve strong financial and operational results in 2020, demonstrating disciplined execution, cost control and the ability to execute well under volatile market conditions. We limited the year-over-year decline in our adjusted EBITDA margin to 50 basis points, and EPI was above threshold. However, notwithstanding our perseverance through 2020, we did not meet our original internal operating plan goals under this plan, resulting in a funding amount of 28.5% of target, as illustrated in the table presented in the “—Executive Summary—The Impact of COVID-19 on Executive Compensation—2020 Annual Incentive Compensation Plan Funding Levels and Results” section of this CD&A.

After evaluating the goal achievement under the pre-established 2020 adjusted EBITDA and EPI goals below, the Committee considered various external and internal factors (see “—Executive Summary—The Impact of COVID-19 on Executive Compensation—2020 Annual Incentive Compensation Plan Funding Levels and Results” section of this CD&A for a discussion of these factors) and determined to use discretion to adjust the actual results for adjusted EBITDA from 0% to 50%. As a result, the Committee approved an adjusted funding amount of 53.5% of each NEO’s applicable bonus target, which was calculated by giving equal weight to the actual results for EPI (57.1%) and the adjusted results for adjusted EBITDA (50%). Consistent with the Company’s philosophy of making equitable, Company-wide compensation decisions for 2020, the adjusted funding amount of 53.5% of target was applicable for all AICP participants (approximately 900 corporate and region employees), not just the NEOs. The table on page 54 of this Proxy Statement lists the actual awards and bonuses earned by the NEOs in 2020 (and paid in 2021).

2020 Individual Performance Adjustment Framework

For 2020, the Committee determined, prior to the COVID-19 pandemic, to use a consistent framework of pre-determined strategic factors linked to Human Capital Management, Customer Experience and Digital & Technology objectives to measure individual performance, in addition to individual key objectives tied to the NEOs’ individual areas of responsibility as defined in their annual performance reviews. None of the objectives are dispositive or individually weighted.

Human Capital	Customer Experience	Digital & Technology

● Safety ● Diversity ● Employee experience ● Employee retention	● Customer satisfaction ● Customer experience ● Fleet availability	● Digital marketing ● Digital demand ● On-line revenue ● Self-service revenue ● Digital self service
Individual Key Objectives: Tied to goals in each executive’s individual area of responsibility as defined in their annual performance review.

Based on achievements against the strategic factors in the framework and individual contributions to performance, the Committee may, in its own discretion, decide to adjust each NEO’s funding level upward or downward in the range of 90% to 110% of the initial funding amount. To assess individual performance for 2020, the Committee considered achievements against the following individual goals for each of the NEOs, respective of their areas of responsibility:

●

For Mr. Flannery, individual discretionary goals were tied to: strategy and planning; organizational development and succession planning; employee health and safety; customer service at our branch operations; and our digital strategy.

●	For Ms. Graziano, individual discretionary goals were tied to: internal audit; field finance; performance analytics; credit and cash; tax; treasury; real estate; and investor relations.
●

For Mr. Asplund, individual discretionary goals were tied to: increased productivity in operations; purchasing improvements; efficient use of shared services; information and technology matters; strategic sales; profitable growth; and sales talent and development.

●	For Mr. Pintoff, individual discretionary goals were tied to: corporate governance matters; litigation management; coordination of board activities; securities and other regulatory filings;

business development; talent management; succession planning; recruitment of diverse employees; health and safety; training and development; and reduction in legal and human resources expenses.
●	For Mr. Fenton, individual discretionary goals were tied to: strategy; succession planning; merger and acquisition activity; strategic partnerships; and innovation concepts.
●	For Mr. McDonnell, individual discretionary goals were tied to: sales; branding; technology; and digital platform and commerce.

As described in “The Impact of COVID-19 on Executive Compensation–2020 Annual Incentive Compensation Plan (“AICP”) Funding Levels and Results” in this CD&A, for 2020 AICP pay outcomes, the Committee determined to use discretion to provide for an expanded range for individual performance adjustments of 80%-120% of the adjusted funded amount, instead of the typical range of 90%-110%, the application of which varied by executive based on performance results achieved.

2020 AICP Pay Outcomes

The funding of the annual incentive amounts was set at 53.5% of each NEO’s applicable bonus target.

To further align the economic interests of our NEOs with those of our stockholders, earned annual incentive amounts were generally delivered as 50% in cash and 50% in vested shares of the Company’s common stock for 2020. The following table lists the actual awards and bonuses earned by the NEOs in 2020 (and paid in 2021).

	Actual Payout	Actual Payout ($)
NEO	(as a % of Adjusted Funded Amount)	Cash(1)	Vested Shares(2)
Matthew Flannery	110%	$353,900	$354,042
Jessica Graziano	105%	$135,822	$135,867
Dale Asplund(3)	120%(4)	$219,238	$131,631
Craig Pintoff	120%(4)	$167,760	$167,943
Jeffrey J. Fenton(3)	110%	$176,287	$19,669
Paul McDonnell(5)	100%	$206,899	—
(1)	Amounts rounded to the nearest dollar.
(2)	Amounts reflect the March 8, 2021 grant date value of vested shares, as rounded up to the nearest whole share, and amounts rounded to the nearest dollar.
(3)

For Messrs. Asplund and Fenton, who elected to defer a portion of their annual incentive payment under the Executive Nonqualified Excess Plan (discussed on page 60 of this Proxy Statement), the 50% cash and 50% stock split is applied to the non-deferred portion of their earned amount (and the deferred portion is shown in the cash column in the table above).

(4)

As discussed in “The Impact of COVID-19 on Executive Compensation—2020 Annual Incentive Compensation Plan (“AICP”) Funding Levels and Results” in this CD&A, the Committee determined to use discretion to provide for an expanded range for individual performance adjustments of 80%-120% of the adjusted funded amount, instead of the typical range of 90%-110%, the application of which varied by executive based on performance results achieved. Due to individual performance results achieved during 2020, the Committee decided to adjust the award for each of Messrs. Asplund and Pintoff upwards to 120%.

(5)

Mr. McDonnell did not participate in the cash and stock split program, as he was not an active employee at the time of the bonus payment. Therefore, his bonus amount (prorated for the portion of the year employed) was paid entirely in cash.

As discussed below under “Stock Ownership Guidelines,” the NEOs are required to hold between two and six times their respective base salaries in the Company’s common stock, depending on their position. Until this guideline is met, each NEO must retain 50% of the Company’s common stock received upon the exercise, vesting, or payment of equity-based awards granted by the Company, including the shares paid in respect of his or her 2020 annual incentives. Each of the current NEOs was in compliance with the guidelines as of December 31, 2020.

Long-Term Incentive Plan (“LTIP”) (Equity Compensation)

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2020, the Company granted annual equity compensation awards under our Second Amended and Restated 2010 Long-Term Incentive Plan as follows (these charts do not include any one-time grants or awards):

Performance-based restricted stock units (“PRSUs”) are earned and vest only when a specified performance level is achieved. Time-based restricted stock units (“RSUs”) vest ratably over a three-year period based solely on continued service. Time-based RSUs help to secure and retain executives and instill an ownership mentality. Historically, the Company’s PRSUs and time-based RSUs have not earned any dividend equivalents.

2020 LTIP Awards

In determining the size of each equity award granted, the Committee considers a variety of factors, including benchmarking data on competitive long-term incentive values, the percentage of long-term incentive value to be allocated to PRSUs and time-based RSUs, and the NEO’s position within the Company. The actual number of PRSUs and time-based RSUs granted is calculated by dividing the dollar value of the award by the closing price of the Company’s stock on the equity award grant date. The table below shows the PRSUs and time-based RSUs awarded for fiscal 2020 for each of the NEOs (the table below does not reflect any one-time grants or awards):

	2020 LTIP Awards
NEO	2020 PRSUs(1)	2020 Time-Based RSUs(2)
Matthew Flannery	33,805	8,451
Jessica Graziano	7,368	3,158
Dale Asplund	8,444	3,619
Craig Pintoff	8,175	3,503
Jeffrey J. Fenton	4,303	1,844
Paul McDonnell(3)	7,368	3,158
(1)	Earned PRSUs vest in one-third increments annually, subject to the satisfaction of the performance criteria described below.
(2)	Time-based RSUs vest in one-third increments on each anniversary of the grant date, generally subject to continued employment.
(3)	Mr. McDonnell left the Company on September 30, 2020. However, a portion of the PRSUs and time-based RSUs granted to him in 2020 vested pursuant to his Severance Agreement and General Release.

A Closer Look at Performance-Based RSUs (“PRSUs”)

Performance criteria for our PRSUs measure year-over-year performance over the course of a three-year period, rather than measure performance once at the end of the three-year period, to better account for the dynamic nature of our business. Accordingly, one-third of our NEOs’ PRSUs are eligible to vest each year, in an amount ranging from 0% to 200% of target, based on achievement of annual performance metrics and generally subject to the NEO’s continued employment through fiscal year-end. We measure performance annually because we operate in a highly cyclical and volatile business environment in which forecasting multi-year performance is extremely difficult and possibly counterproductive. By reestablishing goals annually, we ensure that we always have the appropriate criteria and rigor tied to the incentive performance targets. We maintain a long-term perspective by requiring multi-year vesting and denominating our awards in stock, which, coupled with our robust stock ownership guidelines, effectively aligns management’s long-term interests with those of our stockholders.

Understanding the Differences: Reported PRSUs in the Summary Compensation Table vs. Target PRSUs Approved by the Committee

As discussed above, PRSUs vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. While the annual goal-setting feature is appropriate due to the highly-cyclical and volatile business environment in which we operate, it can result in differences between the reported PRSU award grant date fair value (“GDFV”) in the Summary Compensation Table and the target PRSU award GDFV that is approved by the Committee based on targeted market position and performance.

The differences in GDFVs are due to the SEC requirement that PRSU award values disclosed in the Summary Compensation Table reflect the GDFV of the PRSU as determined under SEC accounting rules, which stipulate that grant date is established when the underlying terms of the award are fixed. Because our PRSU goals are set on an annual basis, the grant date and associated award fair value are established annually over the three-year performance period—resulting in differences between what is reported in the Summary Compensation Table (further described in footnote 4 thereto) and the amount of the award the Committee originally awarded. In years when the stock price declines, reported PRSU award GDFV will be lower than the target GDFV. In years when the stock price increases, reported PRSU award GDFV will exceed the target GDFV.

2020 CEO Impact: The reported PRSU award GDFV in the 2020 Summary Compensation Table (excluding, for illustrative purposes only, the December 2020 modification) for Mr. Flannery of $3,087,525 compared to the target PRSU award GDFV approved by the Committee of $3,180,165 results in a $92,640 difference in reported versus target PRSU award GDFV.

2020 PRSU Outcomes

As described in more detail on page 45 of this Proxy Statement, we experienced dramatic declines in total revenue beginning in mid-March 2020, when the impact of COVID-19 was first significantly felt. It was clear that the unprecedented COVID-19 market dislocation, based on outside factors beyond the Company’s control, would lead to total 2020 revenue results that were well below expectations and unattainable threshold performance levels. As such, management’s emphasis turned to mitigating disruption, maintaining a focus on safety, continuing to support the needs of our customers, and making decisions to preserve returns and profits without sacrificing future capacity. Through these efforts, management successfully managed ROIC above the pre-established threshold goal.

Given the unprecedented COVID-19 impact, the Committee formally modified the LTIP solely with respect to 2020 on December 16, 2020, by changing the weighting of the independent plan metrics to place 100% emphasis on ROIC, as outlined in more detail on page 45 of this Proxy Statement. As a result of this change and based on our performance results, the Committee determined that 57.3% of the target PRSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2021. Consistent with the Company’s philosophy of making equitable, Company-wide compensation decisions for 2020, the LTIP modification was applicable for all employees participating in the LTIP (approximately 50 employees), not just the NEOs.

Other Practices, Policies and Guidelines

Stock Ownership Guidelines

Stock ownership guidelines are a key vehicle for aligning the interests of management and the Company’s stockholders. A meaningful direct ownership stake by our NEOs demonstrates to our investors that each NEO has a strong commitment to the Company’s success. The Committee maintains stock ownership guidelines for our NEOs and other Company officers with a title of vice president and above. For 2020, our stock ownership guidelines were as follows:

Title	Multiple of Base Salary
CEO	6.0x
Executive Vice Presidents	3.0x
Senior Vice Presidents	2.0x
Vice Presidents and Region Vice Presidents	1.0x

Shares that count toward meeting these ownership guidelines include: shares directly owned by the executive; shares beneficially owned by the executive, such as shares held in “street name” through a broker or shares held in trust; unvested restricted stock or RSUs that vest solely based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options.

Until the guidelines are met, NEOs and other officers are required to retain 50% of the net shares of the Company’s common stock received upon future vestings. NEOs and other Company officers have five years from becoming a covered employee or moving to a position with a higher ownership level to come into compliance with the guidelines. Each of the NEOs was in compliance with these guidelines as of December 31, 2020.

Anti-Hedging Policy; Anti-Pledging Policy

The Company’s insider trading policy prohibits directors, officers, employees and consultants (including each of our NEOs) as well as certain of the covered person’s family members, others living in the covered person’s household, or entities whose transactions in Company securities are subject to the covered person’s influence or control from trading in securities of the Company (or securities of any other company with which the Company does business) while in possession of material nonpublic information, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. Such individuals are also restricted from engaging in hedging transactions on the Company’s common stock, pledging Company common stock as collateral for a margin loan, or from engaging in short sale transactions, credit default swaps and transactions in options (other than the exercise of stock options granted under the Company’s equity incentive plans), puts, calls or other derivative securities tied to Company securities.

In addition, before any director or executive officer engages in a transaction involving Company securities, such director or executive officer must obtain pre-clearance and approval of the transaction from the Company’s Executive Vice President—Chief Administrative and Legal Officer or General Counsel.

Clawback Policy

The Committee approved a standalone, and centralized clawback policy effective February 15, 2021 that applies to all Section 16 officers and other individuals as designated by the Board or Committee. The policy expands the current “injurious conduct provision” that already applies to all equity awards granted by the Company since 2009, including those held by each of the NEOs, to include AICP awards. The lookback was extended to apply to covered compensation that was paid to and received by the covered employee on or after the date which is one year prior to the date the injurious conduct occurred. The policy also includes an updated “mandatory restatement” provision (currently included in the Company’s employment agreements with certain NEOs) that requires reimbursement of compensation if amounts were paid based on financial results that subsequently become subject to certain mandatory restatements that would have led to lower (or zero) payment.

As summarized above, the Company’s updated clawback policy consolidates and expands upon existing policies that the Company has in place. For all PRSU, time-based RSU and stock option awards granted since 2009, the award agreements include an “injurious conduct” provision that requires forfeiture of the award or, to the extent the award has vested or been exercised within six months prior to the occurrence of the relevant conduct, mandates reimbursement of shares or amounts realized. The injurious conduct concept is generally focused on actions that would constitute “cause” under an employment agreement, namely, actions that are in material competition with the Company or breach the executive’s duty of loyalty to the Company. In addition, the Company generally includes “clawback” provisions in certain of our NEOs’ employment agreements, including those with respect to Mr. Flannery, Ms. Graziano and Messrs. Pintoff, Fenton and McDonnell, that generally require reimbursement of amounts paid under performance provisions (in the case of cash incentives and PRSUs) if amounts were paid or shares vested based on financial results that subsequently become subject to certain “mandatory” restatements that would have led to lower payments or forfeiture of all or a portion of the shares subject to an award.

Termination and Change in Control Benefits

The provision of reasonable severance benefits is common among similar companies and is essential to recruiting and retaining key executives. Accordingly, the employment agreements with our NEOs generally provide for varying levels of severance in the event that the Company terminates the executive’s employment without “cause” or the executive resigns for “good reason” (each as defined in the applicable employment agreement, as described in more detail under “Benefits upon Termination of Employment”). Upon a qualifying termination, Mr. Flannery would receive a severance payment which economically represents 200% of his annual base salary and target incentive opportunity for the then-current fiscal year paid over a two-year period; Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period; Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period; Mr. Pintoff would receive a severance payment which economically represents 94.7% of his annual base salary and target incentive opportunity paid over a one-year period; and Mr. Fenton would receive a severance payment equal to 100% of his annual base salary and target incentive opportunity paid over a one-year period. Upon a qualifying termination, the Company would also provide each NEO with COBRA continuation coverage for a 12- to 18-month period.

Severance payments to the NEOs are conditioned on the execution of a release of claims in favor of the Company. In addition, each of the NEOs is subject to non-competition and non-solicitation restrictions for a period of time following their termination, as described in more detail under “Benefits upon Termination of Employment.”

All unvested PRSUs, time-based RSUs and stock options granted to each of the NEOs provide for forfeiture on the NEO’s termination of employment for any reason, except in the case of a qualifying termination following a change in control or upon death, disability or retirement, each as described below. Following a termination without cause or a resignation for good reason, vested stock options will remain outstanding and exercisable for 30 days following such termination, and will remain outstanding and exercisable for one year following a termination as a result of death or permanent disability.

For PRSU awards, upon an awardee’s death, all units that could have been earned for the performance period in which the death occurs will vest based on target performance, and upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the disability occurs will vest based on actual performance. The time-based RSU awards provide for vesting of all outstanding units upon death or permanent disability.

The Company entered into a Severance Agreement and General Release with Mr. McDonnell, dated September 21, 2020, in connection with his departure from the Company on September 30, 2020, that includes a form of Consulting Agreement with the Company. Mr. McDonnell’s agreement provides that he will be paid at a rate of $10,608 per week while serving as a consultant to the Company during a two-year consulting period, and will also receive severance at a rate of $5,769 per week during the first 26 weeks following September 30, 2020. Mr. McDonnell was also entitled to receive (i) a lump sum amount equal to the annual cash bonus that otherwise would have been earned in 2020 prorated for the portion of the year employed, (ii) continued vesting of the tranches of PRSUs otherwise scheduled to vest in January

2021 and time-based RSUs otherwise scheduled to vest in March 2021, and (iii) Company-paid medical, dental and vision coverage under COBRA through March 30, 2022. Mr. McDonnell signed a general release of claims in favor of the Company and must comply with ongoing confidentiality and non-disparagement obligations, and with non-competition and non-solicitation covenants for a period of 24 months from his separation date.

Upon a termination as a result of retirement, time-based RSUs awarded will vest and be delivered upon such retirement. Outstanding PRSU awards will remain outstanding and vest based on actual performance for the full performance period and be delivered on the normal settlement schedule.

For the NEOs, retirement requires: (1) attainment of age 60; (2) age plus years of continuous service equal to at least 70; and (3) at least one year’s prior written notice of retirement.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers and, accordingly, the Committee believes that appropriate change in control provisions are important tools for aligning executive interests in change in control scenarios with those of stockholders. In addition, changes to the Company following a change in control may affect the ability to achieve previously set performance measures. Consequently, outstanding RSUs and stock option awards held by the NEOs provide for “double trigger” treatment upon a change in control. A “change in control” for this purpose is defined in the employment agreement for Mr. Flannery, in the applicable award agreement or in the LTIP, as set forth in more detail under “Benefits upon a Change in Control.” If the change in control results in shares of common stock of the Company (or any direct or indirect parent entity) being publicly traded and the grantee’s employment is terminated by the Company without “cause” or by the individual for “good reason” within the 12 months following the change in control, then all such RSUs and stock options will vest in full, and all performance conditions for PRSUs will be deemed satisfied at the target level. However, in the limited circumstances that the change in control results in none of the common stock of the Company (or any direct or indirect parent entity) being publicly traded following a change in control, then all outstanding awards will vest in full, and all performance conditions for PRSUs will be deemed satisfied at their target level upon the date of such change in control.

The Internal Revenue Code imposes an excise tax on the value of certain payments that are contingent upon a change in control, referred to as parachute payments, which exceed a safe harbor amount. The Company does not provide any executive with a gross-up for any excise tax that may be triggered. The employment agreement for Mr. Flannery provides that if the executive receives payments that would result in the imposition of the excise tax, such payments will be reduced to the safe harbor amount so that no excise tax is triggered if the net after-tax benefit to him is greater than the net after-tax benefit that he would receive if no reduction occurred.

The severance and change in control provisions of our NEOs’ employment agreements and other arrangements are described in detail in the sections “Benefits upon Termination of Employment” and “Benefits upon a Change in Control,” respectively.

Employment Agreements

We have entered into employment agreements with each of the NEOs: for Mr. Flannery, effective May 8, 2019; for Ms. Graziano, effective October 12, 2018; for Mr. Asplund, effective April 28, 2008; for Mr. Pintoff, effective January 20, 2016; for Mr. Fenton, effective January 20, 2016; and for Mr. McDonnell, effective October 31, 2018. As discussed above, the Company entered into a Severance Agreement and General Release with Mr. McDonnell, dated September 21, 2020, and Mr. McDonnell ceased employment with the Company on September 30, 2020.

The employment agreements generally provide that the NEOs are entitled to participate in the Company’s benefit plans and programs, to the extent the NEO is eligible under the terms thereof, and receive the benefits and perquisites generally provided by us to our executives, including family medical insurance (subject to applicable employee contributions). Upon a termination of employment (including, for Mr. Flannery, a termination following a change in control of the Company), the employment agreements provide for the benefits described above under “Termination and Change in Control Benefits,” and below under “Benefits upon Termination of Employment” and “Benefits upon a Change in Control.”

The employment agreements also generally provide that, during the period of employment, the NEO shall not engage in any activity that would conflict with the executive’s duties and cannot engage in any other employment. In addition, the employment agreements provide for indefinite confidentiality obligations as well as post-termination non-compete and non-solicit restrictions for two years for Messrs. Flannery, Asplund and McDonnell, and one-year for Ms. Graziano and Messrs. Pintoff and Fenton.

Indemnification Agreements

We have entered into indemnification agreements with each of the NEOs. These agreements provide, among other things, for us to indemnify and advance expenses to the NEOs against specified claims and liabilities that may arise in connection with each NEO’s services to the Company.

Other Benefits and Perquisites

Nonqualified Deferred Compensation Plan

The Company’s nonqualified deferred compensation plan, the Executive Nonqualified Excess Plan (“ENEP”), is an unfunded plan. The participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees, including the NEOs, to defer all or part of their base salary and annual incentive compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also provides for additional credits that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2020.

Retirement Benefits

The Company maintains a 401(k) plan for all employees and provides discretionary employer-matching contributions (subject to certain limitations, including an annual limit of $3,000 for 2020 for our NEOs) based on an employee’s contributions.

Perquisites and Other Personal Benefits

We maintain various employee benefit programs, including health and medical benefits, for all of our employees, including our NEOs. In addition, all executives who are senior vice presidents or above, including the NEOs, are eligible to receive an annual wellness exam.

The Company does not have a formal perquisite policy, although the Committee periodically reviews perquisites for our NEOs. Rather, there are certain specific perquisites and benefits that the Company has agreed to provide to particular executives based on their specific situations. Among these are relocation costs, including temporary housing and living expenses, and use of Company vehicles. In order to make travel time more conducive to work-related activities, we may periodically provide our executives with business-class travel on commercial airlines when traveling for work-related matters.

For 2020, none of the NEOs received perquisites or personal benefits with a total value exceeding $10,000, with the exception of Mr. Flannery, whose Company-paid supplemental life insurance premium was $8,505 and whose discretionary employer-matching contributions in the 401(k) plan were $3,000 based on his contributions. Additionally, the Company provided the following payments and benefits to Mr. McDonnell, in addition to the $3,000 discretionary employer-matching contributions in the 401(k) plan based on his contributions: (i) $105,617 in relocation expenses, (ii) $84,383 in a gross-up of amounts reimbursed during 2020 for the payment of taxes in connection with such relocation expenses, (iii) $4,879 related to his personal use of a Company vehicle, and (iv) $150,000 in accrued severance payments in connection with Mr. McDonnell’s separation from service. Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 64 of this Proxy Statement for more information.

Tax and Accounting Considerations

The Committee considers certain tax implications when designing the Company’s executive compensation programs, including the deductibility of compensation paid to our NEOs. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), compensation that qualified as "performance-based compensation" under Section 162(m) was exempt from this $1 million limit. However, the Tax Act generally eliminated this performance-based compensation exemption for taxable years beginning after December 31, 2017. The Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Committee's ability to structure its compensation to attract, retain and appropriately motivate executive officers, thus providing benefits to the Company and its stockholders that outweigh the potential benefit of the tax deduction. Accordingly, the Committee has discretion to approve and authorize compensation that is not deductible for federal income tax purposes.

Compensation and Risk Management

The Committee performs an annual risk assessment of our executive compensation programs. In 2020, the Committee considered both risk mitigators and risk aggravators—that is, elements of the executive compensation architecture that potentially mitigate excessive risk or encourage risk-taking, respectively. On balance, the Committee found that the sum total of the risk mitigators greatly outweighed the risk aggravators. The risk mitigators include: the opportunity for stockholders to cast advisory votes on executive compensation, stock ownership guidelines for executives, an independent compensation committee and compensation consultant, clawback provisions in employment and equity award agreements, a clearly defined pay philosophy, peer group and market positioning to support the Company’s business objectives, provisions enabling the use of negative discretion in certain payouts, and an effective balance of cash and equity compensation. In performing its assessment, the Committee took into account the annual risk review of the Company’s human capital programs led by the Enterprise Risk Management (“ERM”) Council comprised of senior representatives from field operations and from each of the primary corporate functions.

The ERM Council leads a review of the Company’s human capital policies and practices (including compensation) annually to ensure that they appropriately balance short-term and long-term goals and risks and rewards. Specifically, this review includes the annual cash incentive program that covers all senior management and a broad employee population, and equity compensation. These plans are designed to focus senior management and employees on increasing stockholder value and enhancing financial results. Based on this comprehensive review in 2020, we concluded that our compensation program does not encourage excessive risk-taking and is not reasonably likely to have a material adverse effect on the Company. We are confident that our program is aligned with the interests of our stockholders and rewards for performance.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and discussed that analysis with management and with the Compensation Committee’s independent compensation consultant. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and in this Proxy Statement.

THE COMPENSATION COMMITTEE

Gracia C. Martore, Chairperson Marc A. Bruno Kim Harris Jones Terri L. Kelly Donald C. Roof

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Matthew Flannery	2020	925,167	(6)	330,747	4,881,735	—	377,052	11,505	6,526,206
President and Chief	2019	817,050		—	2,800,890	—	848,816	11,505	4,478,261
Executive Officer	2018	731,613		—	2,787,244	—	1,076,696	3,000	4,598,553
Jessica Graziano	2020	537,293	(7)	126,936	1,276,093	—	144,707	3,000	2,088,029
Executive Vice President,	2019	501,480		—	843,020	—	385,082	3,000	1,732,582
Chief Financial Officer	2018	421,419		—	1,100,383	—	503,747	3,000	2,028,549
Dale Asplund	2020	607,093	(8)	179,489	1,641,239	—	171,291	3,000	2,602,112
Executive Vice President,	2019	589,135		—	1,868,005	—	472,574	3,000	2,932,714
Chief Operating Officer	2018	568,805		—	1,973,288	—	743,023	3,000	3,288,116
Craig Pintoff	2020	580,681	(9)	171,680	1,596,806	—	163,839	3,000	2,516,006
Executive Vice President,	2019	563,500		—	1,229,931	—	472,558	3,000	2,268,989
Chief Administrative and Legal Officer	2018	537,572		—	1,734,836	—	710,650	3,000	2,986,058
Jeffrey Fenton	2020	416,043	(10)	91,529	869,590	—	104,344	3,000	1,484,506
Senior Vice President,
Business Development
Transitioned during 2020(11)
Paul McDonnell	2020	631,842	(12)	96,682	1,413,837	—	110,217	347,879	2,600,457
Executive Vice President,	2019	559,392		—	1,610,808	—	428,321	3,000	2,601,521
Chief Commercial Officer

(1)

As further discussed in the CD&A, in March 2021, the Committee determined to use discretion to adjust the actual results for adjusted EBITDA from 0% to 50% for AICP purposes. As a result, the Committee approved an adjusted AICP funding amount of 53.5% of each NEO’s applicable bonus target, which was calculated by giving equal weight to the actual results for EPI (57.1%) and the adjusted results for adjusted EBITDA (50%). In addition, in March 2021, the Committee determined to use discretion to provide for an expanded range for AICP individual performance adjustments of 80%-120% of the adjusted funded amount, instead of the typical range of 90%-110%. Amounts in this column represent: (i) for each NEO, the incremental increase in actual annual bonus payouts for 2020 attributed to the difference between funding based on adjusted results (53.5%) and funding based on actual results (28.5%); and (ii) for Messrs. Asplund and Pintoff, who were the only NEOs to receive individual performance adjustments above the top end of the typical range for individual performance adjustments, the difference between the adjustment they actually received based on Committee discretion (120%) and the top end of the typical range of adjustments (110%). See “Compensation Discussion and Analysis—Executive Summary—The Impact of COVID-19 on Executive Compensation—2020 Annual Incentive Compensation Plan Funding Levels and Results” section of this CD&A for further discussion.

(2)

Except as otherwise noted, the amount in this column represents the grant date fair value of the stock awards, as applicable, computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), disregarding for this purpose the effect of estimated forfeitures.

(3)

Pursuant to FASB ASC Topic 718, the accounting grant date is the date the performance metrics are approved by the Committee and communicated to the employee. Since the Committee does not establish performance metrics until after the beginning of each fiscal year, the performance-based RSUs (“PRSUs”) subject to performance vesting in 2021 and 2022 have not been expensed and are therefore not included in the table above.

(4)

Amounts for each NEO include the aggregate grant date fair value of time-based RSUs and PRSUs, as well as the incremental increase in fair value of PRSUs as a result of the modified 2020 metrics weightings approved by the Committee on December 16, 2020 as described in “—Compensation Discussion and Analysis—The 2020 Executive Compensation Program in Detail—A Closer Look at Performance-Based RSUs (“PRSUs”).” The aggregate grant date fair value of PRSUs granted on March 4, 2020 as determined under applicable accounting rules, which represents the first tranche of the PRSUs awarded in 2020, the second tranche of the PRSUs awarded in 2019 and the third tranche of the PRSUs awarded in 2018, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Flannery is $3,087,525 (representing 2,775 PRSUs awarded in 2018, 9,677 PRSUs awarded in 2019 and 11,269 PRSUs awarded in 2020), for Ms. Graziano is $706,248 (representing 524 PRSUs awarded in 2018, 2,446 PRSUs awarded in 2019 and 2,456 PRSUs awarded in 2020), for Mr. Asplund is $955,374 (representing 1,703 PRSUs awarded in 2018, 2,822 PRSUs awarded in 2019 and 2,815 PRSUs awarded in 2020), for Mr. Pintoff is $931,425 (representing 1,703 PRSUs awarded in 2018, 2,728 PRSUs awarded in 2019 and 2,725 PRSUs awarded in 2020), for Mr. Fenton is $514,002 (representing 1,009 PRSUs awarded in 2018, 1,505 PRSUs awarded in 2019 and 1,435 PRSUs awarded in 2020), and for Mr. McDonnell is $818,706 (representing 1,388 PRSUs awarded in 2018, 2,446 PRSUs awarded in 2019 and 2,456 PRSUs awarded in 2020). At the maximum level of performance, the grant date fair value for Mr. Flannery is $6,175,051 (representing 5,550 PRSUs awarded in 2018, 19,354 PRSUs awarded in 2019 and 22,538 PRSUs awarded in 2020), for Ms. Graziano is $1,412,496 (representing 1,048 PRSUs awarded in 2018, 4,892 PRSUs awarded in 2019 and 4,912 PRSUs awarded in 2020), for Mr. Asplund is $1,910,749 (representing 3,406 PRSUs awarded in 2018, 5,644 PRSUs awarded in 2019 and 5,630 PRSUs awarded in 2020), for Mr. Pintoff is $1,862,850 (representing 3,406 PRSUs awarded in 2018, 5,456 PRSUs awarded in 2019 and 5,450 PRSUs awarded in 2020), for Mr. Fenton is $1,028,004 (representing 2,018 PRSUs awarded in 2018, 3,010 PRSUs awarded in 2019 and 2,870 PRSUs awarded in 2020) and for Mr.

McDonnell is $1,637,413 (representing 2,776 PRSUs awarded in 2018, 4,892 PRSUs awarded in 2019 and 4,912 PRSUs awarded in 2020).

The incremental increase in fair value of PRSUs as a result of the December 2020 modification based on target performance for Mr. Flannery is $694,228 (representing 349 PRSUs awarded in 2018, 1,218 PRSUs awarded in 2019 and 1,419 PRSUs awarded in 2020), for Ms. Graziano is $158,799 (representing 66 PRSUs awarded in 2018, 308 PRSUs awarded in 2019 and 309 PRSUs awarded in 2020), for Mr. Asplund is $214,815 (representing 214 PRSUs awarded in 2018, 355 PRSUs awarded in 2019 and 354 PRSUs awarded in 2020), for Mr. Pintoff is $209,430 (representing 214 PRSUs awarded in 2018, 343 PRSUs awarded in 2019 and 343 PRSUs awarded in 2020), for Mr. Fenton is $115,573 (representing 127 PRSUs awarded in 2018, 189 PRSUs awarded in 2019 and 181 PRSUs awarded in 2020), and for Mr. McDonnell is $184,086 (representing 175 PRSUs awarded in 2018, 308 PRSUs awarded in 2019 and 309 PRSUs awarded in 2020). At the maximum level of performance, the incremental value for Mr. Flannery is $1,388,430 (representing 699 PRSUs awarded in 2018, 2,436 PRSUs awarded in 2019 and 2,837 PRSUs awarded in 2020), for Ms. Graziano is $317,581 (representing 132 PRSUs awarded in 2018, 616 PRSUs awarded in 2019 and 618 PRSUs awarded in 2020), for Mr. Asplund is $429,642 (representing 429 PRSUs awarded in 2018, 710 PRSUs awarded in 2019 and 709 PRSUs awarded in 2020), for Mr. Pintoff is $418,947 (representing 429 PRSUs awarded in 2018, 686 PRSUs awarded in 2019 and 687 PRSUs awarded in 2020), for Mr. Fenton is $231,095 (representing 254 PRSUs awarded in 2018, 379 PRSUs awarded in 2019 and 361 PRSUs awarded in 2020) and for Mr. McDonnell is $368,032 (representing 349 PRSUs awarded in 2018, 616 PRSUs awarded in 2019 and 618 PRSUs awarded in 2020).

Assumptions used to calculate these amounts are set forth in footnote 2 to “Grants of Plan-Based Awards in 2020” below and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2020.

(5)

This column includes the Company’s matching contributions to the Company’s 401(k) plan, which for 2020 was $3,000 for each NEO. For Mr. Flannery, 2020 also includes $8,505 for a supplemental life insurance premium paid on his behalf by the Company. For Mr. McDonnell, 2020 also includes: (i) $105,617 in relocation expenses, (ii) $84,383 in a gross-up of amounts reimbursed during 2020 for the payment of taxes in connection with such relocation expenses, (iii) $4,879 related to his personal use of a Company vehicle, and (iv) $150,000 in accrued severance payments in connection with Mr. McDonnell’s separation from service.

(6)

Mr. Flannery’s annual base salary was $850,000 through March 31, 2020 and was raised during the first quarter of 2020, prior to the onset of the COVID-19 pandemic, to $950,040 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2020.

(7)

Ms. Graziano’s annual base salary was $506,834 through March 31, 2020 and was raised during the first quarter of 2020, prior to the onset of the COVID-19 pandemic, to $547,373 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2020.

(8)

Mr. Asplund’s annual base salary was $593,715 through March 31, 2020 and was raised during the first quarter of 2020, prior to the onset of the COVID-19 pandemic, to $611,520 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2020. Mr. Asplund elected to defer $148,490 of his annual base salary under the ENEP (the Company’s Deferred Compensation Plan), as described below under “Nonqualified Deferred Compensation in 2020.”

(9)

Mr. Pintoff’s annual base salary was $567,882 through March 31, 2020 and was raised during the first quarter of 2020, prior to the onset of the COVID-19 pandemic, to $584,917 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2020.

(10)

Mr. Fenton's annual base salary was $406,869 through March 31, 2020 and was raised during the first quarter of 2020, prior to the onset of the COVID-19 pandemic, to $419,078 to reflect a merit increase in connection with our annual review of our NEOs’ base salaries, effective April 1, 2020. Mr. Fenton was not an NEO prior 2020 so his compensation for 2018 and 2019 is not disclosed above. Mr. Fenton elected to defer $313,482 of his annual base salary under the ENEP, as described below under “Nonqualified Deferred Compensation in 2020.”

(11)

As further discussed in the Compensation Discussion and Analysis, Mr. McDonnell left the Company on September 30, 2020. The Salary and Non-Equity Incentive Plan amounts for 2020 listed for Mr. McDonnell represent prorated amounts through his last day of employment.

(12)

Mr. McDonnell’s annual base salary was $563,742 through March 31, 2019 and was raised during the first quarter of 2020, prior to the onset of the COVID-19 pandemic, to $580,653 to reflect a merit increase in connection with our annual review of base salaries, effective April 1, 2020. The 2020 salary included in the table for Mr. McDonnell includes: (i) his prorated base salary, considering the effective date of the base salary rate changes during the year, through his last day of employment, (ii) accrued vacation payments, and (iii) consultancy fees of $127,297 paid in 2020.

Grants of Plan-Based Awards in 2020

The table below summarizes the equity and non-equity awards granted to the NEOs in 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(3)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(4)	Target (#)(4)	Maximum (#)(4)
Matthew Flannery	3/4/2020	—	—	—	5,635	11,269	22,538	—	—	—	1,466,773
	3/4/2020	—	—	—	4,839	9,677	19,354	—	—	—	1,259,558
	3/4/2020	—	—	—	1,388	2,775	5,550	—	—	—	361,194
	3/4/2020	—	—	—	—	—	—	8,451	—	—	1,099,982
	12/16/2020(5)	—	—	—	709	1,419	2,837	—	—	—	329,803
	12/16/2020(5)	—	—	—	609	1,218	2,436	—	—	—	283,211
	12/16/2020(5)	—	—	—	175	349	699	—	—	—	81,214
		601,358	1,202,717	2,645,977	—	—	—	—	—	—	—
Jessica Graziano	3/4/2020	—	—	—	1,228	2,456	4,912	—	—	—	319,673
	3/4/2020	—	—	—	1,223	2,446	4,892	—	—	—	318,371
	3/4/2020	—	—	—	262	524	1,048	—	—	—	68,204
	3/4/2020	—	—	—	—	—	—	3,158	—	—	411,045
	12/16/2020(5)	—	—	—	155	309	618	—	—	—	71,878
	12/16/2020(5)	—	—	—	154	308	616	—	—	—	71,586
	12/16/2020(5)				33	66	132	—	—	—	15,336
		241,782	483,564	1,063,841	—	—	—	—	—	—	—
Dale Asplund	3/4/2020	—	—	—	1,408	2,815	5,630	—	—	—	366,400
	3/4/2020	—	—	—	1,411	2,822	5,644	—	—	—	367,312
	3/4/2020	—	—	—	852	1,703	3,406	—	—	—	221,662
	3/4/2020	—	—	—	—	—	—	3,619	—	—	471,049
	12/16/2020(5)	—	—	—	177	354	709	—	—	—	82,385
	12/16/2020(5)	—	—	—	178	355	710	—	—	—	82,590
	12/16/2020(5)	—	—	—	107	214	429	—	—	—	49,841
		273,192	546,384	1,202,044	—	—	—	—	—	—	—
Craig Pintoff	3/4/2020	—	—	—	1,363	2,725	5,450	—	—	—	354,686
	3/4/2020	—	—	—	1,364	2,728	5,456	—	—	—	355,076
	3/4/2020	—	—	—	852	1,703	3,406	—	—	—	221,662
	3/4/2020	—	—	—	—	—	—	3,503	—	—	455,950
	12/16/2020(5)	—	—	—	172	343	687	—	—	—	79,839
	12/16/2020(5)	—	—	—	172	343	686	—	—	—	79,751
	12/16/2020(5)	—	—	—	107	214	429	—	—	—	49,841
		261,307	522,613	1,149,749	—	—	—	—	—	—	—
Jeffrey Fenton	3/4/2020	—	—	—	718	1,435	2,870	—	—	—	186,780
	3/4/2020	—	—	—	753	1,505	3,010	—	—	—	195,891
	3/4/2020	—	—	—	505	1,009	2,018	—	—	—	131,331
	3/4/2020	—	—	—	—	—	—	1,844	—	—	240,015
	12/16/2020(5)	—	—	—	90	181	361	—	—	—	41,997
	12/16/2020(5)	—	—	—	95	189	379	—	—	—	44,046
	12/16/2020(5)	—	—	—	64	127	254	—	—	—	29,530
		166,417	332,834	732,235	—	—	—	—	—	—	—
Paul McDonnell	3/4/2020	—	—	—	1,228	2,456	4,912	—	—	—	319,673
	3/4/2020	—	—	—	1,223	2,446	4,892	—	—	—	318,371
	3/4/2020	—	—	—	694	1,388	2,776	—	—	—	180,662
	3/4/2020	—	—	—	—	—	—	3,158	—	—	411,045
	12/16/2020(5)	—	—	—	155	309	618	—	—	—	71,878
	12/16/2020(5)	—	—	—	154	308	616	—	—	—	71,586
	12/16/2020(5)	—	—	—	87	175	349	—	—	—	40,622
		193,363	386,727	850,799	—	—	—	—	—	—	—

(1)	The amounts in this column represent the number of time-based RSUs awarded to each of the NEOs in 2020.
(2)

The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see “Notes to Consolidated Financial Statements-2. Summary of Significant Accounting Policies-Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2020.

(3)

Represents the threshold, target and maximum, as applicable, annual incentive amounts payable under the 2020 AICP. Such amounts for each NEO take into account base salaries for the year on a prorated basis, considering the effective date of base salary rate changes during the year.

Under the 2020 AICP, as described under “—Compensation Discussion and Analysis—The 2020 Executive Compensation Program in Detail—2020 AICP At-A-Glance” above, the funding of the annual cash incentive was originally based on the achievement of Adjusted EBITDA and EPI, both weighted 50%, and each independent of the other. The Committee retains discretion to pay cash incentives above or below the estimated range shown in the table above. Additionally, as described in more detail in note 1 to the Summary Compensation Table, the Committee determined to use discretion to adjust the actual results for adjusted EBITDA from 0% to 50%. As a result, the Committee approved an adjusted funding amount of 53.5% of each NEO’s applicable bonus target, which was calculated by giving equal weight to the actual results for EPI (57.1%) and the adjusted results for adjusted EBITDA (50%). The actual incentive amounts paid to our NEOs for 2020 performance pursuant to the 2020 AICP based on original AICP achievement are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Incremental increases attributed to such adjustment in actual annual bonus payouts for 2020 are included in the Bonus column of the Summary Compensation Table.

(4)

Represents the threshold, target and maximum, as applicable, number of awards for the third tranche of PRSUs awarded in 2018, the second tranche of PRSUs awarded in 2019 and the first tranche of the PRSUs awarded on March 4, 2020 that have been accounted for pursuant to FASB ASC Topic 718. With regard to the PRSUs awarded in 2018, the target number of units granted on March 6, 2018, without regard to grant date (as determined under applicable accounting rules), was 2,775 for Mr. Flannery, 524 for Ms. Graziano, 1,703 for Mr. Asplund, 1,703 for Mr. Pintoff, 1,009 for Mr. Fenton, and 1,388 for Mr. McDonnell. With regard to the PRSUs awarded in 2019, the target number of units granted on March 11, 2019, without regard to grant date (as determined under applicable accounting rules), was 9,677 for Mr. Flannery, 2,446 for Ms. Graziano, 2,822 for Mr. Asplund, 2,728 for Mr. Pintoff, 1,505 for Mr. Fenton and 2,446 for Mr. McDonnell. With regard to the PRSUs awarded in 2020, the target number of units granted on March 4, 2020, without regard to grant date (as determined under applicable accounting rules), was 11,269 for Mr. Flannery, 2,456 for Ms. Graziano, 2,815 for Mr. Asplund, 2,725 for Mr. Pintoff, 1,435 for Mr. Fenton and 2,456 for Mr. McDonnell. As described under “—Compensation Discussion and Analysis—The 2020 Executive Compensation Program in Detail—Long Term Incentive Plan (“LTIP”) (Equity Compensation)” above, the number of units that will vest will vary from 0% to 200% of target based on achievement of annual performance metrics. Since the Compensation Committee does not establish performance metrics until after the beginning of each fiscal year, the units subject to performance vesting in 2021 and 2022 have not been expensed and are therefore not included in the table above.

(5)

Represents the incremental awards and fair value of PRSUs, which were granted on March 4, 2020, as a result of the modified 2020 metrics weightings approved by the Committee on December 16, 2020 discussed in more detail above under “—Compensation Discussion and Analysis—The 2020 Executive Compensation Program in Detail—A Closer Look at Performance-Based RSUs (“PRSUs”)”. The grant date shown of December 16, 2020 is the modification date of these awards.  The grant date fair value shown is the incremental fair value of these awards as of the modification date in accordance with FASB ASC Topic 718. The incremental amounts shown in the three rows for each NEO correspond to the three tranches discussed above (the first tranche of 2020 awards, the second tranche of 2019 awards and the third tranche of 2018 awards).

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised and unvested stock options and unvested RSUs for each NEO as of December 31, 2020. The vesting schedule for each grant can be found in the footnotes to this table, based on the grant date.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Matthew Flannery	—	—	—	—	28,072	(4)	6,510,178	32,213	7,470,517
Jessica Graziano	—	—	—	—	8,471	(5)	1,964,510	7,358	1,706,394
Dale Asplund	—	—	—	—	14,706	(6)	3,410,468	8,452	1,960,103
Craig Pintoff	—	—	—	—	8,922	(7)	2,069,101	8,178	1,896,560
Jeffrey Fenton	—	—	—	—	4,865	(8)	1,128,242	4,374	1,014,374
Paul McDonnell	—	—	—	—	4,763	(9)	1,104,587	—	—

(1)

Amounts in these columns include (i) time-based RSUs and (ii) PRSUs, shown at the actual payout levels, that were earned and vested in January 2021 based on the actual performance levels achieved for 2020. As described under “—Compensation Discussion and Analysis—The 2020 Executive Compensation Program in Detail—A Closer Look at Performance-Based RSUs (“PRSUs”)”, above, the Committee formally modified the LTIP solely with respect to 2020 on December 16, 2020, by changing the weighting of the independent plan metrics to place 100% emphasis on ROIC, as outlined in the table below. With this adjustment, the Committee determined that 57.3% of the target PRSUs were earned for the performance cycle; namely, the first tranche of 2020 awards, the second tranche of 2019 awards and the third tranche of 2018 awards.

(2)	Amounts in these columns reflect a closing price per share of the Company’s common stock on the NYSE of $231.91 on December 31, 2020 (the last day of the fiscal year).
(3)

Amounts in these columns represent PRSUs for which the applicable performance metrics had not been established as of December 31, 2020. In accordance with applicable accounting and SEC rules, these amounts do not appear in the Summary Compensation Table or Grants of Plan-Based Awards Table. Amounts are shown at target levels; actual amounts earned, if any, will be based on achievement of performance metrics for 2021 or 2022 (once established), as applicable. For Mr. Flannery, represents (i) 9,677 PRSUs representing target potential payout remaining from awards on March 11, 2019 and (ii) 22,536 PRSUs representing target potential payout remaining from awards on March 4, 2020; for Ms. Graziano, represents (i) 2,446 PRSUs representing target potential payout remaining from awards on March 11, 2019 and (ii) 4,912 PRSUs representing target potential payout remaining from awards on March 4, 2020; for Mr. Asplund, represents (i) 2,823 PRSUs representing target potential payout remaining from awards on March 11, 2019 and (ii) 5,629 representing target potential payout remaining from awards on March 4, 2020; for Mr. Pintoff, represents (i) 2,728 PRSUs representing target potential payout remaining from awards on March 11, 2019 and (ii) 5,450 PRSUs representing target potential payout remaining from awards on March 4, 2020; and for Mr. Fenton, represents (i) 1,506 PRSUs representing target potential payout remaining from awards on March 11, 2019 and (ii) 2,868 PRSUs representing target potential payout remaining from awards on March 4, 2020.

(4)

Represents (i) 8,451 unvested time-based RSUs from a grant on March 4, 2020, 2,817 of which vested on March 4, 2021 and the remainder of which will vest ratably on March 4, 2022 and 2023 subject to continued employment; (ii) 4,838 unvested time-based RSUs from a grant on March 11, 2019, 2,419 of which vested on March 11, 2021 and the remainder of which will vest on March 11, 2022 subject to continued employment; (iii) 1,189 unvested time-based RSUs from a grant on March 6, 2018, all of which vested on March 6, 2021; (iv) 6,458 unvested PRSUs from an award on March 4, 2020, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; (v) 5,545 unvested PRSUs from an award on March 11, 2019, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; and (vi) 1,591 unvested PRSUs from an award on March 6, 2018, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020.

(5)

Represents (i) 3,158 unvested time-based RSUs from a grant on March 4, 2020, 1,053 of which vested on March 4, 2021 and the remainder of which will vest ratably on March 4, 2022 and 2023 subject to continued employment; (ii) 2,096 unvested time-based RSUs from a grant on March 11, 2019, of which 1,048 vested on March 11, 2021 and the remainder will vest on March 11, 2022 subject to continued employment; (iii) 1,209 unvested time-based RSUs from a grant on October 12, 2018, all of which will vest on October 18, 2021 subject to continued employment; (iv) 224 unvested time-based RSUs from a grant on March 6, 2018, all of which vested on March 6, 2021; (v) 807 unvested PRSUs from an award on March 4, 2020, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; (vi) 804 unvested PRSUs from an award on March 11, 2019, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; and (vii) 173 unvested PRSUs from an award on March 6, 2018, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020.

(6)

Represents (i) 3,619 unvested time-based RSUs from a grant on March 4, 2020, 1,207 of which vested on March 4, 2021 and the remainder of which will vest ratably on March 4, 2022 and 2023 subject to continued employment; (ii) 3,732 unvested time-based RSUs from a grant on May 8, 2019, all of which will cliff vest on May 8, 2022 subject to continued employment; (iii) 2,418 unvested time-based RSUs from a grant on March 11, 2019, 1,209 of which vested on March 11, 2021 and the remainder of which will vest on March 11, 2022 subject to continued employment; (iv) 730 unvested time-based RSUs from a grant on March 6, 2018, all of which vested on March 6, 2021; (v) 1,613 unvested PRSUs from an award on March 4, 2020, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; (vi) 1,618 unvested PRSUs from an award on March 11, 2019, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; and (vii) 976 unvested PRSUs from an award on March 6, 2018, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020.

(7)

Represents (i) 3,503 unvested time-based RSUs from a grant on March 4, 2020, 1,168 of which vested on March 4, 2021 and the remainder of which will vest ratably on March 4, 2022 and 2023 subject to continued employment; (ii) 2,338 unvested time-based RSUs from a grant on March 11, 2019, 1,169 of which vested on March 11, 2021 and the remainder of which will vest on March 11, 2022 subject to continued employment; (iii) 730 unvested time-based RSUs from a grant on March 6, 2018, all of which vested on March 6, 2021; (iv) 895 unvested PRSUs from an award on March 4, 2020, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; (v) 896 unvested PRSUs from an award on March 11, 2019, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; and (vi) 560 unvested PRSUs from an award on March 6, 2018, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020.

(8)

Represents (i) 1,844 unvested time-based RSUs from a grant on March 4, 2020, 615 of which vested on March 4, 2021 and the remainder of which will vest ratably on March 4, 2022 and 2023 subject to continued employment; (ii) 1,290 unvested time-based RSUs from a grant on March 11, 2019, 645 of which vested on March 11, 2021 and the remainder of which will vest on March 6, 2022 subject to continued employment; (iii) 432 unvested time-based RSUs from a grant on March 6, 2018, all of which vested on March 6, 2021; (iv) 472 unvested PRSUs from an award on March 4, 2020, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; (v) 495 unvested PRSUs from an award on March 11, 2019, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; and (vi) 332 unvested PRSUs from an award on March 6, 2018, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020.

(9)

Represents (i) 1,053 unvested time-based RSUs from a grant on March 4, 2020, which vested on March 11, 2021; (ii) 1,048 unvested time-based RSUs from a grant on March 11, 2019, which vested on March 11, 2021; (iii) 595 unvested time-based RSUs from a grant on March 6, 2018, which vested on March 6, 2021; (iv) 807 unvested PRSUs from an award on March 4, 2020, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; (v) 804 unvested PRSUs from an award on March 11, 2019, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020; and (vi) 456 unvested PRSUs from an award on March 6, 2018, which vested on January 27, 2021 based upon attainment of performance conditions related to 2020. As discussed in more detail above, pursuant to the Severance Agreement and General Release entered into with Mr. McDonnell he was entitled to, among other things, continued vesting of the tranches of PRSUs otherwise scheduled to vest in January 2021 and time-based RSUs otherwise scheduled to vest in March 2021. Mr. McDonnell acknowledged that any other outstanding equity awards would be forfeited for no consideration in connection with his separation.

Option Exercises and Stock Vested in 2020

The table below summarizes, for each NEO, the number of shares acquired upon the exercise of stock options (with the value realized based on the difference between the closing price per share on the NYSE of our common stock and the exercise price on the date of exercise) and the vesting of stock awards in 2020 (with the value realized based on the closing price per share on the NYSE of our common stock on the date of vesting).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Flannery	—	—	21,190	2,951,579
Jessica Graziano	—	—	7,248	1,059,371
Dale Asplund	—	—	10,895	1,498,824
Craig Pintoff	—	—	9,956	1,363,819
Jeffrey Fenton	—	—	4,930	679,967
Paul McDonnell	—	—	9,027	1,236,739

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation in 2020

The ENEP is an unfunded plan and the participants in the plan are unsecured general creditors of the Company. The ENEP permits a select group of management and other highly compensated employees and independent contractors of the Company to defer all or part of their base salary, service-based bonus and performance-based compensation. Deferred amounts are credited with earnings (or losses) based on the investment experience of measurement indices selected by the participant from among the choices offered by the plan. The ENEP also allows for additional contributions that are discretionary on the part of the Company. The Company did not make any contributions to the ENEP in 2020. Participants must elect to begin receiving distributions on a date at least two years following the end of the year of contribution and may receive payment of his or her vested account balance either in a single lump sum or in a series of annual installments over a period not to exceed five years. The entire vested account balance is paid out in a lump sum once a participant separates from service with the Company, unless the participant is 65 or older, in which case the participant may elect that the balance be paid out as a series of annual installments over a period not to exceed 10 years. The deferrals reflected in the following table were made under the ENEP.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last Fiscal Year End ($)
Matthew Flannery	—	—	—	—
Jessica Graziano	—	—	—	—
Dale Asplund	148,490	119,937	—	1,418,834	(3)
Craig Pintoff	—	—	—	—
Jeffrey Fenton	313,482	474,414	—	2,335,425	(4)
Paul McDonnell	—	—	—	—

(1)	These amounts are included in the “salary” column in the Summary Compensation Table for 2020.
(2)	The amounts of earnings reported in this column are not included in the Summary Compensation Table for 2020 because no such earnings would be considered above-market or preferential earnings.
(3)

This amount represents Mr. Asplund’s balance under the ENEP at the end of 2020. For Mr. Asplund, $178,036, $244,829, $127,702, $74,398 and $23,683 of this amount was previously disclosed in the “salary” column of the 2019 Summary Compensation Table, the 2018 Summary Compensation Table, the 2017 Summary Compensation Table, the 2016 Summary Compensation Table and the 2015 Summary Compensation Table, respectively.

(4)

This amount represents Mr. Fenton’s balance under the ENEP at the end of 2020. Mr. Fenton became an NEO in 2020; accordingly, none of this amount was disclosed in the “salary” column of previous Summary Compensation Tables.

Benefits upon Termination of Employment

We summarize below the benefits in effect as of December 31, 2020, which the current NEOs would receive upon a termination of employment.

If the employment of any of the current NEOs is terminated by us without “cause” or by the executive for “good reason” (each, a “qualifying termination”), the NEOs would be entitled to the following benefits, subject in each case to the execution of a release of claims in favor of the Company:

•	Cash severance:
o	Mr. Flannery would receive a severance payment which economically represents 200% of his annual base salary and target incentive opportunity paid over a two-year period.
o	Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period.
o	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
o	Mr. Pintoff would receive a severance payment which economically represents 94.7% of his annual base salary and target incentive opportunity paid over a one-year period.
o	Mr. Fenton would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
o	In each case, target incentive opportunity is measured based on the base salary at the time of termination.
•	Any unvested PRSUs, RSUs and options granted to all of the NEOs would be canceled and forfeited.
•

Mr. Flannery would receive COBRA continuation coverage for up to 18 months at no cost. Each of Ms. Graziano and Messrs. Asplund, Pintoff and Fenton would receive COBRA continuation coverage for up to one year at no cost.

If the employment of any of the NEOs is terminated due to death or disability, the executive (or his spouse or estate) would be entitled to the following benefits:

•	All outstanding time-based RSU awards would vest.
•

For PRSU awards: (1) upon an awardee’s death, all units that could have been earned for the performance period in which the death occurs will vest based on target performance, and (2) upon an awardee’s permanent disability, all units that could have been earned for the performance period in which the disability occurs will vest based on actual performance (assumed to be target for purposes of the table below).

•

Mr. Flannery would receive COBRA continuation coverage for up to 18 months at no cost. Each of Ms. Graziano and Messrs. Asplund, Pintoff and Fenton would receive COBRA continuation coverage for up to one year at no cost.

Each of the current NEOs is subject to non-competition and non-solicitation restrictions for a period of time following the termination of their employment of two years in the case of Messrs. Flannery and Asplund, and one year in the case of Ms. Graziano and Messrs. Pintoff and Fenton. The employment agreements also provide for indefinite non-disparagement (other than Messrs. Pintoff and Fenton) and confidentiality obligations.

As further described above, the Company entered into a Severance Agreement and General Release with Mr. McDonnell, dated September 21, 2020, following his departure from the Company on September 30, 2020, that includes a form of Consulting Agreement with the Company. Mr. McDonnell’s agreement provides that he will be paid at a rate of $10,608 per week while serving as a consultant to the Company during a two-year consulting period and also receive severance at a rate of $5,769 per week during the first 26 weeks following September 30, 2020 (a total of $1,253,226). Mr. McDonnell was also entitled to receive (i) a lump sum amount equal to the annual cash bonus that otherwise would have been earned in 2020 prorated for the portion of the year employed, (ii) continued vesting of the tranches of PRSUs otherwise scheduled to vest in January 2021 and time-based RSUs otherwise scheduled to vest in March 2021 (with an aggregate market value of $1,104,587 based on a closing price per share of the Company’s common stock on the NYSE of $231.91 on December 31, 2020), and (iii) Company-paid medical, dental and vision coverage under COBRA through March 30, 2022. Mr. McDonnell signed a general release of claims in favor of the Company and must comply with ongoing confidentiality and non-disparagement obligations, and with non-competition and non-solicitation covenants for a period of 24 months from his separation date.

The table below summarizes the compensation that the current NEOs would have received had they been terminated as of December 31, 2020.

	Termination by the Company Without Cause or by the Executive for Good Reason			Death or Disability
Executive	Cash severance ($)(1)	COBRA payments ($)(2)	Total ($)	COBRA payments ($)(2)	Accelerated vesting of RSUs and PRSUs ($)(3)	Total ($)
Matthew Flannery	4,370,184	32,021	4,402,205	32,021	8,858,730	8,890,751
Jessica Graziano	1,040,009	21,632	1,061,641	21,632	2,809,126	2,830,758
Dale Asplund	611,520	16,083	627,603	16,083	4,137,042	4,153,125
Craig Pintoff	1,052,852	21,347	1,074,199	21,347	3,183,429	3,204,776
Jeffrey Fenton	754,340	14,962	769,302	14,962	1,742,804	1,757,766

(1)	Severance would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Ms. Graziano and Messrs. Asplund, Pintoff and Fenton.
(2)

Represents the cost of COBRA continuation coverage for 18 months for Mr. Flannery, and for one year for Ms. Graziano and Messrs. Asplund, Pintoff and Fenton. Mr. Asplund’s employment agreement does not specifically require the Company to provide COBRA coverage in the event of a termination due to death or disability, however, the Company would intend to do so.

(3)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $231.91 on December 31, 2020 (the last day of the fiscal year).

For each of the NEOs, “cause” generally includes, among other things, and subject to compliance with specified procedures: his or her willful misappropriation or destruction of our property; his or her conviction of a felony or other crime that materially impairs his or her ability to perform his duties or that causes material harm to us; his or her engagement in willful conduct that constitutes a breach of fiduciary duty to us and results in material harm to us; or his or her material failure to perform his or her duties; and “good reason” includes, among other things: demotion from the position set forth in the executive’s employment agreement; a decrease in compensation provided for under such agreement; a material diminution of the executive’s duties and responsibilities; or required relocation to another facility that is more than 50 miles from Stamford, Connecticut.

The definitions summarized above vary in some respects among the NEOs’ agreements and are described in greater detail in such agreements, which have previously been filed as exhibits to our periodic reports with the SEC.

Benefits upon a Change in Control

We summarize below the benefits in effect as of December 31, 2020 that the current NEOs would receive upon a change in control.

If we terminate Mr. Flannery’s employment without “cause” or he resigns for “good reason” within 12 months following a “change in control” (each as defined in Mr. Flannery’s employment agreement) of the Company, Mr. Flannery would receive the following benefits:

•

an amount equal to 2.99 times the sum of his annual base salary and his target incentive opportunity under the AICP paid over a two-year period, subject to reduction to the amount that would not trigger any excise tax on “parachute payments” if the reduction would result in a higher after-tax payment; and

•	COBRA continuation coverage for up to 18 months at no cost to Mr. Flannery.

If we terminate the employment of any of the current NEOs other than Mr. Flannery without “cause” or the NEO resigns for “good reason”, regardless of whether a change in control has occurred, the NEO would receive the following benefits:

•	Ms. Graziano would receive a severance payment which economically represents 100% of her annual base salary and target incentive opportunity paid over a one-year period.
•	Mr. Asplund would receive a severance payment equal to 100% of his annual base salary paid over a one-year period.
•	Mr. Pintoff would receive a severance payment which economically represents 94.7% of his annual base salary and target incentive opportunity paid over a one-year period.
•	Mr. Fenton would receive a severance payment which economically represents 100% of his annual base salary and target incentive opportunity paid over a one-year period.
•	In each case, target incentive opportunity is measured based on the base salary at the time of termination.
•	Each of Ms. Graziano and Messrs. Asplund, Pintoff and Fenton would receive COBRA continuation coverage for up to one year at no cost.

Pursuant to the applicable award agreements, all of the outstanding equity awards granted to our current NEOs would become fully vested (with the performance levels under outstanding PRSUs deemed met at target level as of the date of such change in control):

•	if the change in control results in the Company ceasing to be publicly traded; or
•	if the executive is terminated by the Company without “cause” or by the executive for “good reason” within 12 months following any other type of change in control.

The table below summarizes the compensation that the current NEOs would have received in the event of a change in control of the Company as of December 31, 2020. Because the calculations in the table are based upon SEC disclosure rules and made as of a specific date, there can be no assurance that an actual change in control, if one were to occur, would result in the same or similar compensation being paid.

	Termination by the Company Without Cause or by the Executive for Good Reason within 12 months of a Change in Control					Change in Control that Results in the Company Ceasing to be Publicly Traded
Executive	Accelerated vesting of RSUs and PRSUs ($)(1)	Cash severance ($)(2)	COBRA payments ($)(3)	Total ($)		Accelerated vesting of RSUs and PRSUs ($)(1)	Total ($)
Matthew Flannery	16,329,247	6,533,425	32,021	22,894,693	(4)	16,329,247	16,329,247
Jessica Graziano	4,515,520	1,040,009	21,632	5,577,161		4,515,520	4,515,520
Dale Asplund	6,097,146	611,520	16,083	6,724,749		6,097,146	6,097,146
Craig Pintoff	5,079,989	1,052,852	21,347	6,154,188		5,079,989	5,079,989
Jeffrey Fenton	2,757,178	754,340	14,962	3,526,480		2,757,178	2,757,178

(1)	Amounts in this column reflect a closing price per share of the Company’s common stock on the NYSE of $231.91 on December 31, 2020 (the last day of the fiscal year).
(2)	Severance would be paid in substantially equal installments over two years for Mr. Flannery and over one year for Ms. Graziano and Messrs. Asplund, Pintoff and Fenton.
(3)	Represents the cost of COBRA continuation coverage for 18 months for Mr. Flannery and for one year for Ms. Graziano and Messrs. Asplund, Pintoff and Fenton.
(4)

In the scenario illustrated in this table, the total amount payable to Mr. Flannery would have been paid, including any amounts constituting “parachute payments” under Section 280G of the Internal Revenue Code. Under the terms of the employment agreements of Mr. Flannery, any payments constituting “parachute payments” under Section 280G of the Internal Revenue Code would be reduced if such reduction would result in a higher net after-tax payment to Mr. Flannery, and based on the assumptions described above, full payment (without reduction) would result in a higher net after-tax payment to Mr. Flannery.

For purposes of the NEOs’ grants, a “change in control” generally includes a person or entity acquiring more than 50% of the total voting power of the Company’s outstanding voting securities, as well as any merger, sale or disposition by the Company of all or substantially all of its assets, or business combination involving the Company (other than a merger or business combination that leaves the voting securities of the Company outstanding immediately prior thereto continuing to represent—either by remaining outstanding or by being converted into voting securities of the surviving entity—more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination).

CEO PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Flannery and the ratio of those two values for 2020:

●	The annual total compensation of the employee identified as the median paid employee of United Rentals (other than our CEO) was $69,833;
●	The annual total compensation of our current CEO, Mr. Flannery, was $6,526,206; and
●	The ratio of the annual total compensation of Mr. Flannery to the median annual total compensation of all our employees was approximately 93:1.

In 2020, we do not believe that there were significant changes in our employee population or compensation arrangements that would significantly impact the pay ratio disclosure. Therefore, as allowed by the applicable SEC rules, we used our 2019 median employee for purposes of the pay ratio disclosure noted above.

In determining the median employee for 2019, we used our employee population as of December 31, 2019 and, in accordance with SEC rules, excluded (i) the CEO, (ii) employees from acquisitions during 2019(1) and (iii) employees from certain non-U.S. countries representing in aggregate less than 5% of our employee base(2), to arrive at the median employee consideration pool. We then measured compensation for this population based on taxable earnings for the period January 1, 2019—December 31, 2019 (as reported in each employee’s Form W-2 or Canadian T4 Statement of Remuneration Paid, as applicable). For Canadian employees, we converted the amounts reported in the T4 Statement of Remuneration Paid to U.S. dollars using the exchange rate published by the Bank of Canada at the close of business on December 31, 2019. We also annualized taxable earnings for those permanent full-time and part-time employees who were not employed for the full January 1, 2019— December 31, 2019 period. Using this methodology for 2019, we determined that the “median employee” was a full-time, hourly employee located in the U.S.

We calculated 2020 annual total compensation for both our median employee and Mr. Flannery using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

(1)	We excluded 244 employees from the following acquisitions that occurred in 2019: Newton Supply, TBC Safety, Thompson Pump, and Tom’s Sewer Service.
(2)

These countries and their headcounts as of December 31, 2019 were: France (58), Germany (58), the Netherlands (52), and the United Kingdom (32) for a total of 200 employees. As of December 31, 2019, using the methodology required by SEC rules and excluding the CEO, United Rentals had 16,962 employees in the U.S., Puerto Rico and the U.S. Virgin Islands,1,965 Canadian employees and 200 employees in other countries, as listed above, for a total of 19,127 employees globally factored into the population before the country and acquisition exclusions listed above.

DIRECTOR COMPENSATION

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors.

For 2020, the Company’s non-management directors (other than its non-executive Chairman) received the following compensation (as applicable):

●

annual retainer fees of (i) $80,000 for serving as director, (ii) $50,000 for serving as Lead Independent Director, (ii) $30,000 for serving as Chairperson of the Audit Committee, (iii) $25,000 for serving as Chairperson of the Compensation Committee, (iv) $20,000 for serving as Chairperson of the N&CG Committee, and (v) $20,000 for serving as Chairperson of the Strategy Committee;

●

annual retainer fees of (i) $15,000 for serving as a member of the Audit Committee, (ii) $12,500 for serving as a member of the Compensation Committee, (iii) $10,000 for serving as a member of the N&CG Committee, and (iv) $10,000 for serving as a member of the Strategy Committee;

●	an annual equity grant of $150,043 in fully vested RSUs, generally to be settled after three years (subject to acceleration and further deferral in certain circumstances); and
●	for members of the N&CG Committee who served on that committee for the full year, an additional $1,500 because the N&CG Committee met more than five times during 2020.

During 2020, Michael Kneeland received total annual compensation of $500,000 for his service as non-executive Chairman. Such compensation is in lieu of any other pay (e.g. annual retainer fees and meeting attendance fees). The compensation was paid in cash, quarterly in arrears. In connection with Mr. Kneeland’s retirement from his role as CEO on May 8, 2019, Mr. Kneeland’s outstanding RSUs granted on March 11, 2019 remained outstanding and will continue to vest based on his service as a non-employee director of the Company. Additionally, Mr. Kneeland’s outstanding PRSU awards remained outstanding and will continue to vest based on actual performance for the full performance period. With respect to Mr. Kneeland’s outstanding PRSUs, as outlined in more detail on page 45 of this Proxy Statement, given the unprecedented COVID-19 impact, the Committee formally modified the LTIP solely with respect to 2020 on December 16, 2020, by changing the weighting of the independent plan metrics to place 100% emphasis on ROIC. As a result of this change and based on our performance results, the Committee determined that 57.3% of the target PRSUs were earned for the performance cycle. These PRSUs were settled in shares of the Company’s common stock in the first quarter of 2021.

During 2020, Jason Papastavrou, a member of the Board until May 7, 2020, received total compensation of $161,442, which included: (i) $12,131 earned by Dr. Papastavrou for his service as a non-executive Board member, which represented the prorated portion of his annual retainer and committee fees based on his leaving the Board on May 7, 2020, paid in cash, quarterly in arrears, and (ii) $51,868 in cash and $97,443 in fully vested stock of the Company for consulting services under the consulting agreement entered into between the Company and Dr. Papastavrou, dated May 7, 2020, paid monthly in arrears. The consulting agreement between the Company and Dr. Papastavrou is discussed below under “Certain Relationships and Related Party Transactions.”

The Board believes stock ownership guidelines are a key vehicle for aligning the interests of non-management directors and the Company’s stockholders. In October 2018, the Board amended its previously adopted stock ownership guidelines to provide that non-management directors hold a target dollar value of $600,000 in the Company’s common stock. Current directors have five years (from October 2018) to achieve the revised ownership threshold, and any new directors have five years from joining the Board to achieve the revised ownership threshold. Until the revised guidelines become effective, non-management directors are required to comply with the prior guidelines, which state that within four years after joining the Board, each non-management director is required to hold five times the annual cash retainer in the Company’s common stock. The following shares count towards meeting these ownership guidelines: shares that are directly owned by the non-management director; shares that are beneficially owned by the non-management director, such as shares held in “street name” through a broker or shares held in trust; amounts credited to the non-management director’s deferred compensation account that are invested or deemed invested in the Company’s common stock; unvested restricted stock or RSUs that vest based on continued service; and the value of the spread (the difference between the exercise price and the full market value of the Company’s common stock) of fully vested stock options. Each of the non-management directors was in compliance with the stock ownership guidelines when their holdings were measured as of December 31, 2020.

Directors are subject to the Company’s anti-pledging and anti-hedging policy, which is described above under “Executive Compensation—Compensation Discussion and Analysis—Anti-Hedging Policy; Anti-Pledging Policy.”

The Company also maintains a medical benefits program, comparable to that offered to its employees, in which its directors are eligible to participate at their own cost.

The Company provides directors with transportation and accommodations in connection with their travel to and from Board, committee and stockholder meetings and other travel related to their functions and duties as directors. Such transportation may include business class travel on commercial airlines.

The Company believes its compensation arrangements for non-management directors are comparable to the compensation levels for non-management directors at the majority of its peer companies and Pearl Meyer has advised us that our non-management director arrangements are reasonable compared to our peers.

Deferred Compensation Plan for Directors

The Company maintains the United Rentals, Inc. Deferred Compensation Plan for Directors, under which its non-management directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a book-keeping account and are deemed invested, at the director’s option, in either a money market fund or shares of the Company’s common stock. If the director elects to defer fees, his or her account is credited with either shares in the money market fund or RSUs equal to the deferred amount, and the account is fully vested at all times. In addition, non-management directors have the ability to elect to further defer the settlement of their vested RSUs for at least five years beyond the originally scheduled settlement date in a manner consistent with Section 409A of the Internal Revenue Code and the applicable regulations. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the outstanding RSUs held by the Company’s non-management directors.

Director Compensation for Fiscal Year 2020

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2020.

Name(1)	Fees Earned or Paid in Cash in 2020 ($)		Stock Awards(2)(3) ($)	Total ($)
José B. Alvarez	111,500		150,043	261,543
Marc A. Bruno	104,000	(4)	150,043	254,043
Bobby J. Griffin	141,500	(5)	150,043	291,543
Kim Harris Jones	107,500		150,043	257,543
Terri L. Kelly	109,030	(6)	150,043	259,073
Michael J. Kneeland	500,000		3,579,122 (7)	4,079,122
Gracia C. Martore	121,957		150,043	272,000
Filippo Passerini	115,000		150,043	265,043
Donald C. Roof	125,102		150,043	275,145
Shiv Singh	111,530		150,043	261,573
Transitioned during 2020
Jason D. Papastavrou, Ph.D.	12,131	(8)	—	12,131

(1)

As of December 31, 2020, each of the following directors had the respective number of fully vested shares of the Company’s stock outstanding and the respective number of outstanding RSUs as follows: Mr. Alvarez had 7,514 shares of common stock and 3,376 RSUs; Mr. Bruno had 4,061 RSUs; Mr. Griffin had 41,394 RSUs (including RSUs from deferral of cash compensation); Ms. Harris Jones had 3,051 RSUs; Ms. Kelly had 5,380 RSUs (including RSUs from deferral of cash compensation); Mr. Kneeland had 70,706 shares of common stock, 6,720 RSUs and 35,890 PRSUs (based on target performance); Ms. Martore had 6,581 RSUs (including RSUs from deferral of cash compensation); Mr. Passerini had 6,738 shares of common stock and 3,376 RSUs; Mr. Roof had 15,015 RSUs; and Mr. Singh had 2,478 shares of common stock and 3,376 RSUs. Dr. Papastavrou was not a director as of December 31, 2020.

(2)

The amounts in this column represent the grant date fair value of RSU awards (or PRSU awards for Mr. Kneeland) computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718) for 2020. The valuation methodology is based on the fair market value of the Company’s common stock on the grant date. Fair market value for the RSU awards is based on the closing price per share of the Company’s common stock of $112.73 on May 7, 2020, the grant date.

(3)

Each current non-management director received an award of 1,331 RSUs on May 7, 2020, except for Mr. Kneeland, who did not receive a stock award for serving as non-executive Chairman (although, as described in more detail above, Mr. Kneeland has outstanding awards of RSUs and PRSUs that have continued to vest). For purposes of determining the number of RSUs to grant to all directors, the closing price per share of the Company’s common stock of $112.73 on May 7, 2020 was used. Because we do not grant fractional RSUs, the number of RSUs granted is rounded up to the nearest whole share of common stock and, accordingly, the actual value of the RSU component of director compensation may vary slightly from year to year. All RSUs granted to non-management directors in 2020 were fully vested as of the date of grant but are not settled until the earlier of (i) May 7, 2023, (ii) the fifth business day following the director’s termination of service for any reason and (iii) the date of a change in control of the Company (subject to further deferral in certain circumstances).

(4)

Represents cash compensation earned in 2020, 100% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. Because of the 100% deferral, none of the compensation was paid in cash.

(5)

Represents cash compensation earned in 2020, 50% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. $70,750 was paid in cash.

(6)

Represents cash compensation earned in 2020, 100% of which was deferred under the United Rentals, Inc. Deferred Compensation Plan for Directors, resulting in the issuance of fully vested RSUs. Because of the 100% deferral, none of the compensation was paid in cash.

(7)

Includes the aggregate grant date fair value of PRSUs, as well as the incremental increase in fair value of PRSUs as a result of the modified 2020 metrics weightings approved by the Committee on December 16, 2020 as described in more detail on page 45 of this Proxy Statement. The aggregate grant date fair value of PRSUs granted on March 4, 2020 as determined under applicable accounting rules, which represents for Mr. Kneeland the second tranche of the PRSUs awarded in 2019 and the third tranche of the PRSUs awarded in 2018, is computed in accordance with FASB ASC Topic 718, and represents the probable grant date fair values on the date of grant based on target performance. The grant date fair value of such awards for Mr. Kneeland is $2,922,092 (representing 9,010 PRSUs awarded in 2018 and 13,440 PRSUs awarded in 2019). At the maximum level of performance, the grant date fair value for Mr. Kneeland is $5,844,184 (representing 18,020 PRSUs awarded in 2018 and 26,880 PRSUs awarded in 2019).

The incremental increase in fair value of PRSUs as a result of the December 2020 modification based on target performance for Mr. Kneeland is $657,030 (representing 1,134 PRSUs awarded in 2018 and 1,692 PRSUs awarded in 2019). At the maximum level of performance, the incremental value for Mr. Kneeland is $1,314,060 (representing 2,268 PRSUs awarded in 2018 and 3,384 PRSUs awarded in 2019).

Assumptions used to calculate these amounts are set forth in footnote 2 to “Grants of Plan-Based Awards in 2020” above and in “Notes to Consolidated Financial Statements—2. Summary of Significant Accounting Policies—Stock-Based Compensation” in the Company’s Form 10-K for the year ended December 31, 2020.

(8)

Dr. Papastavrou did not stand for re-election at the 2020 annual meeting. During 2020, Dr. Papastavrou earned $12,131 for his service as a non-executive Board member, which represented the prorated portion of his annual retainer and committee fees based on his leaving the Board on May 7, 2020. In 2020, Dr. Papastavrou also received $51,868 in cash and $97,443 in stock for fees for consulting services under the consulting agreement entered into between the Company and Dr. Papastavrou, dated May 7, 2020. The consulting agreement between the Company and Dr. Papastavrou is discussed below under “Certain Relationships and Related Party Transactions,” and the amounts received thereunder are not included in the table above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the Company’s executive compensation plans in effect as of December 31, 2020:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	783,162(1)	$61.93(1)	1,969,550(2)

(1)

Consists of awards issued under the 2019 Long Term Incentive Plan, the Second Amended and Restated 2010 Long Term Incentive Plan and the 2001 Comprehensive Stock Plan. This amount includes 772,891 restricted stock units and 10,271 options. The weighted-average exercise price information in column (b) does not include the restricted stock units.

(2)

Consists of shares available under the 2019 Long Term Incentive Plan, which are available for future awards of stock options, stock appreciation rights, shares of restricted stock, restricted stock units and performance awards as determined by the Committee in its discretion. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares. The number of shares available may increase or decrease depending on actual performance and the number of performance-based RSUs earned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, to the best of the Company’s knowledge and belief, certain information regarding the beneficial ownership of the Company’s common stock by (i) each person or entity known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director and named executive officer of the Company, and (iii) all of the Company’s current directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each person or entity known to the Company who may be considered a beneficial owner of more than 5% of the Company’s outstanding common stock as of March 15, 2021.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	5,067,973	(1)	7.0%	(1)
State Street Corporation	4,201,548	(2)	5.82%	(2)
The Vanguard Group	7,565,271	(3)	10.49%	(3)

(1)

Derived from a Schedule 13G/A filed with the SEC on February 1, 2021, by BlackRock, Inc. with respect to holdings as of December 31, 2020. According to the Schedule 13G/A, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. is the beneficial owner of 5,067,973 shares, of which it has sole power to vote or direct the vote of 4,339,487 shares and the sole power to dispose or to direct the disposition of 5,067,973 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(2)

Derived from a Schedule 13G filed with the SEC on February 11, 2021, by State Street Corporation with respect to holdings as of December 31, 2020. According to the Schedule 13G, State Street Corporation is a parent holding company or a control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. State Street Corporation is the beneficial owner of 4,201,548 shares, of which it has shared power to vote or direct the vote of 3,805,434 shares and shared power to dispose or to direct the disposition of 4,195,456 shares. State Street Corporation’s address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(3)

Derived from a Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group with respect to holdings as of December 31, 2020. According to the Schedule 13G/A, The Vanguard Group is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. The Vanguard Group is the beneficial owner of 7,565,271 shares, of which it has shared power to vote or direct the vote of 114,471 shares, sole power to dispose or to direct the disposition of 7,255,716 shares and shared power to dispose or to direct the disposition of 309,555 shares. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Security Ownership by Management

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all current executive officers and directors as a group is set forth in the following table as of March 15, 2021, except where noted, together with the percentage of total shares outstanding at such time represented by such ownership. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(2)
Matthew J. Flannery	61,799	(3)	*
Jessica T. Graziano	12,389	(4)	*
Dale A. Asplund	11,274	(5)	*
Craig A. Pintoff	11,974	(6)	*
Jeffrey J. Fenton	15,474	(7)	*
Paul I. McDonnell	10,042	(8)	*
Michael J. Kneeland	89,513	(9)	*
José B. Alvarez	10,890	(10)	*
Marc A. Bruno	4,061	(11)	*
Bobby J. Griffin	41,394	(12)	*
Kim Harris Jones	3,051	(13)	*
Terri L. Kelly	5,380	(14)	*
Gracia C. Martore	6,581	(15)	*
Filippo Passerini	10,114	(16)	*
Donald C. Roof	15,015	(17)	*
Shiv Singh	5,854	(18)	*
All current executive officers and directors as a group (16 persons)	306,033	(19)	*

*	Less than 1%
(1)	The address of each executive officer and director is c/o United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902.
(2)

Unless otherwise indicated, each person or group of persons named above has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares, which, as of a given date, such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security, which such person or group has the right to acquire within 60 days after such date, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	Consists of 61,799 outstanding shares.
(4)	Consists of 12,389 outstanding shares.
(5)	Consists of 11,274 outstanding shares.
(6)	Consists of 11,974 outstanding shares.
(7)	Consists of 15,474 outstanding shares.
(8)

Mr. McDonnell left the Company on September 30, 2020. Consists of 10,042 outstanding shares as of September 30, 2020, and does not reflect activity subsequent to September 30, 2020. Because Mr. McDonnell is no longer employed by the Company, his outstanding/issuable shares are not included in the total noted above for current executive officers and directors as a group.

(9)	Consists of 80,515 outstanding shares and 8,998 shares held in a retirement account.
(10)

Consists of 7,514 outstanding shares and 3,376 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 925 RSUs is deferred until May 2021, settlement of 1,120 RSUs is deferred until May 2022 and settlement of 1,331 RSUs is deferred until May 2023, subject to acceleration under certain conditions).

(11)

Consists of 3,376 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 925 RSUs is deferred until May 2021, settlement of 1,120 RSUs is deferred until May 2022 and settlement of 1,331 RSUs is deferred until May 2023, subject to acceleration under certain conditions) and 685 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Bruno’s service as a director.

(12)

Consists of 29,922 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 7,103 RSUs is deferred until May 2021, settlement of 7,536 RSUs is deferred until May 2022, settlement of 7,500 RSUs is deferred until June 2022, settlement of 3,942 RSUs is deferred until May 2023 and settlement of 3,841 RSUs is deferred until June 2023, subject to acceleration under certain conditions) and 11,472 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Mr. Griffin’s service as a director.

(13)

Consists of 3,051 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 600 RSUs is deferred until September 2021, settlement of 1,120 RSUs is deferred until May 2022 and settlement of 1,331 RSUs is deferred until May 2023, subject to acceleration under certain conditions).

(14)

Consists of 3,376 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 925 RSUs is deferred until May 2021, settlement of 1,120 RSUs is deferred until May 2022 and settlement of 1,331 RSUs is deferred until May 2023, subject to acceleration under certain conditions) and 2,004 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Kelly’s service as a director.

(15)

Consists of 4,621 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 925 RSUs is deferred until May 2021, settlement of 1,120 RSUs is deferred until May 2022, settlement of 1,331 RSUs is deferred until May 2023 and settlement of 1,245 RSUs is deferred until after Ms. Martore leaves the Board, subject to acceleration under certain conditions) and 1,960 shares issuable upon settlement of Phantom Stock Units that will be paid on the first day of the month following termination of Ms. Martore’s service as a director.

(16)

Consists of 6,738 outstanding shares and 3,376 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 925 RSUs is deferred until May 2021, settlement of 1,120 RSUs is deferred until May 2022 and settlement of 1,331 RSUs is deferred until May 2023, subject to acceleration under certain conditions).

(17)

Consists of 15,015 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 3,247 RSUs is deferred until May 2022, settlement of 5,282 RSUs is deferred until May 2023, settlement of 3,841 RSUs is deferred until June 2023 and settlement of 2,645 RSUs is deferred until May 2024, subject to acceleration under certain conditions).

(18)

Consists of 2,478 outstanding shares and 3,376 shares issuable upon settlement of RSUs that have vested (but with respect to which settlement of 925 RSUs is deferred until May 2021, settlement of 1,120 RSUs is deferred until May 2022 and settlement of 1,331 RSUs is deferred until May 2023, subject to acceleration under certain conditions).

(19)

Consists of 211,425 outstanding shares, 85,610 shares issuable upon settlement of RSUs or Phantom Stock Units that have vested (but with respect to which settlement is deferred) and 8,998 shares held in a retirement account.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board has adopted a written policy for the review and approval of any “related party transaction.” The policy was reviewed and updated by the Audit Committee and Board in October 2019 to align more directly with Regulation S-K 404. Under the policy, a “related party transaction” is defined as any relationship, arrangement, transaction or series of similar transactions, arrangements or relationships in which (A) the Company is or will be a participant, (B) the aggregate amount involved (or reasonably expected to be involved) exceeds $120,000 in any 12-month period, and (C) any “Related Party” has or will have a direct or indirect material interest under the Securities Exchange Act of 1934, other than:

●	transactions available to all employees generally;
●	transactions where the Related Party’s interest arises solely from the ownership of securities of the Company and all holders of the security receive the same benefit on a pro rata basis;
●

transactions involving director or executive officer retention, services, benefits or compensation (including the reimbursement of reasonable business and travel expenses incurred in the ordinary course of business) approved or recommended by the Board’s Compensation Committee or approved by the Board;

●	indemnification and advancement of expenses made pursuant to the Company’s certificate of incorporation or By-Laws, or pursuant to any agreement;
●

with respect to the charity set forth in item 4 of the definition of “Related Party”, contributions by United Rentals to a charitable organization, foundation or university at which a Related Party is a trustee, director, or employee other than an officer (or comparable position); provided that the contribution does not exceed the lesser of $1 million or 2% of the organization’s annual total revenues, including contributions; or

●

transactions between the Company and another entity with which a Related Party’s only relationship is as (i) an employee (other than an executive officer), (ii) a beneficial owner, together with his or her Immediate Family Members, of less than 10% of such entity’s equity interests, or (iii) in the case of partnerships, a limited partner, if such limited partner, together with his or her Immediate Family Members, has an interest of less than 10% in the partnership and does not hold another position in the partnership, if, in the case of any of the foregoing clauses (i), (ii) and (iii), the aggregate amount involved in such transaction does not exceed 2% of such entity’s total annual revenues.

The Audit Committee will review all materials facts and circumstances of any proposed related party transaction and either approve or disapprove the transaction. If the General Counsel of the Company determines that advance review and approval is not feasible, then the transaction may be preliminarily entered into upon prior approval of the Audit Committee Chairperson or Chairman (if Chairman is not independent, then Lead Independent Director instead of Chairman), after notice to both, provided that neither the Audit Committee Chairperson nor Chairman/Lead Independent Director may approve a Related Party Transaction involving himself or herself or an Immediate Family Member. When a Related Party Transaction is preliminarily approved in such manner, the Related Party Transaction must be considered for ratification at the Audit Committee’s next regularly scheduled meeting. In either case, the Audit Committee will take into account, among other factors deemed appropriate, whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has also delegated to the Audit Committee Chairperson the authority to pre-approve or ratify related party transactions in which the aggregate amount involved is expected to be less than $1 million, subject to reporting at the next Audit Committee meeting any such pre-approval or ratification.

As previously disclosed in our 2020 proxy statement, the Company entered into a consulting agreement (the “Britell Agreement”) with Dr. Jenne Britell, former Chairman of the Board, on May 21, 2019, for an initial term of one year. On May 21, 2020, the Company entered into an amendment (the “Amendment”) to the Britell Agreement to extend the term for one additional year, through May 21, 2021. Since Dr. Britell had been a director during fiscal year 2019, the Amendment was considered a “related party transaction”

under the Company’s related party transaction policy (the “Policy”) and is required to be disclosed under Item 404 of Regulation S-K. Pursuant to the Policy, the Audit Committee formally ratified the Amendment. During 2020, the Company paid Dr. Jenne Britell $200,000 in fees for consulting services under the Britell Agreement, as amended.

The Company entered into a consulting agreement (the “Papastavrou Agreement”) with Dr. Jason Papastavrou, former member of the Board, on May 7, 2020. Although Dr. Papastavrou had already retired from the Board when the Papastavrou Agreement was executed, such arrangement is considered a “related party transaction” under the Policy and is required to be disclosed under Item 404 of Regulation S-K because Dr. Papastavrou was a director during fiscal year 2020. Pursuant to the Policy, the Audit Committee formally ratified the Papastavrou Agreement. During 2020, the Company paid Dr. Papastavrou $51,868 in cash and $97,443 in fully vested stock of the Company for consulting services under the Papastavrou Agreement.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written charter, which complies with the corporate governance standards of the NYSE. The Audit Committee reviews and reassesses its charter annually, and recommends any proposed changes to the full Board for approval. The Audit Committee charter was most recently revised in December 2019. A copy of the current charter is available on our website at http://www.unitedrentals.com (go to “Company” tab → “Investor Relations” → “Corporate Governance”).

Pursuant to its charter, the Audit Committee assists the Board in monitoring, among other things, the integrity of the Company’s financial statements and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee is also responsible for approving compensation arrangements with the Company’s independent registered public accounting firm. In conjunction with the mandated rotation of Ernst & Young LLP’s (“EY”) lead engagement partner, the Audit Committee and the Chairperson of the Audit Committee are directly involved in the rotation of the audit partners and selecting EY’s new lead engagement partner.

Management is responsible for the Company’s financial reporting process, the system of internal controls, including internal controls over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, EY, is responsible for the integrated audit of the consolidated financial statements and internal controls over financial reporting.

In the discharge of its responsibilities, the Audit Committee has reviewed and discussed with management and EY the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2020.

The Audit Committee has also discussed and reviewed with EY all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission, including the matters required to be discussed by EY with the Audit Committee under PCAOB standards.

In addition, EY provided to the Audit Committee a formal written statement describing all relationships between EY and the Company that might bear on EY’s independence as required by the applicable requirements of the PCAOB regarding an independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee reviewed and discussed with EY any relationships that may impact EY’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company, and satisfied itself as to EY’s objectivity and independence.

The Audit Committee also has discussed and reviewed with the Company’s vice president—internal audit (“VP-IA”) and EY, with and without management present, the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. In connection therewith, the Audit Committee also discussed with the VP-IA, with and without other members of management present, management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2020. The Audit Committee also discussed EY’s audit report on internal controls over financial reporting as of December 31, 2020 with management and EY.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2020 be included in the Company’s annual report on Form 10-K for such fiscal year for filing with the SEC.

THE AUDIT COMMITTEE
Donald C. Roof, Chairperson
Kim Harris Jones Gracia Martore
Filippo Passerini
Shiv Singh

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF PUBLIC ACCOUNTING FIRM

General

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm retained to audit our financial statements. The Audit Committee has re-appointed EY as independent registered public accounting firm to audit the financial statements and the internal controls over financial reporting of the Company for 2021, subject to ratification by stockholders. EY has served as the Company’s independent registered public accounting firm since the Company was formed in 1997. In order to ensure continuing auditor independence, the Audit Committee annually evaluates the performance of the current independent registered public accounting firm, and determines whether to reengage or consider other firms. Based on its evaluation, the members of the Audit Committee believe that retaining EY to serve as independent registered public accounting firm for the fiscal year ended December 31, 2021 is in the best interest of the Company and its stockholders.

In the event that our stockholders fail to ratify this appointment, or an engagement letter is not finalized, another independent registered public accounting firm will be appointed by the Audit Committee. Even if this appointment is ratified, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

A representative of EY is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she so desires and will be available to respond to questions.

Information Concerning Fees Paid to Our Independent Registered Public Accounting Firm

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. The following table sets forth the fees for professional services provided by EY for fiscal years 2020 and 2019.

	2020	2019
Audit Fees(1)	$3,400,000	$3,632,000
Audit-Related Fees(2)	$63,000	$63,000
Tax Fees(3)	$459,600	$388,000
All Other Fees(4)	$65,200	$3,000
Total	$3,987,800	$4,086,000

(1)

Audit Fees. Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. Audit-related fees consist of fees related to audits of the Company’s employee benefit plans.
(3)

Tax Fees. Tax fees consist of $130,000 for tax compliance (including the preparation, review and filing of tax returns) and $329,600 for tax advice, tax planning, and tax audit assistance in 2020, compared with $130,000 for tax compliance and $258,000 for tax advice, tax planning, and tax audit assistance in 2019.

(4)	All Other Fees. All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Rule 2-01 of Regulation S-X thereunder. The Audit Committee pre-approved 100% of the auditing services and permitted non-audit services rendered by EY in fiscal years 2020 and 2019.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the Audit Committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

By its Charter, the Audit Committee may delegate its pre-approval authority to a subcommittee consisting of one or more members of the Audit Committee; provided that any pre-approval by an individual member is required to be reported to the full committee for its review at its next scheduled meeting. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee.

Policy on Hiring Current or Former Employees of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy regarding the hiring of current or former employees of the Company’s independent registered public accounting firm. Pursuant to this policy, the Company generally will not hire or permit to serve on the Board any person who is concurrently a partner, principal, shareholder or professional employee of its independent registered public accounting firm or, in certain cases, an immediate family member of such a person. In addition, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in a financial reporting oversight role if he or she was a member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company without waiting for a required two-year “cooling-off” period to elapse. Further, the Company generally will not hire a former partner, principal, shareholder or professional employee of its independent registered public accounting firm in an accounting role or a financial oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or financial policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm.

This policy is subject to certain limited exceptions, such as with respect to individuals employed by the Company as a result of a business combination between an entity that is also an audit client of the independent registered public accounting firm and individuals employed by the Company in an emergency or under other unusual circumstances, provided that the Audit Committee determines that the relationship is in the best interest of the Company’s stockholders.

Voting

Ratification of the appointment of EY as independent registered public accounting firm to audit the financial statements of the Company for 2021 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board unanimously recommends a vote FOR the ratification of the appointment of EY as independent registered public accounting firm of the Company (designated as Proposal 2).

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Exchange Act rules, we are holding an advisory vote to give our stockholders the opportunity to express their views on the compensation of our NEOs. At our 2017 annual meeting, our stockholders voted (on a non-binding basis) in favor of holding an advisory vote on executive compensation every year, consistent with the recommendation of our Board. After consideration of these results, we have decided to hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, we are holding an advisory vote to approve executive compensation this year.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the executive compensation philosophy, policies and programs described in this Proxy Statement. This proposal is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. We ask that you support the compensation of our NEOs as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

We seek to align executive compensation with the achievement of the Company’s business objectives and to attract, reward and retain talented executive officers. The Board believes the Company’s compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and incentivizing the NEOs to create value for our stockholders. A substantial percentage of our compensation is performance-based, including performance-based securities that are directly linked to, and vest based on, the Company’s financial performance metrics.

2020 performance. The Company persevered through a period of substantial changes due to COVID-19 by continuing to execute well, maintain its service capacity, mitigate risk and manage its capital structure for financial strength and stability. The progress of the Company in 2020 — financially, operationally and culturally — has been a critical source of support for our employees and customers during the pandemic, while continuing to serve our investors. Below are key financial and human capital highlights for 2020.

2020 Key Financial Highlights	2020 Key Human Capital Highlights

●   Delivered total revenue of $8.5 billion, limiting the year-over-year decline to 9%, and reflecting continuity of customer service and an effective used equipment sales strategy

●   Achieved net income margin(1) of 10.4% and adjusted EBITDA margin(1) of 46.1%, limiting the year-over-year declines to 220 and 50 basis points, respectively, and reflecting disciplined cost control. Excluding the impact of debt redemption losses, the year-over-year decline in net income margin was 100 basis points

●   Generated $2.7 billion of net cash from operating activities and $2.4 billion of free cash flow(1)

●   Delivered a ROIC(2) of 8.9%, well above the Company’s cost of capital

●   Reduced total net debt by $1.9 billion, and lowered the net leverage ratio to 2.4x from 2.6x at year-end 2020 and 2019, respectively

●   Outperformed industrial peers and the S&P 500

●   Successfully managed the COVID-19 response though cross-functional leadership team

●   Maintained the scale and scope of operations, with no COVID-19-related employee layoffs or involuntary furloughs, while reducing operating costs

●   Achieved high employee engagement through frequent and transparent communications

●   Awarded 2020 merit increases in line with pre-COVID-19 plan

●   Issued recognition awards of 10 shares of Company stock valued at $1,770 to all front-line employees

●   Established consistent COVID-19 hygiene and safety protocols across branches, with location-specific guidelines

●   Implemented contactless drive-up service at branch locations to protect employees and customers

Index on stock price performance and total shareholder return
(1)

Adjusted EBITDA and free cash flow are non-GAAP financial measures, as defined in the Form 10-K. Please refer to the Form 10-K for the reconciliations to GAAP. Net income and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.

(2)

The Company’s ROIC metric is calculated as after-tax operating income for the trailing 12-months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, the U.S. federal corporate statutory rate of 21% was used to calculate after-tax operating income.

Best practices and strong governance standards. Our compensation program includes the best practices and governance features discussed below:

●

Each of the employment agreements with Mr. Flannery, Ms. Graziano, and Messrs. Pintoff, Fenton and McDonnell include clawback provisions that generally require reimbursement of amounts paid in the event the Company’s financial results subsequently become subject to certain “mandatory restatements” that would have led to a lower payment or in the event of “injurious conduct” by the NEO. In addition, based on stockholder feedback, the Compensation Committee decided in February 2021 to implement a standalone and centralized clawback policy, which consolidated and expanded upon the Company’s existing provisions.

●	Our compensation program does not provide for special perquisites for our NEOs, including aircraft usage or tax gross-ups (except in the case of qualified relocation expenses).
●

We maintain stock ownership guidelines for our NEOs. Until the applicable guideline level of ownership is met, the officers are required to retain 50% of the net shares of the Company’s common stock received upon the exercise, vesting or payment of equity-based awards. Each of our NEOs was in compliance with such guidelines when their holdings were measured as of December 31, 2020.

●

We prohibit transactions designed to limit or eliminate economic risks to our NEOs from owning the Company’s common stock, such as transactions involving options, puts, calls or other derivative securities tied to the Company’s common stock. Our insider trading policy prohibits the hedging and pledging of Company stock, including holding Company stock in a brokerage account that has been margined, by directors, officers, employees and consultants of the Company and its subsidiaries.

●

Any adjustments made to our 2020 compensation plans during 2020 in light of the COVID-19 pandemic were made with in line with the Company’s philosophy of making equitable, Company-wide compensation decisions for 2020 for all applicable employees, not just the NEOs. For example, the adjusted funding amount for the Company’s AICP was applicable for all AICP participants, and the LTIP modification was applicable for all employees participating in the LTIP.

Strong stockholder support. Every year since the initial vote in 2011, our stockholders have supported the Company’s executive compensation program by voting overwhelmingly in favor of the say-on-pay proposals approving the compensation paid to the NEOs. Last year, approximately 92% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our NEOs.

You are encouraged to read the information detailed under “Executive Compensation” beginning on page 41 of this Proxy Statement for additional details about our executive compensation programs.

The Board strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s NEOs, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion.”

The Board unanimously recommends a vote FOR the approval of the compensation paid to our NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (designated as Proposal 3).

PROPOSAL 4

STOCKHOLDER PROPOSAL TO IMPROVE SHAREHOLDER WRITTEN CONSENT

A stockholder has advised the Company that he plans to present the following proposal at the Annual Meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement. The name and address of, and the number of shares owned by, such stockholder will be provided upon request to the Secretary of the Company.

FOR THE REASONS STATED IN THE BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Proposal 4 – Improve Shareholder Written Consent

Shareholders request that our board of directors take the steps necessary to enable 10% of shares to request a record date to initiate written consent.

Currently it takes the formal backing 32% of all shares that normally cast ballots at the annual meeting to do so little ask for a record date for written consent.

Plus any action taken by written consent would still need 65% supermajority approval from the shares that normally cast ballots at the annual meeting. This 65% vote requirement gives overwhelming supermajority protection to management that will remain unchanged.

Enabling 10% of shares to apply for a record date for written consent is reasonable because scores of companies do not even require 01% of stock ownership to do so little as request a record date.

Taking action by written consent is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. For instance shareholders might determine that a poor performing director is in need of replacement. Mr. Bobby Griffin, Lead Director, received the most negative votes at our 2020 annual meeting. Mr. Griffin received more negative votes than even the executive pay of United Rentals management.

Now more than ever shareholders need a more viable option to take action outside of a shareholder meeting since online shareholder meetings are a shareholder engagement and a management transparency wasteland.

With the near universal use of online annual shareholder meetings which can be only 10-minutes of stilted formalities, shareholders no longer have the right for engagement with other shareholders, management and directors at a shareholder meeting. Special shareholder meetings can now be online meetings which has an inferior format to even a Zoom meeting.

Shareholders are also severely restricted in making their views known at online shareholder meetings because all challenging questions and comments can be screened out by management.

For instance the Goodyear shareholder meeting was spoiled by a trigger-happy management mute button for shareholders that was used to quash constructive criticism. AT&T would not even allow shareholders to speak.

Please see:

Goodyear's virtual meeting creates issues with shareholder

https://www.crainscleveland.com/manufacturing/goodyears-virtual-meeting-creates-issues-shareholder

Please see:

AT&T investors denied a dial-in as annual meeting goes online

https://whbl.com/2020/04/17/att-investors-denied-a-dial-in-as-annual-meeting-goes-online/1007928/

Online meetings also give management a blank check to make false statements because there is no interactive aspect of the typical online shareholder meeting - shareholders cannot respond to a blatant management cover-up statement.

Now more than ever shareholders need a more viable option to take action outside of a shareholder meeting since online shareholder meetings are a shareholder engagement wasteland.

Proposal 4 – Improve Shareholder Written Consent

Board Response to the Stockholder Proposal

The Board recommends a vote “AGAINST” this stockholder proposal (the “Stockholder Proposal”) for the following reasons:

Our Board has carefully considered the Stockholder Proposal and recommends a vote against it because the Board believes that the change sought in the Stockholder Proposal is not necessary and not in the best interests of the Company or our stockholders.

The Company currently provides stockholders with the right to act by written consent, which was approved by stockholders last year at our 2020 annual meeting. In order to request a record date in connection with a stockholder action by written consent, the stockholder(s) seeking to take such action must own 25% of the Company’s common stock. The Board believes that this ownership threshold represents the correct balance between providing stockholders with the right to take action by written consent and preventing possible abuse or misuse by stockholders with minority or misaligned interests, as well as avoiding significant costs and distractions to the Board and management associated with the solicitation process.

The proposal to adopt the stockholder right to act by written consent, subject to the 25% threshold for requesting a record date, was overwhelmingly approved by the Company’s stockholders at our 2020 annual meeting, receiving the support of the holders of approximately 96% of our shares present and voted on the matter. Further, this proposal was established in consultation with the Company’s stockholders as part of our ongoing stockholder engagement efforts prior to the 2020 annual meeting. Most of our large institutional stockholders with whom we engaged expressed the view that the right to act by written consent was unnecessary in light of our existing stockholder rights, including the right to call special meetings. Nevertheless, they encouraged us to be responsive to the majority-supported stockholder proposal by adopting a written consent right with reasonable safeguards to prevent possible abuse. Thus, the right to act by written consent as currently provided to and approved by our stockholders was established after careful consideration of the feedback we heard from our stockholders and we believe it provides necessary and appropriate procedural safeguards for the long-term interests of all stockholders.

The Stockholder Proposal requests that the Company lower the ownership threshold required to request a record date for purposes of initiating a stockholder action by written consent from 25% to 10%. The Board believes that lowering this threshold would significantly increase the risk of possible abuse by a single stockholder or a small group of stockholders initiating unwarranted actions by written consent, which could divert the attention of the Board and management from, and cause disruption to, the operation of the Company’s business, in addition to the incurrence of unnecessary expenses in response to a small group of stockholders’ pursuit of interests that may not be shared more broadly by the Company’s stockholders. Further, allowing a small group of stockholders to initiate actions by written consent would be inconsistent with the feedback we received from our stockholders with respect to our current framework in effect for stockholder actions by written consent, which, as noted above, was adopted and overwhelmingly approved by our stockholders.

The Board also believes that lowering the ownership threshold for the stockholders’ right to act by written consent right is unnecessary in the context of the Company’s strong corporate governance practices, which already provide transparency and accountability of the Board to all of the Company’s stockholders and demonstrate that the Company is responsive to stockholder concerns, including:

•	Annual Election of Board of Directors: All of our directors are elected annually by the stockholders, and there is a majority-voting standard for the election of directors in uncontested elections.
•	Removal of Directors: The holders of at least a majority of the Company’s outstanding common stock can remove a director, with or without cause.
•	Stockholder Right to Call a Special Meeting: Holders of 25% of the outstanding common stock have the right to call a special meeting of stockholders.
•	Proxy Access: The Company’s By-Laws allow eligible stockholders to include their own nominees for directors in the Company’s proxy materials along with the Board-nominated candidates.

In summary, we believe the Stockholder Proposal is unnecessary in light of the Company’s strong corporate governance practices, and that its adoption would significantly weaken the procedural protections in place to permit due consideration of stockholder proposals and prevent both unwarranted distractions to management and the incurrence of unnecessary expenses

The Board believes that this Stockholder Proposal is not in the best interests of our stockholders. Accordingly, the Board recommends a vote AGAINST this proposal (designated as Proposal 4).

OTHER MATTERS

Other Matters to be Presented at the 2021 Annual Meeting

As of the date of this Proxy Statement, the Board does not know of, or have reason to expect that there will be, any matter to be presented for action at the Annual Meeting other than the proposals described herein. If any other matters not described herein should properly come before the Annual Meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

Availability of Annual Report on Form 10-K and Proxy Statement

Upon the written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we will provide, without charge, a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. Such requests should be mailed to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.

We will only deliver one Notice to multiple stockholders of record sharing an address. Stockholders of record sharing an address who wish to receive separate copies of the Notice, or separate paper copies of the proxy statement and annual report to stockholders, or who wish to begin receiving a single paper copy of such materials, may make such request by following the instructions contained in the Notice and as follows:

●

if you are a stockholder of record, by writing to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or by calling 1-800-937-5449; or

●	if you are a beneficial owner, by contacting your bank, broker or other nominee or fiduciary to make such request.

Stockholders of record sharing an address who elect to receive a single paper copy of the proxy statement and annual report will continue to receive separate proxy cards, to the extent applicable.

If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com and click on “Shareholders/Account Access” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by SEC rules) shall not constitute soliciting materials and should not be deemed filed or so incorporated, except to the extent the Company specifically incorporates such report in such filing.

Submission of Stockholder Proposals for the 2022 Annual Meeting

Stockholder Proposals for the 2022 Annual Meeting (Exchange Act Rule 14a-8)

Rule 14a-8 under the Exchange Act permits stockholders to submit proposals for inclusion in our proxy statement if the stockholders and the proposals meet certain requirements specified in that rule. A stockholder proposal submitted according to this rule for business to be brought before the 2022 Annual Meeting will be acted upon only in the following circumstances:

●	When to send these proposals. Any stockholder proposal submitted in accordance with Rule 14a-8 under the Exchange Act must be received by our corporate secretary on or before November 23, 2021.

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.
●

What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2022 Annual Meeting or send a qualified representative to present such proposal.

Stockholder Nominees for Inclusion in the 2022 Proxy Statement (Proxy Access)

Article III, Section 3.10 of our By-Laws permits a stockholder or group of stockholders (up to 20) who have owned at least three percent (3%) of the Company’s common stock for at least three (3) years to submit director nominees (up to the greater of two (2) nominees or twenty percent (20%) of the total number of directors of the Company) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in our By-Laws. Notice of director nominees submitted pursuant to our proxy access by-law must be submitted to the Corporate Secretary at the principal executive office of the Company no earlier than 150 calendar days and no later than 120 calendar days before the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders. Additional information about the proxy access requirements can be found in our By-Laws.

●

When to send these proposals. Notice of director nominees submitted pursuant to our proxy access by-law must be received by our corporate secretary on or after October 24, 2021 but on or before November 23, 2021 (unless the 2022 Annual Meeting is not scheduled to be held within the period between April 6, 2022 and June 5, 2022 in which case our By-Laws prescribe an alternate deadline).

●	Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary.
●

What to include. Proposals must conform to and include the information required by Rule 14a-8 under the Exchange Act. In addition, the stockholder proponent must appear in person at the 2022 Annual Meeting or send a qualified representative to present such proposal.

Other Stockholder Proposals or Nominees for Presentation at the 2022 Annual Meeting (Advance Notice)

Article II, Section 2.07 of our By-Laws requires that any stockholder proposal, including director nominations, that is not to be included in next year’s proxy statement (either under Exchange Act Rule 14a-8 or our proxy access By-Laws), but is instead sought to be presented directly at the 2022 Annual Meeting, must be delivered to, or mailed and received by, the Corporate Secretary at the principal executive office of the Company not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Additional information about the advance notice requirements can be found in our By-Laws.

●

When to send these proposals. Proposals and nominations submitted pursuant to our advance notice By-Laws must be received by our corporate secretary on or after January 6, 2022 but on or before February 5, 2022 (unless the 2022 Annual Meeting is not scheduled to be held within the period between April 6, 2022 and June 5, 2022, in which case our By-Laws prescribe an alternate deadline).

●

Where to send these proposals. Proposals should be sent to United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902, Attention: Corporate Secretary. You should use first class, certified mail in order to ensure the receipt of your recommendation.

●	What to include. Proposals and nominations must include the information required by our advance notice By-Laws.

The N&CG Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources. You should note that the foregoing process relates only to bringing potential candidates to the attention of the N&CG Committee. Following this process will not give you the right to directly propose a nominee at any meeting of stockholders.

United Rentals

UNITED RENTALS, INC.
100 FIRST STAMFORD PLACE - STE 700
STAMFORD, CT 06902

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/URI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32240-P49949

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED RENTALS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH DIRECTOR NOMINEE, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "AGAINST" PROPOSAL 4.

1. Election of Directors	For	Against	Abstain
1a. José B. Alvarez	☐	☐	☐
1b. Marc A. Bruno	☐	☐	☐
1c. Matthew J. Flannery	☐	☐	☐
1d. Bobby J. Griffin	☐	☐	☐
1e. Kim Harris Jones	☐	☐	☐
1f. Terri L. Kelly	☐	☐	☐
1g. Michael J. Kneeland	☐	☐	☐
1h. Gracia C. Martore	☐	☐	☐
1i. Filippo Passerini	☐	☐	☐
1j. Donald C. Roof	☐	☐	☐
1k. Shiv Singh	☐	☐	☐

	For	Against	Abstain
2. Ratification of Appointment of Public Accounting Firm	☐	☐	☐
3. Advisory Approval of Executive Compensation	☐	☐	☐
4. Stockholder Proposal to Improve Shareholder Written Consent	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND "AGAINST" PROPOSAL 4.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF United Rentals May 6, 2021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on Thursday, May 6, 2021:The Notice of and Proxy Statement for the 2021 Annual Meeting of Stockholders and the Company's 2020 Annual Report to Stockholders are available electronically at www.proxyvote.com. UNITED RENTALS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or, before the meeting, via the Internet at WWW.PROXYVOTE.COM, or, during the meeting, via WWW.VIRTUALSHAREHOLDERMEETING.COM/URI2021. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints Matthew J. Flannery, Jessica T. Graziano, Joli L. Gross or any of them, with full power of substitution, as proxies to represent and to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the “Company”) to be held via live webcast at www.virtualshareholdermeeting.com/URI2021 on May 6, 2021 at 9:00 a.m., Eastern Time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. (Continued and to be signed and dated on the reverse side)